As Filed with the Securities and Exchange Commission on May 10, 2005
Registration No. 333-123665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Park-Ohio Industries, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	3460	34-6520107
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
23000 Euclid Avenue
Cleveland, Ohio 44117
Telephone: (216) 692-7200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Robert D. Vilsack
General Counsel and Secretary
Park-Ohio Industries, Inc.
23000 Euclid Avenue
Cleveland, Ohio 44117
Telephone: (216) 692-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Christopher M. Kelly, Esq.
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

      Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
Exact Name of Registrant	Incorporation	Classification	Identification
as Specified in Its Charter	or Organization	Code Number	Number

Ajax Tocco Magnethermic Corporation	Ohio	3567	74-3062212
ATBD, Inc.	Ohio	3460	34-1447432
Blue Falcon Travel, Inc.	Alabama	3460	63-1154367
Columbia Nut & Bolt LLC	Ohio	5072	11-3727316
Control Transformer, Inc.	Ohio	3612	34-1834375
Feco, Inc.	Illinois	3567	36-3738441
Forging Parts & Machining Company	Ohio	3462	34-1853655
GAMCO Components Group LLC	Ohio	3365	42-1639975
Gateway Industrial Supply LLC	Ohio	3469	34-1862827
General Aluminum Mfg. Company	Ohio	3365	34-0641582
ILS Technology LLC	Ohio	3460	34-1973058
Integrated Logistics Holding Company	Ohio	5072	34-1862827
Integrated Logistics Solutions LLC	Ohio	5072	34-1862827
Lallegro, Inc.	Delaware	3460	52-1998034
Lewis & Park Screw & Bolt Company	Ohio	3460	34-1875683
Park Avenue Travel Ltd.	Ohio	3460	34-6520107
Park-Ohio Forged & Machined Products LLC	Ohio	3720	34-6520107
Park-Ohio Products, Inc.	Ohio	3061	34-1799215
Pharmaceutical Logistics, Inc.	Ohio	8741	34-1878255
Pharmacy Wholesale Logistics, Inc.	Ohio	5122	34-1782668
PMC Industries Corp.	Ohio	3494	34-1904866
PMC-Colinet, Inc.	Ohio	3541	34-1879574
P-O Realty LLC	Ohio	3460	34-6520187
POVI L.L.C.	Ohio	3460	34-1921968
Precision Machining Connection LLC	Ohio	3541	34-1447432
RB&W Ltd.	Ohio	3460	34-1862827
RB&W Manufacturing LLC	Ohio	3452	34-1862827
Red Bird, Inc.	Ohio	3460	34-1797914
Southwest Steel Processing LLC	Ohio	3462	34-1972879
Summerspace, Inc.	Ohio	3460	34-1820113
The Ajax Manufacturing Company	Ohio	3542	34-1808659
The Clancy Bing Company	Pennsylvania	3460	25-1645335
Tocco, Inc.	Alabama	3567	63-0677577
WB&R Acquisition Company, Inc.	Pennsylvania	3460	25-1781418
The address and telephone number of the principal executive offices, and the name, address and telephone number of the agent for service, of each of the additional registrants listed above are the same as the address and telephone number of the principal executive offices, and the name, address and telephone number of the agent for service, of Park-Ohio Industries, Inc.

This information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2005
PROSPECTUS
$210,000,000
Offer to Exchange
All Outstanding 8 3/8% Senior Subordinated Notes Due 2014
For 8 3/8% Senior Subordinated Notes Due 2014
of
Park-Ohio Industries, Inc.
This Exchange Offer Will Expire at 5:00 p.m.
New York City Time, on                     , 2005

The Exchange Notes

•	The terms of the notes to be issued are substantially identical to the outstanding notes that we issued on November 30, 2004, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the notes accrues at the rate of 8 3/8% per year, payable on May 15 and November 15 of each year, with the first payment on May 15, 2005.

•	Our obligations under the notes are jointly and severally guaranteed by each of our existing and future material domestic subsidiaries.

•	The notes are senior subordinated obligations and are subordinated in right of payment to all of our existing and future senior debt. Each guarantee is subordinated in right of payment to all existing and future senior debt of such guarantor. The notes and the guarantees are effectively subordinate to all obligations of our non-guarantor subsidiaries.
Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      Please consider carefully the “Risk Factors” beginning on page 11 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these authorities determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is                     , 2005.

REFERENCES TO ADDITIONAL INFORMATION
      This prospectus incorporates or refers to important business and financial information about Park-Ohio Industries, Inc. that is not included in or delivered with this prospectus. You may obtain documents that are filed by Park-Ohio Industries, Inc. with the SEC without charge by requesting the documents, in writing or by telephone, from the SEC or:

Park-Ohio Industries, Inc. 23000 Euclid Avenue Cleveland, Ohio 44117 Attention: General Counsel Telephone: (216) 692-7200
      If you would like to request copies of these documents, please do so by                     , 2005 in order to receive them before the expiration of the exchange offer. For additional information, see “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
      We file reports and other information with the SEC. These reports and other information may be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site containing reports, proxy materials, information statements and other items regarding issuers that file electronically with the SEC, including us. The address of that site is http://www.sec.gov.
      In the event that we discontinue filing reports and other information with the SEC, we have agreed to furnish to the trustee and the registered holders of the notes the information that would be required to be furnished by us by Section 13 of the Securities Exchange Act of 1934 as if we were subject to such periodic reporting requirements.
      You may request a copy of these filings at no cost, by writing or telephoning Park-Ohio Industries, Inc., 23000 Euclid Avenue, Cleveland, Ohio 44117, (216) 692-7200, Attention: General Counsel.
MARKET AND INDUSTRY DATA
      Industry and market data included in this prospectus were obtained from our own research, studies conducted by third parties and industry and general publications published by third parties and, in some cases, are management estimates based on industry and other knowledge. While we believe internal company estimates are reliable and market definitions are appropriate, they have not been verified by any independent sources.

i

SUMMARY
      The following summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before exchanging the outstanding notes. You should read the entire prospectus carefully, including the risk factors, our financial statements and related notes and other financial and operating data to understand this offering fully. In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and other similar terms refer to the consolidated businesses of Park-Ohio Industries, Inc. and all of its subsidiaries, but not its parent, Park-Ohio Holdings Corp. Our parent company does not have any independent material operations or assets. Unless otherwise indicated, “notes” refers to outstanding notes and exchange notes.
The Company
      We are an industrial supply chain logistics and diversified manufacturing business operating in three segments: Integrated Logistics Solutions, or ILS, Aluminum Products and Manufactured Products. ILS provides our customers with integrated supply chain management services for a broad range of high-volume, specialty production components and has a leading market position in North America. Our Aluminum Products business manufactures cast and machined aluminum components, and our Manufactured Products business is a major manufacturer of highly-engineered industrial products. Our businesses serve large, industrial original equipment manufacturers, or OEMs, in a variety of industrial sectors, including the automotive, heavy-duty truck, industrial equipment, steel, rail, electrical controls, aerospace and defense, lawn and garden and semiconductor industries. For the year ended December 31, 2004, we generated net sales of $808.7 million and net income of $14.5 million.
      The following table summarizes the key attributes of each of our business segments:

Aluminum
	Integrated Logistics Solutions	Products	Manufactured Products

Net Sales(1)	$453.2 million	$135.4 million	$220.1 million
	(56% of total)	(17% of total)	(27% of total)

Selected Products	Sourcing, planning and procurement of over 175,000 production components, including: • Fasteners • Pins • Valves • Hoses • Wire harnesses • Clamps and fittings • Rubber and plastic components	• Pump housings • Pinion carriers • Clutch retainers • Control arms • Knuckles • Brake calipers • Master cylinders	• Induction heating and melting systems • Pipe threading systems • Industrial oven systems • Injection molded rubber components • Forging presses

Selected Industries Served	• Heavy-duty truck • Electrical controls • Automotive • Other vehicle • Industrial equipment • Power sports equipment • Lawn and garden • Semiconductor	• Automotive • Agricultural equipment • Construction equipment • Heavy-duty truck	• Steel • Automotive • Oil and gas • Rail • Aerospace and defense

Aluminum
	Integrated Logistics Solutions	Products	Manufactured Products

Selected Customers	• International Truck • Ingersoll-Rand • General Electric • Eaton • Department of Defense • Volvo/Mack	• Ford • Nissan • Chrysler • Bosch	• GM Electro-Motive • POSCO • Yazaki • Timken • Baosteel • ThyssenKrupp

(1)	Results are for the year ended December 31, 2004 and exclude the results of operations related to the assets of the Amcast Components Group prior to the date of acquisition on August 23, 2004.
      We believe that the diversity of our revenue base and end markets, as well as the significant breadth and overall quality of our products and services, enhances our credit profile. Each of our three operating segments benefits from distinct demand cycles, and we have the ability to generate significant cash flow throughout economic cycles. We have established leading market positions across a variety of industries, and we believe we maintain a #1 or #2 market position in products and services that represent more than 75% of our net sales. We benefit from long-term, entrenched relationships with high-quality customers that include leading OEMs, and we derive approximately 70% of our net sales from sole-source arrangements.
Integrated Logistics Solutions
      Our ILS business provides our customers with integrated supply chain management services for a broad range of high-volume, specialty production components. Our ILS customers receive various value-added services, such as engineering and design services, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. We operate 32 logistics service centers in the United States, Mexico, Canada, Puerto Rico and Europe as well as production sourcing and support centers in Asia.
Aluminum Products
      Our Aluminum Products business casts and machines aluminum engine, transmission, brake, suspension and other components for automotive, agricultural equipment, heavy-duty truck and construction equipment OEMs, primarily on a sole-source basis. Aluminum Products’ principal products include transmission pump housings, intake manifolds, planetary pinion carriers, oil filter adapters, clutch retainers, bearing cups, brackets, oil pans and flywheel spacers. In addition, we also provide value-added services such as design engineering, machining and part assembly.
Manufactured Products
      Our Manufactured Products segment operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products, including induction heating and melting systems, pipe threading systems, rubber products and forged and machined products. Our induction heating and melting business utilizes proprietary technology and specializes in the engineering, construction, service and repair of induction heating and melting systems, primarily for the steel, coatings, forging, foundry, automotive and construction equipment industries. We also produce and provide services and spare parts for other capital equipment such as pipe threading equipment for the oil and gas industry, oven systems and mechanical forging presses, as well as manufacture injection molded rubber and silicone products for use in automotive and industrial applications. Our forged and machined products include locomotive crankshafts, aircraft structural components such as landing gears and rail products such as railcar center plates.

Recent Developments
Acquisition of the Amcast Components Group
      On August 23, 2004, we acquired substantially all of the assets of the Automotive Components Group of Amcast Industrial Corporation. The purchase price for the acquired assets was $10.0 million in cash, plus the assumption of approximately $9.0 million of operating liabilities. The acquisition was funded with borrowings under our revolving credit facility. The assets we acquired produce aluminum automotive components primarily for brake and suspension systems, including control arms, knuckles, brake calipers and master cylinders at three production facilities in the United States. The acquisition of the Amcast Components Group is intended to bolster our Aluminum Products division by providing significant production capacity to meet rising OEM demand for aluminum products. The Amcast Components Group will also provide our Aluminum Products division with new customers, products and production processes. The historical financial data contained throughout this prospectus exclude the results of operations of the Amcast Components Group other than for the period from August 23, 2004 through December 31, 2004.
Repurchase of 9 1/4% Senior Subordinated Notes Due 2007
      In November and December 2004, we used a portion of the net proceeds from the offering of the outstanding notes to repurchase all of our outstanding $199.9 million aggregate principal amount of 9 1/4% senior subordinated notes due 2007.
Amendment to Our Credit Facility
      On December 29, 2004, we entered into a second amendment to our amended and restated credit agreement with the group of banks that are parties to our amended and restated credit agreement. The amendment, among other things, increased our availability to $200.0 million and extended the term of our revolving credit facility to December 31, 2010.
Information about Park-Ohio Industries, Inc.
      We are a wholly owned subsidiary of Park-Ohio Holdings Corp. and were incorporated in Ohio in 1984. Our principal executive office is located at 23000 Euclid Avenue, Cleveland, Ohio 44117, and our telephone number is (216) 692-7200. Our parent company’s website address is http://www.pkoh.com. Information contained on our parent company’s website is not a part of this prospectus. Our parent company’s common shares are traded on the Nasdaq National Market under the symbol “PKOH.”

The Exchange Offer

The Exchange Offer	We are offering to exchange $210.0 million in aggregate principal amount of our 8 3/8% senior subordinated notes due 2014, which have been registered under the federal securities laws, for $210.0 million in aggregate principal amount of our outstanding unregistered 8 3/8% senior subordinated notes due 2014, which we issued on November 30, 2004 in a private offering. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We sold the outstanding notes on November 30, 2004 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers that requires us to conduct this exchange offer. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you special interest.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the expiration date. For additional information, see “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. For additional information, see “The Exchange Offer — Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

• to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect. For additional information, see “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Procedures for Tendering Notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. For additional information, see “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. For additional information, see “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes.

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

• you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. For additional information, see “The Exchange Offer — Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, N.A. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

For more detailed information concerning the exchange offer, see “The Exchange Offer.”

The Exchange Notes
      For a more complete description of the terms of the exchange notes, see “Description of Notes.”

Exchange Notes	$210.0 million in aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014.

Maturity Date	November 15, 2014.

Interest Payment Dates	May 15 and November 15 of each year, commencing on May 15, 2005.

Guarantees	Our obligations with respect to the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by our existing and future material domestic subsidiaries. Our foreign subsidiaries and our immaterial domestic subsidiaries will not guarantee the exchange notes. Our non-guarantor subsidiaries accounted for approximately 15% of our net sales for the year ended December 31, 2004 and held approximately 14% of our consolidated assets as of December 31, 2004.

Ranking	The exchange notes and the guarantees are unsecured senior subordinated obligations. Accordingly, they will be:

• subordinated in right of payment to all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under our revolving credit facility;

• equal in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness;

• senior in right of payment to all of our and the guarantors’ existing and future subordinated debt; and

• structurally subordinated to all obligations of our non-guarantor subsidiaries.

As of December 31, 2004, we and the guarantors had $125.3 million principal amount of senior indebtedness outstanding and an additional $53.9 million available for borrowing under our revolving credit facility. As of December 31, 2004, our non-guarantor subsidiaries had aggregate indebtedness of $3.1 million (excluding trade payables) outstanding.

Optional Redemption	On or after November 15, 2009, we may redeem some or all of the notes at the redemption prices set forth under “Description of Notes — Optional Redemption” plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

Prior to November 15, 2007, we may redeem up to 40% of the notes issued under the indenture with the proceeds of certain equity offerings by us or by our parent company that are contributed to us, provided at least 60% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding after the redemption.

Offer To Purchase	If we experience a change of control or we or any of our restricted subsidiaries sell certain assets, we may be required to offer to purchase the notes at the prices set forth under “Description of Notes — Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”

Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make restricted payments;

• make investments;

• sell assets;

• enter into transactions with affiliates;

• merge or consolidate with other entities; and

• create liens.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.
Risk Factors
      You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to exchange any outstanding notes.

Summary Historical Consolidated Financial Data
      The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial statements and other data as of and for the years ended December 31, 2002, 2003 and 2004 are derived from our consolidated financial statements for such periods, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. You should read the following summary historical financial information in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this prospectus and the information under “Capitalization,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      The summary historical consolidated financial data are not directly comparable on a year-to-year or period-to-period basis due to acquisitions and divestitures we made throughout the three years ended December 31, 2004. In particular, on August 23, 2004, we acquired substantially all of the assets of the Amcast Components Group. It is important to note that the summary historical consolidated financial data exclude the results of operations of the Amcast Components Group other than for the period from August 23, 2004 through December 31, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,

	2002	2003	2004

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$634,455	$624,295	$808,718
Cost of products sold(1)	546,857	527,586	682,658

Gross profit	87,598	96,709	126,060
Selling, general and administrative expenses	57,418	62,369	76,714
Amortization of goodwill	—	—	—
Restructuring and impairment charges(1)	13,601	18,808	—

Operating income (loss)	16,579	15,532	49,346
Non-operating items, net	—	—	—
Interest expense	27,623	26,151	31,413

Income (loss) before income taxes and cumulative effect of accounting change	(11,044)	(10,619)	17,933
Income taxes (benefit)	897	904	3,400

Income (loss) before cumulative effect of accounting change	(11,941)	(11,523)	14,533
Cumulative effect of accounting change(2)	(48,799)	—	—

Net income (loss)	$(60,740)	$(11,523)	$14,533

Balance Sheet Data (end of period):
Cash and cash equivalents	$8,800	$2,191	$6,407
Working capital	151,762	153,011	175,412
Property, plant and equipment, net	112,166	95,276	109,881
Total assets	542,943	509,544	611,847
Total debt	325,122	310,225	338,307
Total shareholder’s equity	65,052	58,361	74,482

	Year Ended December 31,

	2002	2003	2004

	(Dollars in thousands)
Other Financial Data:
Capital expenditures	$13,731	$10,869	$9,963
Depreciation and amortization	16,265	15,479	15,385
Ratio of earnings to fixed charges(3)	—	—	1.5	x
Segment Data:
Net sales:
ILS	$398,141	$377,645	$453,223
Aluminum Products	106,148	90,080	135,402
Manufactured Products	130,166	156,570	220,093
Income (loss) before taxes:
ILS	17,467	24,893	29,191
Aluminum Products	4,739	10,201	9,021
Manufactured Products	(1,342)	(13,759)	18,890

(1)	In each of the years ended December 31, 2002 and 2003, we recorded restructuring and asset impairment charges related to exiting product lines and closing or consolidating operating facilities. The restructuring charges related to the write-down of inventory have no cash impact and are reflected by an increase in cost of products sold in the applicable period. The restructuring charges relating to asset impairment attributable to the closing or consolidating of operating facilities have no cash impact and are reflected in the restructuring and impairment charges. The charges for restructuring and severance and pension curtailment are accruals for cash expenses. We made cash payments of $5.7 million and $2.5 million in the years ended December 31, 2002 and 2003, respectively, related to our severance and pension curtailment accrued liabilities. The table below provides a summary of these restructuring and impairment charges.

	Year Ended
	December 31,

	2002	2003

Non-cash charges:
Cost of products sold (inventory write-down)	$5,589	$638

Asset impairment	5,302	16,051
Restructuring and severance	5,599	990
Pension curtailment	2,700	1,767

Charges reflected as restructuring and impairment charges on income statement	13,601	18,808

Total	$19,190	$19,446

(2)	Upon the adoption of FAS 142 in 2002, we recorded a non-cash charge of $48.8 million to reduce the carrying amount of goodwill to its fair value.

(3)	Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the years ended December 31, 2002 and 2003, and the coverage deficiency totaled $11,044 and $10,619, respectively.

RISK FACTORS
      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making a decision to exchange any outstanding notes. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you could lose all or part of your original investment.
Risks Relating to Our Debt, Including the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.
      We have now, and will continue to have, a significant amount of indebtedness. Furthermore, we and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the outstanding notes and the exchange notes do not fully prohibit us or our subsidiaries from doing so. As of December 31, 2004, we had total indebtedness of $338.3 million.
      Our annual debt service obligations for 2004 consisted of approximately $31.4 million in interest expense and, without giving effect to the repurchase of our 9 1/4% senior subordinated notes due 2007, approximately $3.2 million in principal payments. For 2005, assuming that we do not incur additional indebtedness and that variable interest rates remain constant, we estimate that our interest expense will be approximately $23.1 million and our principal payments will be approximately $2.9 million.
      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
      If we incur additional indebtedness in the future, these risks could intensify.

We have variable rate indebtedness that subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.
      Some of our indebtedness, including borrowings under our revolving credit facility, bears interest at variable rates and exposes us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in a decrease in funds available to fulfill our obligations under the exchange notes. As of December 31, 2004, we had approximately $120.6 million outstanding under our revolving credit facility, which bore interest at a weighted average of 4.38% per annum. A 100 basis point increase in the interest rate would have resulted in an increase in interest expense of approximately $1.2 million for the year ended December 31, 2004.

The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.
      The indenture governing the outstanding notes and the exchange notes and our revolving credit facility contain a number of significant covenants that, among other things, limit our ability to:

•	consummate asset sales;

•	incur additional debt or liens;

•	consolidate or merge with any person or transfer or sell all or substantially all of our assets;

•	pay dividends or make certain other restricted payments;

•	make investments, including the repurchase or redemption of either capital stock or our notes;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions with respect to subsidiaries;

•	make capital investments; and

•	alter the business we conduct.
      In addition, our revolving credit facility requires us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under the revolving credit facility. Additionally, the revolving credit facility contains other customary events of default, including the nonpayment of principal, interest or fees and cross-defaults on other indebtedness. In the event of any default under the revolving credit facility, depending on the actions taken by the lenders under the revolving credit facility, we could be prohibited from making any payments on the notes. In addition, our lenders could elect to accelerate our indebtedness under the revolving credit facility and declare all amounts borrowed under the revolving credit facility, together with accrued interest thereon, to be due and payable. The election by the lenders under our revolving credit facility to accelerate our indebtedness would constitute an event of default under the indenture governing the notes, which would give the holders of the notes the right to declare the notes to be due and payable immediately. As a result of the priority afforded the revolving credit facility, we cannot assure you that we would have sufficient assets to pay the accelerated indebtedness then outstanding under the revolving credit facility and the notes simultaneously. Any future refinancing of the revolving credit facility is likely to contain similar restrictive covenants. See “Description of Other Indebtedness — Revolving Credit Facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to pay interest on the exchange notes and to satisfy our other debt obligations will depend in part upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. While we believe that cash flow from our current level of operations, available cash and available borrowings under our revolving credit facility will provide adequate sources of liquidity for at least the next twelve months, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond our control could create the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as:

•	reducing or delaying capital expenditures;

•	refinancing debt;

•	selling assets; or

•	raising equity capital.
      We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and the exchange notes, on commercially reasonable terms or at all.

Because indebtedness under our revolving credit facility is secured by substantially all of our assets, our assets may not be available to pay amounts due on the exchange notes.
      Borrowings under our revolving credit facility are secured by substantially all of our assets. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, the lenders under our revolving credit facility will have a claim to substantially all of our assets. Accordingly, if any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As of December 31, 2004, we had approximately $120.6 million outstanding under our revolving credit facility. We may also incur additional secured indebtedness in the future, including additional indebtedness under our revolving credit facility, consistent with the terms of the indenture governing the exchange notes and our other debt agreements.

Your right to receive payments on the exchange notes is junior to our and the guarantors’ existing indebtedness and possibly all of our and their future borrowings. Further, your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidate or reorganize.
      The exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ existing indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors will be entitled to be paid in full before any payment may be made with respect to the exchange notes or the subsidiary guarantees.
      In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.
      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of our and the guarantor senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less, ratably, than holders of senior debt in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of our senior debt.
      Not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of such subsidiary before any assets are made available for distribution to us. As of December 31, 2004, the exchange notes would have been effectively junior to $3.1 million of indebtedness (excluding trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 15% of our consolidated revenues in the year ended December 31, 2004 and held approximately 14% of our consolidated assets as of December 31, 2004.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
      Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the exchange notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Notes — Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

An active liquid trading market for the exchange notes may not develop.
      There is currently no public market for the exchange notes. The exchange notes are a new class of securities which have never been traded. We cannot assure you that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

If you do not exchange your outstanding notes, you may have difficulty transferring them at a later time.
      We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.
      If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.
Risks Relating to Our Business

The industries in which we operate are cyclical and are affected by the economy in general.
      We sell products to customers in industries that experience cyclicality (expectancy of recurring periods of economic growth and slowdown) in demand for products and may experience substantial increases and decreases in business volume throughout economic cycles. Industries we serve, including the automotive, heavy-duty truck, industrial equipment, steel, rail, electrical controls, aerospace and defense, power sports equipment, lawn and garden and semiconductor industries, are affected by consumer spending, general economic conditions and the impact of international trade. A downturn in any of the industries we serve, particularly the domestic automotive or heavy-duty truck industry, could have a material adverse effect on our financial condition, liquidity and results of operations.

Because a significant portion of our sales is to the automotive and heavy-duty truck industries, a decrease in the demand of these industries or the loss of any of our major customers in these industries could adversely affect our financial health.
      Demand for certain of our products is affected by, among other things, the relative strength or weakness of the automotive and heavy-duty truck industries. The domestic automotive and heavy-duty truck industries are highly cyclical and may be adversely affected by international competition. In addition, the automotive and heavy-duty truck industries are significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. We derived 35% and 19% of our net sales during the year ended December 31, 2004 from the automotive and heavy-duty truck industries, respectively. International Truck, our largest customer, accounted for approximately 12% of our net sales for the year ended December 31, 2004. The loss of a portion of business to International Truck or any of our other major automotive or heavy-duty truck customers could have a material adverse effect on our financial condition, cash flow and results of operations. We cannot assure you that we will maintain or improve our relationships in these industries or that we will continue to supply this customer at current levels.

Our ILS customers are generally not contractually obligated to purchase products and services from us.
      Most of the products and services are provided to our ILS customers under purchase orders as opposed to long-term contracts. When we do enter into long-term contracts with our customers, many of them only establish pricing terms and do not obligate our customers to buy required minimum amounts from us or to buy from us exclusively. Accordingly, many of our ILS customers may decrease the amount of products and services that they purchase from us or even stop purchasing from us altogether, either of which could have a material adverse effect on our net sales and profitability.

We are dependent on key customers.
      We rely on several key customers. For the year ended December 31, 2004, our top ten customers accounted for approximately 37% of our net sales and our top customer, International Truck, accounted for approximately 12% of our net sales. Many of our customers place orders for products on an as-needed basis and operate in cyclical industries and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. Due to competitive issues, we have lost key customers in the past and may again in the future. Customer orders are dependent upon their markets and may be subject to delays or cancellations. As a result of dependence on our key customers, we could experience a material adverse effect on our business and results of operations if any of the following were to occur:

•	the loss of any key customer, in whole or in part;

•	the insolvency or bankruptcy of any key customer;

•	a declining market in which customers reduce orders or demand reduced prices; or

•	a strike or work stoppage at a key customer facility, which could affect both their suppliers and customers.
      If any of our key customers become insolvent or file for bankruptcy, our ability to recover accounts receivable from that customer would be adversely affected and any payments we received in the preference period prior to a bankruptcy filing may be potentially recoverable, which could adversely impact our results of operations. One of our customers, Murray, Inc., recently filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Murray’s bankruptcy resulted in a negative impact of $1.1 million to ILS’s gross margin in 2004.

We operate in highly competitive industries.
      The markets in which all three segments sell their products are highly competitive. Some of our competitors are large companies that have greater financial resources than we have. We believe that the principal competitive factors for our ILS segment are an approach reflecting long-term business partnership and reliability, sourced product quality and conformity to customer specifications, timeliness of delivery, price and design and engineering capabilities. We believe that the principal competitive factors for our Aluminum Products and Manufactured Products segments are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. The rapidly evolving nature of the markets in which we compete may attract new entrants as they perceive opportunities, and our competitors may foresee the course of market development more accurately than we do. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements.
      We expect competitive pressures in our markets to remain strong. These pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which may decide to internally produce items we sell. We cannot assure you that we will be able to compete successfully with our competitors. Failure to compete successfully could have a material adverse effect on our financial condition, liquidity and results of operations.

The loss of key executives could adversely impact us.
      Our success depends upon the efforts, abilities and expertise of our executive officers and other senior managers, including Edward Crawford, our Chairman and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, as well as the president of each of our operating units. An event of default occurs under our revolving credit facility if Messrs. E. Crawford and M. Crawford or certain of their related parties own less than 15% of our parent company’s outstanding common stock, or if they own less than 15% of such stock, then if either Mr. E. Crawford or Mr. M. Crawford ceases to hold the office of chairman, chief executive officer or president of us or our parent company. The loss of the services of Messrs. E. Crawford and M. Crawford, senior and executive officers, and/or other key individuals could have a material adverse effect on our financial condition, liquidity and results of operations.

Our Chairman of the Board and Chief Executive Officer and our President and Chief Operating Officer collectively beneficially own a significant portion of our parent company’s outstanding common stock and their interests may conflict with yours.
      As of March 29, 2005, Edward Crawford, our Chairman of the Board and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, collectively beneficially owned approximately 31% of our parent company’s common stock. Mr. E. Crawford is Mr. M. Crawford’s father. Their interests could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Messrs. E. Crawford and M. Crawford may conflict with your interests as a note holder.

We may encounter difficulty in expanding our business through targeted acquisitions.
      We have pursued, and may continue to pursue, targeted acquisition opportunities that we believe would complement our business, such as the acquisition of the Amcast Components Group. We cannot assure you that we will be successful in consummating any acquisitions.
      Any targeted acquisitions will be accompanied by the risks commonly encountered in acquisitions of businesses. We may successfully overcome these risks or any other problems encountered in connection with any of our acquisitions, including the possible inability to integrate an acquired business’ operations, IT technologies, services and products into our business, diversion of management’s attention, the assumption of unknown liabilities, increases in our indebtedness, the failure to achieve the strategic objectives of those acquisitions and other unanticipated problems, some or all of which could materially and adversely affect us. The process of integrating operations could cause an interruption of, or loss of momentum in, our activities. Any delays or difficulties encountered in connection with the acquisition of the Amcast Components Group and the integration of our operations could harm our business, results of operations, financial condition or prospects of our business.

Our ILS business depends upon third parties for substantially all of our component parts.
      ILS purchases substantially all of its component parts from third-party suppliers and manufacturers. We believe there are numerous available sources of supply for component parts incorporated into our products. While we currently maintain alternative sources for these component parts, our business is subject to the risk of price fluctuations and periodic delays in the delivery of component parts. Failure by suppliers to continue to supply us with these component parts on commercially reasonable terms, or at all, would have a material adverse effect on us. We depend upon the ability of these suppliers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by third-party suppliers to comply with these and other requirements could have a material adverse effect on our financial condition, liquidity and results of operations.

The raw materials used in our production processes and by our suppliers of component parts are subject to price and supply fluctuations that could increase our costs of production and adversely affect our results of operations.
      Our supply of raw materials for our Aluminum Products and Manufactured Products businesses could be interrupted for a variety of reasons, including availability and pricing. Prices for raw materials necessary for production have fluctuated significantly in the past and significant increases could adversely affect our results of operations and profit margins. While we generally attempt to pass along increased raw materials prices to our customers in the form of price increases, there may be a time delay between the increased raw materials prices and our ability to increase the price of our products, or we may be unable to increase the prices of our products due to pricing pressure or other factors.
      Our suppliers of component parts, particularly in our ILS business, may significantly and quickly increase their prices in response to increases in costs of the raw materials, such as steel, that they use to manufacture our component parts. For example, we may not be able to increase our prices commensurate with our increased costs. Consequently, our results of operations and financial condition may be materially adversely affected.

The energy costs involved in our production processes and transportation are subject to fluctuations that are beyond our control and could significantly increase our costs of production.
      Our manufacturing process is energy intensive. Our manufacturing processes are dependent on adequate supplies of electricity and natural gas. A substantial increase in the cost of natural gas or electricity could have a material adverse effect on our margins. We have experienced substantially higher natural gas costs in 2003 and in 2004. We could continue to experience higher than anticipated gas costs in the future, which could adversely affect our results of operations. In addition, a disruption or curtailment in supply could have a material adverse effect on our production and sales levels.

Potential product liability risks exist from the products which we sell.
      Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and sale of our products and products of third-party vendors that we use or resell. While we currently maintain what we believe to be suitable and adequate product liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on our financial condition, liquidity and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could have a material adverse effect on our financial condition, liquidity and results of operations.

Some of our employees belong to labor unions, and strikes or work stoppages could adversely affect our operations.
      As of December 31, 2004, we were a party to eight collective bargaining agreements with various labor unions that covered approximately 698 full-time employees. The first of these agreements is to expire in May 2005. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. While we consider our current relations with our employees to be good, if the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs, which could have a material adverse effect on our business, financial condition and results of operations.

We operate and source internationally, which exposes us to the risks of doing business abroad.
      Our operations are subject to the risks of doing business abroad, including the following:

•	fluctuations in currency exchange rates;

•	limitations on ownership and on repatriation of earnings;

•	transportation delays and interruptions;

•	political, social and economic instability and disruptions;

•	government embargoes or foreign trade restrictions;

•	the imposition of duties and tariffs and other trade barriers;

•	import and export controls;

•	labor unrest and current and changing regulatory environments;

•	the potential for nationalization of enterprises;

•	difficulties in staffing and managing multi-national operations;

•	limitations on our ability to enforce legal rights and remedies; and

•	potentially adverse tax consequences.
      Any of these events could have an adverse effect on our operations in the future by reducing the demand for our products and services, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations. We cannot assure you that we will continue to operate in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified.

We are subject to significant environmental, health and safety laws and regulation and related compliance expenditures and liabilities.
      Our businesses are subject to many foreign, federal, state and local environmental, health and safety laws and regulations, particularly with respect to the use, handling, treatment, storage, discharge and disposal of substances and hazardous wastes used or generated in our manufacturing processes. Compliance with these laws and regulations is a significant factor in our business. We have incurred and expect to continue to incur significant expenditures to comply with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.
      We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for addressing environmental conditions. Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances, the development of new facts or the failure of third parties to address contamination at current or former facilities or properties will not require significant expenditures by us.
      We expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future earnings and operations. We anticipate that compliance will continue to require increased capital expenditures and operating costs. Any increase in these costs, or unanticipated liabilities arising for example out of discovery of previously unknown conditions or more aggressive enforcement actions, could adversely affect our results of operations, and there is no assurance that they will not exceed our reserves or have a material adverse effect on our financial condition.

If our information systems fail, our business will be materially affected.
      We believe that our information systems are an integral part of the ILS segment and, to a lesser extent, the Aluminum Products and Manufactured Products segments. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, maintain cost-effective operations, route and re-route orders and provide superior service to our customers. We cannot assure you that a disruption in the operation of our information systems used by ILS, including the failure of the supply chain management software to function properly, or those used by Aluminum Products and Manufactured Products will not occur. Any such disruption could have a material adverse effect on our financial condition, liquidity and results of operations.

Operating problems in our business may materially adversely affect our financial condition and results of operations.
      The occurrence of material operating problems at our facilities may have a material adverse effect on our operations as a whole, both during and after the period of operational difficulties. We are subject to the usual hazards associated with manufacturing and the related storage and transportation of raw materials, products and waste, including explosions, fires, leaks, discharges, inclement weather, natural disasters, mechanical failure, unscheduled downtime and transportation interruption or calamities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the following:

•	our substantial indebtedness;

•	general business conditions and competitive factors, including pricing pressures and product innovation;

•	demand for our products and services;

•	raw material availability and pricing;

•	component part availability and pricing;

•	adverse changes in our relationships with customers and suppliers;

•	the financial condition of our customers, including the impact of any bankruptcies;

•	our ability to successfully integrate recent and future acquisitions into existing operations;

•	changes in general domestic economic conditions such as inflation rates, interest rates, tax rates and adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities;

•	increasingly stringent domestic and foreign governmental regulations, including those affecting the environment;

•	inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities;

•	the outcome of pending and future litigation and other claims;

•	our ability to negotiate acceptable contracts with labor unions;

•	cyclicality of the automotive and heavy-duty truck industries; and

•	the other factors that we describe under the heading “Risk Factors.”
      All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our debt.
CAPITALIZATION
      The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2004. You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, as well as the information set forth under the captions “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

December 31, 2004

(Dollars in
thousands)
Cash and cash equivalents	$6,407

Debt:
Revolving credit facility(1)	$120,600
8 3/8% senior subordinated notes due 2014	210,000
Other long-term debt and obligations under capital leases(2)	7,707

Total debt	338,307
Shareholder’s equity	74,482

Total capitalization	$419,196

(1)	As of December 31, 2004, we had approximately $53.9 million of availability under our revolving credit facility, net of $9.1 million in letters of credit.

(2)	Includes $4.0 million of industrial revenue bonds, $3.1 million of foreign debt and $0.6 million of other long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following tables set forth our selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected historical financial statements and other data as of and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 are derived from our consolidated financial statements for such periods, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. The selected historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. You should read the following selected historical financial information in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this prospectus and the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      The selected historical consolidated financial data are not directly comparable on a year-to-year or period-to-period basis due to acquisitions and divestitures we made throughout the five years ended December 31, 2004. In particular, on August 23, 2004, we acquired substantially all of the assets of the Amcast Components Group. It is important to note that the selected historical financial information exclude the results of operations of the Amcast Components Group other than for the period from August 23, 2004 through December 31, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,

	2000	2001	2002	2003	2004

	(Dollars in thousands)
Statement of Operations:
Net sales	$754,674	$636,417	$634,455	$624,295	$808,718
Cost of products sold(1)	625,205	552,293	546,857	527,586	682,658

Gross profit	129,469	84,124	87,598	96,709	126,060
Selling, general and administrative expenses	76,726	66,114	57,418	62,369	76,714
Amortization of goodwill(1)	3,907	3,733	—	—	—
Restructuring and impairment charges(1)	—	18,163	13,601	18,808	—

Operating income (loss)	48,836	(3,886)	16,579	15,532	49,346
Non-operating items, net(2)	10,118	1,850	—	—	—
Interest expense	30,812	31,108	27,623	26,151	31,413

Income (loss) before income taxes and cumulative effect of accounting change	7,906	(36,844)	(11,044)	(10,619)	17,933
Income taxes (benefit)	7,183	(11,400)	897	904	3,400

Income (loss) before cumulative effect of accounting change	723	(25,444)	(11,941)	(11,523)	14,533
Cumulative effect of accounting change(3)	—	—	(48,799)	—	—

Net income (loss)	$723	$(25,444)	$(60,740)	$(11,523)	$14,533

	Year Ended December 31,

	2000		2001	2002	2003	2004

	(Dollars in thousands)
Balance Sheet Data (end of period):
Cash and cash equivalents	$2,522		$2,344	$8,800	$2,191	$6,407
Working capital	228,904		184,953	151,762	153,011	175,412
Property, plant and equipment	132,706		109,325	112,166	95,276	109,881
Total assets	650,859		594,908	542,943	509,544	611,847
Total debt	345,402		330,768	325,122	310,225	338,307
Shareholder’s equity	156,474		129,636	65,052	58,361	74,482
Other Financial Data:
Depreciation and amortization	$20,048		$19,911	$16,265	$15,479	$15,385
Capital expenditures	24,968		13,923	13,731	10,869	9,963
Ratio of earnings to fixed charges(4)	1.2	x	—	—	—	1.5	x

(1)	In each of the years ended December 31, 2001, 2002 and 2003, we recorded restructuring and asset impairment charges related to exiting product lines and closing or consolidating operating facilities. The restructuring charges related to the write-down of inventory have no cash impact and are reflected by an increase in cost of products sold in the applicable period. The restructuring charges relating to asset impairment attributable to the closing or consolidating of operating facilities have no cash impact and are reflected in the restructuring and impairment charges. The charges for restructuring and severance and pension curtailment are accruals for cash expenses. We made cash payments of $2.7 million, $5.7 million and $2.5 million in the years ended December 31, 2001, 2002 and 2003, respectively, related to our severance and pension curtailment accrued liabilities. The table below provides a summary of these restructuring and impairment charges.

	Year Ended December 31,

	2001	2002	2003

	(Dollars in thousands)
Non-cash charges:
Cost of products sold (inventory write-down)	$10,299	$5,589	$638
Asset impairment	11,280	5,302	16,051
Restructuring and severance	6,883	5,599	990
Pension curtailment	—	2,700	1,767

Charges reflected as restructuring and impairment charges on income statement	18,163	13,601	18,808

Total	$28,462	$19,190	$19,446

(2)	In 2000, non-operating items, net was comprised of (a) a loss of $15.3 million on the sale of substantially all of the assets of Kay Home Products, and (b) a gain of $5.2 million resulting from interim payments from the Company’s insurance carrier related primarily to replacement of property, plant and equipment destroyed in a fire at its Cicero Flexible Products facility. In 2001, non-operating items, net was comprised of $1.9 million of fire-related non-recurring business interruption costs, which were not covered by insurance.

(3)	Upon the adoption of FAS 142 in 2002, we recorded a non-cash charge of $48.8 million to reduce the carrying amount of goodwill to its fair value.

(4)	Earnings consist of earnings from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor. Earnings were inadequate to cover fixed charges for the years ended December 31, 2001, 2002 and 2003, and the coverage deficiency totaled $36,844, $11,044 and $10,619, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
      The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.
Overview
      Our consolidated financial statements include the accounts of Park-Ohio Industries, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The historical financial information is not directly comparable on a year-to-year basis, primarily due to debt extinguishment costs and writeoff of deferred financing costs associated with the tender and early redemption during 2004 of our 9 1/4% senior subordinated notes due 2007, restructuring and unusual charges in 2002 and 2003, a goodwill impairment charge in 2002 to reflect the cumulative effect of an accounting change and acquisitions and divestitures during the three years ended December 31, 2004.
      We are an industrial supply chain logistics and diversified manufacturing business, operating in three segments: ILS, Aluminum Products and Manufactured Products. ILS provides customers with integrated supply chain management services for a broad range of high-volume, specialty production components. ILS customers receive various value-added services, such as engineering and design services, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of use delivery, electronic billing and ongoing technical support. The principal customers of ILS are in the heavy-duty truck, electrical controls, automotive and other vehicle, industrial equipment, power sports equipment, lawn and garden equipment, and semiconductor equipment industries. Aluminum Products casts and machines aluminum engine, transmission, brake, suspension and other components for automotive, agricultural equipment, construction equipment and heavy-duty truck OEMs, primarily on a sole-source basis. Aluminum Products also provides value-added services such as design and engineering and assembly. Manufactured Products operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products including induction heating and melting systems, pipe threading systems, industrial oven systems, rubber products and forged and machined products. Manufactured Products also produces and provides services and spare parts for the equipment it manufactures. The principal customers of Manufactured Products are OEMs and end-users in the steel, automotive, oil and gas, rail and aerospace and defense industries. Sales, earnings and other relevant financial data for these three segments are provided in Note L to the audited consolidated financial statements included elsewhere in this prospectus.
      During 2004, we experienced the increased sales and profitability previously forecast, as the manufacturing economy returned to growth, particularly in three of our customer industries: heavy-duty truck; semiconductor equipment and equipment for steel manufacturing. Net sales increased 30% compared to 2003. Profitability increased more than proportionally to sales, based on cost reductions from our restructuring during the downturn in 2001, 2002 and 2003. During those years, we consolidated 28 supply chain logistics facilities and closed or sold 11 manufacturing plants.
      During 2004, we reinforced our long-term availability and attractive pricing of funds by refinancing both of our major sources of borrowed funds: senior subordinated notes and our revolving credit facility. In November 2004, we sold $210.0 million of the outstanding notes. We used the net proceeds to fund the tender and early redemption of $199.9 million of our 9 1/4% senior subordinated notes due 2007. We incurred debt extinguishment costs primarily related to premiums and other transaction costs associated with the tender and early redemption and wrote off deferred financing costs totaling $6.0 million associated with the repurchased senior subordinated notes.
      In December 2004, we amended our revolving credit facility, extending its maturity to six years so that it now expires in December 2010, increasing the credit limit so that we may borrow up to $200.0 million subject to an asset based formula, and providing lower interest rate levels. Borrowings under the revolving credit facility are secured by substantially all our assets. We had approximately $53.9 million of unused borrowing availability at December 31, 2004. Funds provided by operations plus available borrowings under the revolving credit facility are expected to be adequate to meet our cash requirements.
      We acquired substantially all of the assets of the Amcast Components Group on August 23, 2004 for $10.0 million cash and the assumption of approximately $9.0 million of operating liabilities. We sold substantially all the assets of St. Louis Screw and Green Bearing in first quarter 2003, for cash totaling approximately $7.3 million, and Castle Rubber Company in second quarter 2002, for cash of approximately $2.5 million. We purchased substantially all the assets of Ajax Magnethermic Corp. in the third quarter 2002, for cash of approximately $5.5 million.
Accounting Changes and Goodwill
      On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or FAS 142. Under FAS 142, we reviewed our goodwill and other intangible assets and recorded a non-cash goodwill impairment charge of $48.8 million, which was recorded as the cumulative effect of a change in accounting principle effective January 1, 2002. Circumstances which led to this goodwill impairment included reduced sales, profitability and growth rates of the units with goodwill (see Note C to the audited consolidated financial statements contained elsewhere in this prospectus) and reduced transaction prices for comparable businesses, which were themselves results of the downturn in the economy. The effects of these circumstances on our operations, financial condition and liquidity are reflected in 2002 and 2003 results. The goodwill impairment itself did not have any effect on operations. Under FAS 142, goodwill was not amortized, starting in 2002.
      In accordance with FAS 142, goodwill is now reviewed annually for potential impairment. This review was performed as of October 1, 2004, 2003 and 2002, using forecasted discounted cash flows, and it was determined that no further impairment is required.
      At December 31, 2004, the balance sheet reflected $82.6 million of goodwill in the ILS and Aluminum Products segments. In 2004, discount rates used ranged from 10.25% to 12.25%, and long-term revenue growth rates used ranged from 3.5% to 4.0%.
      In 2003, we changed our method of accounting for the 15% of our inventories utilizing the LIFO method to the FIFO method. As required by accounting principles generally accepted in the United States, we have restated our balance sheet as of December 31, 2002 and increased inventories by the recorded LIFO reserve ($4.4 million), increased deferred tax liabilities ($1.7 million), and increased shareholders’ equity ($2.7 million). Previously reported results of operations were not restated because the impact of utilizing the LIFO method had an insignificant impact on our reported amounts for consolidated net income (loss). For more information regarding this accounting method change, see Note B to the audited consolidated financial statements contained elsewhere in this prospectus.

Results of Operations

2004 versus 2003

Net Sales by Segment:

	Year Ended
	December 31,
				Percent
	2004	2003	Change	Change

	(Dollars in millions)
ILS	$453.2	$377.6	$75.6	20%
Aluminum Products	135.4	90.1	45.3	50%
Manufactured Products	220.1	156.6	63.5	41%

Consolidated net sales	$808.7	$624.3	$184.4	30%
      Net sales increased by 30% in 2004 compared to 2003. ILS sales increased due to general economic growth, in particular due to significant growth in the heavy-duty truck and semiconductor industries, the addition of new customers and increases in product range to existing customers. ILS growth was partially offset by a $1.0 million sales decrease related to the 2003 sale of Green Bearing. Aluminum Products 2004 sales increased $30.4 million due to the Amcast Components Group acquisition in August 2004, with additional growth from new contracts and increased volumes in the existing business. Manufactured Products sales increased primarily in the induction equipment, pipe threading equipment and forging businesses. Of this increase, $15.9 million was due to the second quarter 2004 acquisition of the remaining 66% of the common stock of Jamco, partially offset by the divestiture of St. Louis Screw in the first quarter of 2003.

Cost of Products Sold & Gross Profit:

	Year Ended
	December 31,
				Percent
	2004	2003	Change	Change

	(Dollars in millions)
Consolidated cost of products sold	$682.6	$527.6	$155.0	29%
Consolidated gross profits	126.1	96.7	29.4	30%
Gross margin	15.6%	15.5%
      Cost of products sold increased 29% in 2004 compared to 2003, while gross margin increased to 15.6% from 15.5% in 2003. ILS gross margin decreased modestly, primarily due to steel price increases and mix changes and the negative impact of $1.1 million resulting from the bankruptcy of a significant customer, Murray, Inc. Aluminum Products gross margin decreased due to a combination of the addition of lower-margin Amcast business, product mix and pricing changes and specific one-time costs incurred in 2004 for product startup, scrap and reserves. The $30.4 million of sales from the acquired Amcast business generated significantly lower margins than the existing Aluminum Products business. We expect margins at the acquired plants to increase over time, as a result of post-acquisition cost reductions, price increases and new business. Gross margin in the Manufactured Products segment increased, primarily as a result of increased sales and overhead efficiencies achieved in the induction equipment, pipe threading equipment and forging businesses. Gross margins in both the Aluminum Products and Manufactured Products segments were negatively impacted by rising natural gas costs.

Selling, General & Administrative Expenses:

	Year Ended
	December 31,
				Percent
	2004	2003	Change	Change

	(Dollars in millions)
Consolidated SG&A expenses	$76.7	$62.4	$14.3	23%
SG&A percent	9.5%	10.0%
      Consolidated SG&A expenses increased by 23% in 2004 compared to 2003. Approximately $2.8 million of the SG&A increase was due to acquisitions, primarily Jamco and Amcast Components Group, while approximately $2.7 million of the increase was due to compliance costs associated with Section 404 of the Sarbanes-Oxley Act. The remainder of the SG&A increase was primarily due to increased sales and production volumes. Despite this increase, SG&A expenses as a percent of sales decreased by 50 basis points due both to cost reductions from restructuring and to the absorption of these expenses over increased sales. SG&A expenses were reduced in 2004 compared to 2003 by a $2.3 million increase in net pension credits reflecting improved returns on pension plan assets.

Interest Expense:

	Year Ended
	December 31,

	2004	2003	Change	Percent

	(Dollars in millions)
Interest expense	$31.4	$26.2	$5.2	20%
Debt extinguishment costs included in interest expense	$6.0
Average outstanding borrowings	328.9	320.8	8.1	3%
Average borrowing rate	7.74%	8.15%	(41) basis points
      Interest expense increased in 2004 compared to 2003, primarily due to the fourth quarter 2004 debt extinguishment costs. These costs primarily related to premiums and other transaction costs associated with the tender and early redemption and writeoff of deferred financing costs associated with the 9 1/4% senior subordinated notes. Excluding these costs, interest decreased due to lower average interest rates in 2004, partially offset by higher average outstanding borrowings. The lower average borrowing rate in 2004 was due primarily to decreased rates on our revolving credit agreement. The increase in average borrowings in 2004 resulted primarily from higher working capital requirements.
      The effective income tax rate for 2004 was 19%. Primarily foreign and certain state income taxes were provided for in both years, because federal income taxes were not owed due to the recognition of net operating loss carryforwards for which valuation allowances had been provided. At December 31, 2004, our subsidiaries had $47.7 million of net operating loss carryforwards for federal tax purposes. We have not recognized any tax benefit for these loss carryforwards. In accordance with the provision of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” or FAS 109, we recorded no tax benefit for the 2003 net loss because we had incurred three years of cumulative losses. Income taxes of $0.9 million were provided in 2003, primarily for state and foreign taxes on profitable operations.

2003 versus 2002

Net Sales by Segment:

	Year Ended
	December 31,
				Percent
	2003	2002	Change	Change

	(Dollars in millions)
ILS	$377.6	$398.1	$(20.5)	(5)%
Aluminum Products	90.1	106.1	(16.0)	(15)%
Manufactured Products	156.6	130.2	26.4	20%

Consolidated net sales	$624.3	$634.4	$(10.1)	(2)%
      Net sales declined by 2% in 2003. $10.4 million of the ILS sales decline related to the sale of Green Bearing and the termination of a high-margin pharmaceutical sales contract, while the remainder reflected general economic weakness. Aluminum Products net sales were lower primarily due to the ending of $10.0 million of sales contracts, the majority of which relate to the closure of the Tupelo and Hudson plants. Manufactured Products net sales increased $26.4 million primarily in the induction business. The acquisition of Ajax Magnethermic increased 2003 net sales by $29.6 million and the divestiture of Castle Rubber and St. Louis Screw decreased 2003 net sales by $6.8 million.

Cost of Products Sold & Gross Profit:

	Year Ended
	December 31,
				Percent
	2003	2002	Change	Change

	(Dollars in millions)
Consolidated cost of products sold	$527.6	$546.9	$(19.3)	(4)%
Inventory writedowns from restructuring included in cost of products sold	0.6	5.6	(5.0)
Net gross profit impact of acquisition & divestitures	(4.4)	—	(4.4)
Consolidated gross profits	96.7	87.6	9.1	10%
Gross margin	15.5%	13.8%
      Cost of products sold declined 4% in 2003, and gross profit increased 10%, while gross margin increased to 15.5% in 2003, from 13.8% in 2002. ILS gross margin decreased primarily due to reduced absorption of fixed overhead over a smaller sales base and the positive effect on 2002 of the early termination of a high margin pharmaceutical sales contract, partially offset by lower inventory costs, facility costs and other cost reductions. Aluminum Products gross margin increased significantly, primarily as a result of restructuring and cost reductions and higher margins on new contracts. Gross margin in the Manufactured Products segment increased, primarily as a result of increased sales and overhead efficiencies achieved in the induction business.

Selling, General & Administrative Expenses:

	Year Ended
	December 31,
				Percent
	2003	2002	Change	Change

	(Dollars in millions)
Consolidated SG&A expenses	$62.4	$57.4	$5.0	9%
Net SG&A expense impact of acquisition & divestitures	(3.9)	—	(3.9)
SG&A percent	10%	9%
      Consolidated SG&A expenses increased by 9% in 2003, while SG&A expenses as a percentage of net sales increased to 10% for 2003 compared to 9% for 2002. This increase was due primarily to the net impact of acquisitions and divestitures, and the $2.6 million reduction of net pension credits reflecting less favorable returns on pension plan assets, partially offset by reductions in other SG&A costs in all three segments.

Interest Expense:

	Year Ended
	December 31,

	2003	2002	Change	Percent

	(Dollars in millions)
Interest expense	$26.2	$27.6	$(1.4)	(5)%
Average outstanding borrowings	320.8	333.6	(12.8)	(4)%
Average borrowing rate	8.15%	8.28%	(13) basis points
      Interest expense decreased by 5% due to lower average debt outstanding and lower average interest rates during 2003. The decrease in average borrowings resulted primarily from the sale of two manufacturing units and lower working capital requirements. The lower average borrowing rate in 2003 was due primarily to decreased rates on our new revolving credit facility, beginning in August 2003.
      In accordance with the provision of FAS 109, we recorded no tax benefit for the 2003 or 2002 net losses, because in both years it had incurred three years of cumulative losses. Income taxes of $0.9 million were provided in 2003 and 2002, primarily for state and foreign taxes on profitable operations. At December 31, 2003, our subsidiaries had $35.7 million of net operating loss carryforwards for federal tax purposes. We have not recognized any tax benefit for these loss carryforwards.
Liquidity and Sources of Capital
      Our liquidity needs are primarily for working capital and capital expenditures. Our primary sources of liquidity have been funds provided by operations and funds available from our existing bank credit arrangements and the sale of the outstanding notes. On July 30, 2003, we entered into a new, four-year revolving credit facility with a group of banks that provided for availability of up to $165.0 million, subject to an asset-based formula. In September 2004, we amended our revolving credit facility to increase the availability to $185.0 million, subject to an asset-based formula. In December 2004, we further amended our revolving credit facility to increase the availability to $200.0 million, subject to an asset-based formula, as well as to extend the maturity from July 30, 2007 to December 31, 2010. The revolving credit facility is secured by substantially all our assets. On November 5, 2003, this revolving credit facility was amended to provide a facility for our subsidiaries in Canada and the United Kingdom. Borrowings from this revolving credit facility will be used for general corporate purposes.
      Amounts borrowed under the revolving credit facility may be borrowed at our election at either (1) LIBOR plus 0.75% to 2.25%, or (2) the bank’s prime lending rate. The LIBOR-based interest rate is dependent on our debt service coverage ratio, as defined in the revolving credit facility. Under the revolving credit facility, a detailed borrowing base formula provides borrowing availability to us based on percentages of eligible accounts receivable, inventory and fixed assets. As of December 31, 2004, we had $120.6 million outstanding under the revolving credit facility and approximately $53.9 million of unused borrowing availability.
      Current financial resources (working capital and available bank borrowing arrangements) and anticipated funds from operations are expected to be adequate to meet current cash requirements. The future availability of bank borrowings under the revolving credit facility is based on our ability to meet a debt service coverage ratio covenant, which could be materially impacted by negative economic trends. Failure to meet the financial covenant could materially impact the availability and interest rate of future borrowings. At December 31, 2004, we were in compliance with the revolving credit facility’s debt service coverage ratio covenant and other covenants contained in our revolving credit facility.
      The ratio of current assets to current liabilities was 2.01 at December 31, 2004 versus 2.33 at December 31, 2003. Working capital increased by $22.4 million to $175.4 million at December 31, 2004 from $153.0 million at December 31, 2003. Major components of working capital, including accounts receivable, inventories, other current assets, trade accounts payable and accrued expenses, increased substantially during 2004 due primarily to significant revenue growth and the acquisition of Amcast Components Group and Jamco.
      During 2004, we provided $0.9 million from operating activities as compared to providing $11.8 million in 2003. The decrease of $10.9 million was primarily the result of the increase in working capital, net of the impact of acquisitions, of $18.1 million and the absence of non-cash restructuring charges ($18.6 million in 2003) offset by the increase in net income of $26.1 million. The 2004 increase in working capital included a $44.5 million increase in accounts receivable. This increase included $8.9 million of accounts receivable added from the Amcast acquisition and $35.6 million added primarily as a result of increased fourth quarter sales, which were $51.9 million higher in 2004 than in 2003 and included $20.2 million in sales from the Amcast acquisition. During 2004, we also invested $10.0 million in capital expenditures and $10.0 million in an acquisition, generated $205.2 million from the issuance of the outstanding notes and $18.0 million from our revolving credit facility and other bank credit agreements and used $199.9 million to redeem the 9 1/4% senior subordinated notes. These activities resulted in an increase in cash of $4.2 million for the year.
      During 2003, we provided $11.8 million from operating activities as compared to providing $29.1 million in 2002. The decrease of $17.3 million was primarily the result of a reduction in the net loss of $49.2 million adjusted for non-cash items equaling $34.1 million in 2003 as compared to $77.4 million of similar non-cash items in 2002. The non-cash items include cumulative effect of a change in accounting principle, depreciation and amortization expense, restructuring and impairment charges and deferred income taxes. Net cash provided by operating activities was also impacted by the reduction in accounts payable and accrued expenses. During 2003, we also invested $10.9 million in capital expenditures, used $14.9 million to pay down debt, and generated $7.3 million from the divestiture of two manufacturing units. These activities resulted in a decrease in cash of $6.6 million for the year.
      During 2002, we provided $29.1 million from operating activities as compared to providing $22.3 million in 2001. The increase of $6.8 million was primarily the result of an increase in the net loss of $35.3 million adjusted for non-cash items of $77.4 million in 2002 as compared to $29.8 million in 2001 which is the result of the cumulative effect of a change in accounting principle of $48.8 in 2002. Net cash provided by operating activities was also impacted by the reduction in the increase in accounts receivable and inventory in 2002 compared to 2001. During 2002, we also invested $13.7 million in capital expenditures, used $5.6 million to pay down debt, and consumed $3.3 million from the net of an acquisition and a divestiture. These activities resulted in an increase in cash of $6.5 million for the year.
      We do not have off-balance-sheet arrangements, financing or other relationships with unconsolidated entities or other persons. We enter into forward contracts on foreign currencies, primarily the euro, purely for the purpose of hedging exposure to changes in the value of accounts receivable in those currencies against the U.S. dollar. We currently use no other derivative instruments. At December 31, 2004, $0.5 million of such hedge contracts were outstanding.

      The following table summarizes our principal contractual obligations and other commercial commitments over various future periods as of December 31, 2004:

		Payments Due or Commitment Expiration Per Period

		Less Than			After
	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(Dollars in thousands)
Long-term debt obligations	$338,307	$2,931	$1,657	$1,363	$332,356
Interest obligations(1)	173,681	17,588	35,176	35,176	85,741
Capital lease obligations	—	—	—	—	—
Operating lease obligations	33,428	9,820	12,663	7,087	3,858
Purchase obligations	103,809	103,802	7	—	—
Postretirement obligations (2)	22,538	2,881	5,050	4,732	9,875
Standby letters of credit	10,618	7,212	3,370	36	—

Total	$682,381	$144,234	$57,923	$48,394	$431,830

(1)	Interest obligations are included on the 8 3/8% senior subordinated notes due 2014 only and assume notes are paid at maturity. The calculation of interest on debt outstanding under our revolving credit facility and other variable rate debt is not included due to the subjectivity and estimation required.

(2)	Postretirement obligations include projected postretirement benefit payments to participants only through 2014.

      In November 2004, we issued $210.0 million aggregate principal amount of the outstanding notes. We used a portion of the net proceeds of the offering of the outstanding notes to repay $199.9 million outstanding aggregate principal amount of our 9 1/4% senior subordinated notes due 2007, including related tender and consent premiums, redemption premiums and fees related to the issuance of the outstanding notes. The remaining funds were used to repay approximately $1.4 million outstanding under our revolving credit facility. The outstanding notes are, and the exchange notes will be, fully and unconditionally guaranteed on a senior subordinated basis by our existing and future material domestic subsidiaries. The indenture governing the outstanding notes and exchange notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred stock, pay dividends or make restricted payments, make investments, sell assets, enter into transactions with affiliates, merge or consolidate with other entities and create liens.
      We expect that funds provided by operations plus available borrowings under our revolving credit facility to be adequate to meet our cash requirements for at least the next twelve months.
Critical Accounting Policies
      Preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions which affect amounts reported in our consolidated financial statements. Management has made their best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We do not believe that there is great likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.
      Revenue Recognition: We recognize more than 93% of our revenue when title is transferred to unaffiliated customers, typically upon shipment. Our remaining revenue, from long-term contracts, is recognized using the percentage of completion method of accounting. Selling prices are fixed based on purchase orders or contractual arrangements. Our revenue recognition policies are in accordance with the SEC’s Staff Accounting Bulletin No. 101, “Revenue Recognition.”
      Allowance for Uncollectible Accounts Receivable: Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. Allowances are developed by the individual operating units based on historical losses, adjusting for economic conditions. Our policy is to identify and reserve for specific collectibility concerns based on customers’ financial condition and payment history. The establishment of reserves requires the use of judgment and assumptions regarding the potential for losses on receivable balances. Writeoffs of accounts receivable have historically been low.
      Allowance for Obsolete and Slow Moving Inventory: Inventories are stated at the lower of cost or market value and have been reduced by an allowance for obsolete and slow-moving inventories. The estimated allowance is based on management’s review of inventories on hand with minimal sales activity, which is compared to estimated future usage and sales. Inventories identified by management as slow-moving or obsolete are reserved for based on estimated selling prices less disposal costs. Though we consider these allowances adequate and proper, changes in economic conditions in specific markets in which we operate could have a material effect on reserve allowances required.
      Impairment of Long-Lived Assets: Long-lived assets are reviewed by management for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. During 2003, 2002 and 2001, we decided to exit certain under-performing product lines and to close or consolidate certain operating facilities and, accordingly, recorded restructuring and impairment charges as discussed above and in Note N to the audited consolidated financial statements included elsewhere in this prospectus.
      Restructuring: We recognize costs in accordance with Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring),” or EITF 94-3, and the SEC Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges” for charges prior to 2003. Detailed contemporaneous documentation is maintained and updated on a quarterly basis to ensure that accruals are properly supported. If management determines that there is a change in the estimate, the accruals are adjusted to reflect the changes.
      In 2003, we adopted Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which nullified EITF 94-3 and requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at the fair value only when the liability is incurred. FAS 146 has no effect on charges recorded for exit activities begun prior to 2002.
      Goodwill: We adopted FAS 142 as of January 1, 2002. Under FAS 142, we are required to review goodwill for impairment annually, or more frequently if impairment indicators arise.
      We completed the transitional impairment review of goodwill during the fourth quarter of 2002 and recorded a non-cash charge of $48.8 million. The charge has been reported as a cumulative effect of a change in accounting principle. We have also completed the annual impairment test as of October 1, 2004, 2003 and 2002 and have determined that no additional goodwill impairment existed as of those dates.
      Deferred Income Tax Assets and Liabilities: We account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using the currently enacted tax rates. In determining these amounts, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, expectations of future earnings, taxable income and the extended period of time over which the postretirement benefits will be paid and accordingly records a tax valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized as required by FAS 109.
      At December 31, 2004, we have net operating loss carryforwards for income tax purposes of approximately $47.7 million, which will expire between 2021 and 2024. In accordance with the provisions of FAS 109, the tax benefits related to these carryforwards and other deferred tax assets have been reserved as of December 31, 2004. We believe, based on the weight of available evidence, it is more likely than not that all of our deferred tax assets will not be realized as required by FAS 109.
      Pension and Other Postretirement Benefit Plans: We and our subsidiaries have pension plans, principally noncontributory defined benefit or noncontributory defined contribution plans and postretirement benefit plans, covering substantially all employees. The measurement of liabilities related to these plans is based on management’s assumptions related to future events, including interest rates, return on pension plan assets, rate of compensation increases, and health care cost trends. Pension plan asset performance in the future will directly impact our net income. We have evaluated our pension and other postretirement benefit assumptions, considering current trends in interest rates and market conditions and believe our assumptions are appropriate.
Environmental
      We have been identified as a potentially responsible party at third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state laws, which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. However, our share of such costs has not been material and based on available information, our management does not expect our exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.
      We have been named as one of many defendants in a number of asbestos-related personal injury lawsuits. Our cost of defending such lawsuits has not been material to date and, based upon available information, our management does not expect our future costs for asbestos-related lawsuits to have a material adverse effect on our results of operations, liquidity or financial condition. We caution, however, that inherent in management’s estimates of our exposure are expected trends in claims severity, frequency and other factors that may materially vary as claims are filed and settled or otherwise resolved.
Seasonality; Variability of Operating Results
      Our results of operations are typically stronger in the first six months rather than the last six months of each calendar year due to scheduled plant maintenance in the third quarter to coincide with customer plant shutdowns and to holidays in the fourth quarter.
      The timing of orders placed by our customers has varied with, among other factors, orders for customers’ finished goods, customer production schedules, competitive conditions and general economic conditions. The variability of the level and timing of orders has, from time to time, resulted in significant periodic and quarterly fluctuations in the operations of our business units. Such variability is particularly evident at the capital equipment businesses, included in the Manufactured Products segment, which typically ship a few large systems per year.
Quantitative and Qualitative Disclosure About Market Risk
      We are exposed to market risk including changes in interest rates. We are subject to interest rate risk on our floating rate revolving credit facility, which consisted of borrowings of $120.6 million at December 31, 2004. A 100 basis point increase in the interest rate would have resulted in an increase in interest expense of approximately $1.2 million during the year ended December 31, 2004.

      Our foreign subsidiaries generally conduct business in local currencies. During 2004, we recorded a favorable foreign currency translation adjustment of $2.1 million related to net assets located outside the United States. This foreign currency translation adjustment resulted primarily from the weakening of the U.S. dollar in relation to the Canadian dollar and the euro. Our foreign operations are also subject to other customary risks of operating in a global environment, such as unstable political situations, the effect of local laws and taxes, tariff increases and regulations and requirements for export licenses, the potential imposition of trade or foreign exchange restrictions and transportation delays.
      Our largest exposures to commodity prices relate to steel and natural gas price increases, which have increased significantly in 2004. We do not have any commodity swap agreements or hedge contracts for future increases in steel or natural gas prices.

BUSINESS
The Company
      We are an industrial supply chain logistics and diversified manufacturing business operating in three segments: ILS, Aluminum Products and Manufactured Products. ILS provides our customers with integrated supply chain management services for a broad range of high-volume, specialty production components and has a leading market position in North America. Our Aluminum Products business manufactures cast and machined aluminum components, and our Manufactured Products business is a major manufacturer of highly-engineered industrial products. Our businesses serve large, industrial OEMs in a variety of industrial sectors, including the automotive, heavy-duty truck, industrial equipment, steel, rail, electrical controls, aerospace and defense, lawn and garden and semiconductor industries.
      The following table summarizes the key attributes of each of our business segments:

Aluminum
	Integrated Logistics Solutions	Products	Manufactured Products

Net Sales(1)	$453.2 million	$135.4 million	$220.1 million
	(56% of total)	(17% of total)	(27% of total)

Selected Products	Sourcing, planning and procurement of over 175,000 production components, including: • Fasteners • Pins • Valves • Hoses • Wire harnesses • Clamps and fittings • Rubber and plastic components	• Pump housings • Pinion carriers • Clutch retainers • Control arms • Knuckles • Brake calipers • Master cylinders	• Induction heating and melting systems • Pipe threading systems • Industrial oven systems • Injection molded rubber components • Forging presses

Selected Industries Served	• Heavy-duty truck • Electrical controls • Automotive • Other vehicle • Industrial equipment • Power sports equipment • Lawn and garden • Semiconductor	• Automotive • Agricultural equipment • Construction equipment • Heavy-duty truck	• Steel • Automotive • Oil and gas • Rail • Aerospace and defense

Selected Customers	• International Truck • Ingersoll-Rand • General Electric • Eaton • Department of Defense • Volvo/Mack	• Ford • Nissan • Chrysler • Bosch	• GM Electro-Motive • POSCO • Yazaki • Timken • Baosteel • ThyssenKrupp

(1)	Results are for the year ended December 31, 2004 and exclude the results of operations related to the assets of the Amcast Components Group prior to the date of acquisition on August 23, 2004.
      We believe that the diversity of our revenue base and end markets, as well as the significant breadth and overall quality of our products and services, enhances our credit profile. Each of our three operating segments benefits from distinct demand cycles, and we have the ability to generate significant cash flow throughout economic cycles. We have established leading market positions across a variety of industries, and we believe we maintain a #1 or #2 market position in products and services that represent more than 75% of our net sales. We benefit from long-term, entrenched relationships with high-quality customers that include leading OEMs, and we derive approximately 70% of our net sales from sole-source arrangements.
Integrated Logistics Solutions
      Our ILS business provides our customers with integrated supply chain management services for a broad range of high-volume, specialty production components. Our ILS customers receive various value-added services, such as engineering and design services, part usage and cost analysis, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time and point-of-use delivery, electronic billing services and ongoing technical support. We operate 32 logistics service centers in the United States, Mexico, Canada, Puerto Rico and Europe as well as production sourcing and support centers in Asia. Through our supply chain management programs, we supply more than 175,000 globally-sourced production components, many of which are specialized and customized to meet individual customers’ needs.
      Products and Services. Supply chain management services, which is ILS’s primary focus for future growth, involves offering customers comprehensive, on-site management for most of their production component needs. Some production components are characterized by low per unit supplier prices relative to the indirect costs of supplier management, quality assurance, inventory management and delivery to the production line. In addition, ILS delivers an increasingly broad range of higher-cost production components including valves, fittings, steering components and many others. Applications-engineering specialists and the direct sales force work closely with the engineering staff of OEM customers to recommend the appropriate production components for a new product or to suggest alternative components that reduce overall production costs, streamline assembly or enhance the appearance or performance of the end product. As an additional service, ILS recently began providing spare parts and aftermarket products to end users of its customers’ products.
      Supply chain management services are typically provided to customers pursuant to sole-source arrangements. We believe our services distinguish us from traditional buy/sell distributors, as well as manufacturers who supply products directly to customers, because we outsource our customers’ high-volume production components supply chain management, providing processes customized to each customer’s needs and replacing numerous current suppliers with a sole-source relationship. Our highly-developed, customized, information systems provide transparency and flexibility through the complete supply chain. This enables our customers to: (1) significantly reduce the direct and indirect cost of production component processes by outsourcing internal purchasing, quality assurance and inventory fulfillment responsibilities; (2) reduce the amount of working capital invested in inventory and floor space; (3) reduce component costs through purchasing efficiencies, including bulk buying and supplier consolidation; and (4) receive technical expertise in production component selection and design and engineering. Our sole-source arrangements foster long-term, entrenched supply relationships with our customers and, as a result, the average tenure of service for our top 50 ILS clients exceeds twelve years. ILS’s remaining sales are generated through the wholesale supply of industrial products to other manufacturers and distributors pursuant to master or authorized distributor relationships.
      ILS also engineers and manufactures precision cold formed and cold extruded products including locknuts, SPAC® nuts and wheel hardware, which are principally used in applications where controlled tightening is required due to high vibration. ILS produces both standard items and specialty products to customer specifications, which are used in large volumes by customers in the automotive, heavy-duty truck and rail industries.
      Markets and Customers. For the year ended December 31, 2004, approximately 79% of ILS’s net sales were to domestic customers. Remaining sales were primarily to manufacturing facilities of large, multinational customers located in Canada, Mexico and Europe. Supply chain management services and production components are used extensively in a variety of industries, and demand is generally related to the state of the economy and to the overall level of manufacturing activity.
      ILS markets and sells its services to over 6,500 customers domestically and internationally. The principal markets served by ILS are heavy-duty truck, electrical controls, automotive, other vehicle, industrial equipment, power sports equipment, lawn and garden and semiconductor industries. The five largest customers, within which ILS sells through sole-source contracts to multiple operating divisions or locations, accounted for approximately 32% and 38% of sales of ILS for 2003 and 2004, respectively, with International Truck representing 15% and 19%, respectively, of segment sales. Two of the five largest customers are in the heavy-duty truck industry. The loss of the International Truck account or any two of the remaining top five customers could have a material adverse effect on this segment.
      Competition. There are a limited number of companies who compete with ILS for supply chain service contracts. ILS competes mainly with domestic competitors primarily on the basis of its value-added services, which includes sourcing, engineering and delivery capabilities, geographic reach, extensive product selection, price and reputation for high service levels.
Aluminum Products
      We believe that we are one of the few part suppliers that has the capability to provide a wide range of high-volume, high-quality products utilizing a broad range of processes, including permanent mold, low-pressure, die-cast, sand-cast and lost-foam, as well as a proprietary sub-liquidous process. Our ability to offer our customers this comprehensive range of capabilities at a low cost provides us with a competitive advantage. We produce our aluminum components at six manufacturing facilities in Ohio, Indiana and Wisconsin.
      Products and Services. Our Aluminum Products business casts and machines aluminum engine, transmission, brake, suspension and other components for automotive, agricultural equipment, heavy-duty truck and construction equipment OEMs, primarily on a sole-source basis. Aluminum Products’ principal products include transmission pump housings, intake manifolds, planetary pinion carriers, oil filter adapters, clutch retainers, bearing cups, brackets, oil pans and flywheel spacers. In addition, we also provide value-added services such as design engineering, machining and part assembly. Although these parts are lightweight, they possess high durability and integrity characteristics even under extreme pressure and temperature conditions.
      Demand by automotive OEMs for aluminum castings has increased in recent years as they have sought lighter alternatives to steel and iron, primarily to increase fuel efficiency without compromising structural integrity. We believe that this replacement trend will continue as end-users and the regulatory environment require greater fuel efficiency. To capitalize on this trend, in August 2004, we acquired substantially all of the assets of the Amcast Components Group, a producer of aluminum automotive components. This acquisition significantly increased our production capacity and added attractive new customers, product lines and production technologies. We believe that the acquisition of the Amcast Components Group will significantly increase the net sales of our Aluminum Products business. The historical financial data contained throughout this prospectus exclude the results of operations of the Amcast Components Group other than for the period from August 23, 2004 through December 31, 2004.
      Markets and Customers. The five largest customers, of which Aluminum Products sells to multiple operating divisions through sole-source contracts, accounted for approximately 79% of Aluminum Products sales for both 2003 and 2004. The loss of any one of these customers could have a material adverse effect on this segment.
      Competition. The domestic aluminum castings industry is highly competitive. Aluminum Products competes principally on the basis of its ability to: (1) engineer and manufacture high-quality, cost-effective, machined castings utilizing multiple casting technologies in large volumes;

(2) provide timely delivery; and (3) retain the manufacturing flexibility necessary to quickly adjust to the needs of its customers. Although there are a number of smaller domestic companies with aluminum casting capabilities, the customers’ stringent quality and service standards enable only large suppliers with the requisite quality certifications to compete effectively. As one of these suppliers, Aluminum Products is well-positioned to benefit as customers continue to consolidate their supplier base.
Manufactured Products
      Our Manufactured Products segment operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of highly-engineered products, including induction heating and melting systems, pipe threading systems, rubber products and forged and machined products. We manufacture these products in eleven domestic facilities and eight international facilities in Canada, Mexico, the United Kingdom, Belgium, Germany, China and Japan.
      Products and Services. Our induction heating and melting business utilizes proprietary technology and specializes in the engineering, construction, service and repair of induction heating and melting systems, primarily for the steel, coatings, forging, foundry, automotive and construction equipment industries. Our induction heating and melting systems are engineered and built to customer specifications and are used primarily for melting, heating, and surface hardening of metals and curing of coatings. Approximately 35-40% of our induction heating and melting systems’ revenues is derived from the sale of replacement parts and provision of field service, primarily for the installed base of its own products. We also produce and provide services and spare parts for other capital equipment such as pipe threading equipment for the oil and gas industry, oven systems and mechanical forging presses, as well as manufacture injection molded rubber and silicone products for use in automotive and industrial applications. Our forged and machined products include locomotive crankshafts, aircraft structural components such as landing gears and rail products such as railcar center plates. We also engineer and install mechanical forging presses for the automotive and truck manufacturing industries, and sell spare parts and provide field service for the large existing base of mechanical forging presses and hammers in North America.
      We manufacture injection molded rubber and silicone products for use in automotive and industrial applications. The rubber products facilities manufacture products for customers in the automotive, food processing and consumer appliance industries. Their products include wire harnesses, shock and vibration mounts, spark plug boots and nipples and general sealing gaskets. During 2002, we reduced rubber products’ costs and discontinued underperforming products by selling one business unit and closing one other manufacturing plant.
      Markets and Customers. In our Manufactured Products’ capital equipment business, approximately 38% of net sales for 2004 was derived from replacement parts and the provision of field service. In addition, we manufacture forged and machined products produced from closed-die metal forgings of up to 6,000 pounds. Aerospace forgings are sold primarily to machining companies, and sub-assemblers who finish the products for sale to OEMs. We also machine, induction harden and surface finish crankshafts and camshafts used primarily in locomotives. In the fourth quarter of 2003, we decided to shut down our locomotive crankshaft forging plant, and entered into a long-term supply contract to purchase these forgings at a more favorable price from a third-party supplier. Forged rail products are sold primarily to railcar builders and maintenance providers. Forged and machined products are sold to a wide variety of domestic and international OEMs and other manufacturers, primarily in the transportation industries.
      Competition. Our capital equipment units compete with small to medium-sized domestic and international equipment manufacturers on the basis of service capability, ability to meet customer specifications, delivery performance and engineering expertise. Our rubber products operating units compete primarily on the basis of price and product quality with other domestic small- to medium-sized manufacturers of injection molded rubber and silicone products. Our forged and machined products business competes domestically and internationally with other small- to medium-sized businesses on the basis of product quality and precision.
Competitive Strengths
      Our competitive strengths include the following:

•	Leading Market Positions. In many cases, our businesses have achieved leading market positions as a result of our value-added services, high-quality products, superior customer service, expertise in applications and engineering, low costs and commitment to partnering with our customers. We believe we hold the #1 or #2 market position in products and services that represent more than 75% of our sales, and ILS is the #1 provider of supply chain management services for production components in North America.

•	Entrenched Relationships with High-Quality Customers. We have been successful in forming and maintaining long-term customer relationships, many of which have been in place for over 20 years. The quality and value of our products and services and the strength of our relationships have allowed us to serve the majority of our significant customers across our three business segments on a sole-source basis. ILS’s customized supply chain management programs, delivery systems and on-site employees enhance the relationships with our customers, as well as create high switching costs. As a result, the average tenure of ongoing service to our top 50 ILS customers exceeds twelve years. In addition, our Aluminum Products and Manufactured Products customers tend to maintain long-term, sole-source relationships with us because of the high-quality products that we provide to them as well as the switching costs they face due to up-front tooling and engineering costs.

•	Highly Diversified Revenue Base and End Markets. Our products are sold to over 7,500 customers, and, other than one customer who represented approximately 12% of our total net sales for 2004, no customer represented more than 5% of our total net sales for that year. We sell our products and services in a diverse set of end markets including the automotive, heavy-duty truck, industrial equipment, steel, rail, electrical controls, aerospace and defense, lawn and garden and semiconductor industries.

% of Net Sales by End Market(1)	% of Net Sales by Region(1)

(1)	Based on net sales for the year ended December 31, 2004.

•	Significant Cash Flow Generation Throughout Economic Cycles. Each of our three operating segments benefits from distinct demand cycles and has differing cash flow characteristics, allowing us to generate significant cash flow throughout economic cycles. For example, during an economic downturn, our ILS business has the ability to generate significant cash flow as we reduce working capital needs, particularly inventory, as our customers reduce production. Our ability to generate cash throughout economic cycles is enhanced by our cost-control efforts, our efficient working capital management and our financial discipline. During the recent challenging macro-economic period, we generated sufficient cash to repay approximately $53 million in borrowings under our revolving credit facility during the period from the second quarter of 2001 through the end of 2003.

•	Sophisticated Systems Infrastructure. Since 1996, we have invested over $22 million in ILS’s management information and communication systems to more efficiently plan, manage and deliver in excess of 150,000 production components to our customers. Electronic data interchange capabilities provide an interactive order system to a majority of our customers. ILS’s customized systems enable us to provide customers with just-in-time delivery of bar coded packages labeled for delivery to specific work stations. These systems also enhance fill rates by automatically searching alternative branches for products that are unavailable at a particular location and by routing those products for shipment where needed. These systems allow us to reduce our investment in working capital while meeting our customers’ demands and are scalable with moderate investment to support much larger volumes.

•	Proven Management Team Executing Focused Strategy. We have an experienced, deep and stable management team led by Edward Crawford, our Chairman of the Board and Chief Executive Officer, and Matthew Crawford, our President and Chief Operating Officer, who, as of March 29, 2005, collectively beneficially owned approximately 31% of our parent company’s outstanding common stock. Our senior management team has an average of over 15 years of relevant industry experience and a track record of controlling costs, growing our customer base and successfully integrating acquisitions. Our operating units are managed on a decentralized basis by operating unit managers, while our corporate management team provides strategic direction and support.

Business Strategy
      Our overall goal is to be a leading global provider of integrated supply chain services and a leading low-cost manufacturer of highly-engineered products to a broad range of clients. Our business strategy includes the following:

•	Capitalize on Favorable Market Trends. We intend to pursue opportunities created by attractive market trends in all of our business segments. Industrial OEMs are increasingly focusing on their core competencies and therefore relying on key suppliers, such as ILS, for production component procurement and supply chain management. In our Aluminum Products segment, automotive OEMs are increasingly seeking ways to reduce vehicle weights to satisfy increasing governmental and consumer fuel efficiency demands. The oil, rail and aerospace and defense industries are experiencing strong rebounds and industrial OEMs are making significant investments in Asia and Russia, all of which has resulted in higher demand for the highly-engineered products made by our Manufactured Products business.

•	Leverage Existing Customer Relationships. We seek to enhance our customer relationships across all of our business segments by providing additional high-quality services, working with our customers to engineer products to meet specific application requirements, and continually broadening our design and engineering capabilities. We also leverage existing customer relationships by pursuing opportunities to expand the number and type of components we provide to our existing customers as well as increase the number of existing customers’ plants we serve.

•	Extend Global Sourcing Network and Develop New Products. Since 2001, we have significantly expanded our global sourcing capabilities and product breadth. We source our products domestically as well as from low-cost regions such as Taiwan, China, South Korea, India and Eastern Europe. In ILS, we currently have in excess of 5,000 suppliers, and no single supplier accounted for more than $13.0 million of purchases for 2004. We intend to continue to deepen and broaden our foreign sourcing network to provide our customers with access to the lowest-cost components. We also continue to develop new products to meet our customers’ demands. In Aluminum Products for example, since 2001, we have added expertise in steering, suspension and braking components, and we recently developed a new proprietary sub-liquidous casting technology. We anticipate that by further broadening our global sourcing network and developing new technologies and products, we will be able to improve the range, quality and price of products that we offer our customers.

•	Focus on Cash Flow Generation. Beginning in 2001, we implemented operational initiatives that, combined with our financial discipline, improved our operating earnings and cash flow and significantly reduced our borrowings under our revolving credit facility. From 2001 through 2003, we consolidated 28 logistics locations and eleven manufacturing plants and reduced headcount by approximately 39%, resulting in annual cost savings of over $25 million. In an effort to support our profitability and cash flow generation going forward, we intend to continue to reduce costs associated with the products and services that we provide by maintaining strict cost controls, efficient working capital management and capital expenditure discipline throughout our business segments. Our recent acquisition of the Amcast Components Group included several aluminum plants that increased our production capacity, which should reduce future capital requirements for our Aluminum Products business.

Sales and Marketing
      ILS markets its products and services in the United States, Mexico, Canada and Europe, primarily through its direct sales force, which is assisted by applications engineers who provide the technical expertise necessary to assist the engineering staff of OEM customers in designing new products and improving existing products. Aluminum Products primarily markets and sells its products in North America through internal sales personnel. Manufactured Products primarily markets and sells its products in North America through both internal sales personnel and independent sales representatives. Induction heating and pipe threading equipment is also marketed and sold in Europe, Asia, Latin America and northern Africa through both internal sales personnel and independent sales representatives. In some instances, the internal engineering staff assists in the sales and marketing effort through joint design and applications-engineering efforts with major customers.
Raw Materials and Suppliers
      ILS purchases substantially all of its production components from third-party suppliers. Aluminum Products and Manufactured Products purchase substantially all of their raw materials, principally metals and certain component parts incorporated into their products, from third-party suppliers and manufacturers. Management believes that raw materials and component parts other than certain specialty products are available from alternative sources. ILS has multiple sources of supply for its products. An increasing portion of ILS’s delivered components are purchased from suppliers in foreign countries, primarily Taiwan, China, South Korea, India and countries in Eastern Europe. We are dependent upon the ability of such suppliers to meet stringent quality and performance standards and to conform to delivery schedules. Most raw materials required by Aluminum Products and Manufactured Products are commodity products available from several domestic suppliers.
Customer Dependence
      We have thousands of customers who demand quality, delivery and service. Numerous customers have recognized our performance by awarding us with supplier quality awards. No customer accounted for more than 10% of consolidated sales in any of the past three years, except for International Truck in 2004 and 2003.

Backlog
      Management believes that backlog is not a meaningful measure for ILS, as a majority of ILS’s customers require just-in-time delivery of production components. Management believes that Aluminum Products’ and Manufactured Products’ backlog as of any particular date is not a meaningful measure of sales for any future period as a significant portion of sales are on a release or firm order basis.
Environmental, Health and Safety Regulations
      We are subject to numerous federal, state and local laws and regulations designed to protect public health and the environment, particularly with regard to discharges and emissions, as well as handling, storage, treatment and disposal, of various substances and wastes. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil and criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures. Pursuant to certain environmental laws, owners or operators of facilities may be liable for the costs of response or other corrective actions for contamination identified at or emanating from current or former locations, without regard to whether the owner or operator knew of, or was responsible for, the presence of any such contamination, and for related damages to natural resources. Additionally, persons who arrange for the disposal or treatment of hazardous substances or materials may be liable for costs of response at sites where they are located, whether or not the site is owned or operated by such person.
      From time to time, we have incurred and are presently incurring costs and obligations for correcting environmental noncompliance and remediating environmental conditions at certain of our properties. In general, we have not experienced difficulty in complying with environmental laws in the past, and compliance with environmental laws has not had a material adverse effect on our financial condition, liquidity and results of operations. Our capital expenditures on environmental control facilities were not material during the past five years and such expenditures are not expected to be material to us in the foreseeable future.
      We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, including property where we have disposed of our waste, and for addressing environmental conditions. For instance, we have been identified as a potentially responsible party at third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state laws, which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. The availability of third-party payments or insurance for environmental remediation activities is subject to risks associated with the willingness and ability of the third party to make payments. However, our share of such costs has not been material and, based on available information, we do not expect our exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.
Information as to Industry Segment Reporting and Geographic Areas
      The information contained under the heading of “Note L — Industry Segments” of the notes to the audited consolidated financial statements included elsewhere in this prospectus, relating to (1) net sales, income (loss) before income taxes and change in accounting principles, identifiable assets and other information by industry segment, and (2) net sales and assets by geographic region for the years ended December 31, 2004, 2003 and 2002 is incorporated herein by reference.
Employees
      As of December 31, 2004, we employed approximately 3,200 persons.

Properties
      As of December 31, 2004, our operations included numerous manufacturing and supply chain logistics services facilities located in 23 states in the United States, and in Puerto Rico, as well as in Asia, Canada, Europe and Mexico. Approximately 90% of the available square footage was located in the United States. Approximately 49% of the available square footage was owned. In 2004, approximately 35% of the available domestic square footage was used by the ILS segment, 38% was used by the Manufactured Products segment and 27% by the Aluminum Products segment. Approximately 27% of the available foreign square footage was used by the ILS segment and 73% was used by the Manufactured Products segment. In the opinion of management, our facilities are generally well maintained and are suitable and adequate for their intended uses.
      The following table provides information relative to our principal facilities as of December 31, 2004.

		Owned or	Approximate
Related Industry Segment	Location	Leased	Square Footage		Use

ILS(1)	Cleveland, OH	Leased	41,000	(2)	ILS Corporate Office
	Dayton, OH	Leased	84,700		Logistics
	Lawrence, PA	Leased	116,000		Logistics and Manufacturing
	St. Paul, MN	Leased	74,425		Logistics
	Atlanta, GA	Leased	56,000		Logistics
	Dallas, TX	Leased	49,985		Logistics
	Nashville, TN	Leased	44,900		Logistics
	Charlotte, NC	Leased	36,800		Logistics
	Kent, OH	Leased	225,000		Manufacturing
	Mississauga, Ontario, Canada	Leased	56,000		Manufacturing
	Solon, OH	Leased	42,600		Logistics
	Cleveland, OH	Leased	40,000		Manufacturing
	Delaware, OH	Owned	45,000		Manufacturing
Aluminum	Conneaut, OH(3)	Leased/Owned	283,800		Manufacturing
Products	Huntington, IN	Leased	132,000		Manufacturing
	Fremont, IN	Owned	108,000		Manufacturing
	Wapakoneta, OH	Owned	185,000		Manufacturing
	Richmond, IN	Leased/Owned	140,000		Manufacturing
	Cedarburg, WI	Leased	130,000		Manufacturing
Manufactured	Cuyahoga Hts., OH	Owned	427,000		Manufacturing
Products(4)	Le Roeulx, Belgium	Owned	120,000		Manufacturing
	Euclid, OH	Owned	154,000		Manufacturing
	Wickliffe, OH	Owned	110,000		Manufacturing
	Boaz, AL	Owned	100,000		Manufacturing
	Warren, OH	Owned	195,000		Manufacturing
	Oxted, England	Owned	135,000		Manufacturing
	Cicero, IL	Owned	450,000		Manufacturing
	Cleveland, OH	Leased	150,000		Manufacturing
	Shanghai, China	Leased	40,000		Manufacturing

(1)	ILS has 31 other facilities, none of which is deemed to be a principal facility.

(2)	Includes 10,000 square feet used by Park-Ohio Corporate Office.

(3)	Includes three leased properties with square footage of 82,300, 64,000 and 45,700 and one owned property of 91,800 square feet.

(4)	Manufactured Products has 18 other owned and leased facilities, none of which is deemed to be a principal facility.
Legal Proceedings
      We are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation will not have a material adverse effect on our financial condition, liquidity or results of operations. We have been named as one of many defendants in a number of asbestos-related personal injury lawsuits. Most of the cases that have been dismissed were because of a failure to identify an asbestos containing product manufactured by us or a predecessor. Our cost of defending such lawsuits has not been material to date and based upon available information, our management does not expect our future costs for asbestos-related lawsuits to have a material adverse effect on our results of operations, liquidity of financial condition.

MANAGEMENT
Officers and Directors
      The following table sets forth information with respect to our officers and directors.

Name	Age	Position

Edward F. Crawford	66	Chairman of the Board, Chief Executive Officer and Director
Matthew V. Crawford	35	President and Chief Operating Officer and Director
Richard P. Elliott	48	Vice President and Chief Financial Officer
Robert D. Vilsack	44	Secretary and General Counsel
Patrick W. Fogarty	44	Director of Corporate Development
Kevin R. Greene	46	Director
Ronna Romney	61	Director
Lewis E. Hatch, Jr.	78	Director
Lawrence O. Selhorst	72	Director
Patrick V. Auletta	54	Director
Dan T. Moore III	65	Director
James W. Wert	58	Director
      Mr. E. Crawford has been a Director and our Chairman of the Board and Chief Executive Officer since 1992. He served as our President from 1997 to 2003. Mr. E. Crawford has also served as the Chairman of Crawford Group, Inc., a management company for a group of manufacturing companies, since 1964 and is also a Director of Continental Global Group, Inc.
      Mr. M. Crawford has been President and Chief Operating Officer since 2003 and joined us in 1995 as Assistant Secretary and Corporate Counsel. He was also our Senior Vice President 2001 to 2003. Mr. M. Crawford became one of our directors in August 1997 and has served as President of Crawford Group, Inc. since 1995. Mr. E. Crawford is the father of Mr. M. Crawford.
      Mr. Elliott has been Vice President and Chief Financial Officer since joining us in May 2000. Mr. Elliott held various positions, including partner, at Ernst & Young LLP from January 1986 to April 2000. At Ernst & Young, Mr. Elliott did not perform services for us.
      Mr. Vilsack has been Secretary and General Counsel since joining us in 2002. From 1999 until his employment with us, Mr. Vilsack was engaged in the private practice of law. From 1997 to 1999, Mr. Vilsack was Vice President, General Counsel and Secretary of Medusa Corporation, a manufacturer of Portland cement, and prior to that was Vice President, General Counsel and Secretary of Figgie International Inc., a manufacturing conglomerate.
      Mr. Fogarty has been Director of Corporate Development since 1997 and served as Director of Finance from 1995 to 1997.
      Mr. Greene has served as our Director since 1998. He has also served as Chairman and Chief Executive Officer of KR Group, an international investment banking and consulting firm, since 1992. From 1999 through 2004, Mr. Greene was the Chairman and CEO of Capital Resource Holdings L.L.C., a pension consultant. Mr. Greene was formerly a management consultant with McKinsey & Company and a Director of Capital Resource Holdings, LLC.
      Ms. Romney has served as our Director since 2001. She is a former political and news commentator for radio and television. She also is an author. In 1996, Ms. Romney was a U.S. Senate Candidate for Michigan. She served as Chairperson for President’s Commissions on White House Fellowships and The White House Commission Presidential Scholars. She also served as a

Commissioner on President’s National Advisory Council on Adult Education. Ms. Romney is also Lead Director and Chairman of Governance of Molina Healthcare, Inc.
      Mr. Hatch has served as our Director since 1992 and has been a Business Consultant since 1993. From 1997 to 2002, he was the Director of ImageMax, Inc., an image storage service company, and Chairman from September 1998 to June 1999. He also served as Director of Teleflex, Inc., a designer and manufacturer of high performance products, from 1976 to 1999. Mr. Hatch was also the Chairman and Chief Operating Officer of Rusch International, an international medical device company, from 1985 to 1992.
      Mr. Selhorst has served as our Director since 1995. He has also been Chairman of the Board since 1968 and Chief Executive Officer and President from 1968 to 2001 of American Spring Wire Corp., a spring wire manufacturer. From September 1992 to March 1995, he served as Chairman of the Board of RB&W Corporation, a fastener manufacturer and distributor.
      Mr. Auletta has served as our Director since 2004. From 2001 through 2004, Mr. Auletta was President of KeyBank National Association and currently is the President Emeritus of KeyBank. Mr. Auletta has 32 years of banking experience at KeyBank.
      Mr. Moore has served as our Director since 2003. Since 1969, he has been the Chief Executive Officer of Dan T. Moore Co. and related companies (Soundwich, Flow Polymers and Team Wendy), which are engaged in the research and development of advanced materials. Mr. Moore also serves as Director of Invacare Corporation and Hawk Corporation.
      Mr. Wert has served as our Director since 1992 and has been our Vice Chairman since 2002. He is also the Chief Executive Officer and President since 2003 and Vice President from 2000 to 2002 of Clanco Management Corporation, a registered investment advisor. He served as Senior Executive Vice President and Chief Investment Officer of KeyCorp from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Mr. Wert also serves as Director of Continental Global Group, Inc., Marlin Business Services Corp. and Paragon Holdings, Inc.
Compensation of the Board of Directors
      Our parent compensates directors who are not employees of our parent or any of its subsidiaries for serving on the Board of Directors and reimburses them for expenses incurred in connection with Board of Directors meetings. During 2004, each non-employee director received as an annual retainer a grant of 2,000 restricted shares of common stock. The restricted shares were granted in accordance with the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan. The non-employee directors also received a $2,000 fee per Board meeting attended, or a $500 fee per Board meeting attended telephonically, and a $500 fee per committee meeting attended. Mr. Wert receives an annual reimbursement of $3,140 for a club membership.
Compensation Committee Interlocks and Insider Participation
      The members of our Compensation Committee during 2004 were Messrs. Hatch, Selhorst and Wert. None of our current or former officers or employees served on the Compensation Committee during 2004.

Executive Compensation
      The following table sets forth the respective amounts of compensation paid to the Chairman of the Board and Chief Executive Officer and our four other highest paid executive officers, to which we refer throughout this prospectus collectively as the named executive officers, for each of the years indicated.
Summary Compensation Table

		Annual Compensation		Long-Term Compensation

				Restricted	Securities
				Stock	Underlying	All Other
		Salary	Bonus	Award(s)	Options/SARs	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)(2)	($)(3)

Edward F. Crawford	2004	$750,000	$806,480	$—	—	$58,537
Chairman of the Board	2003	750,000	304,000	—	—	57,339
and Chief Executive Officer	2002	450,000	—	—	—	57,339
Matthew V. Crawford	2004	250,000	50,000	—	—	5,044
President and	2003	218,750	25,000	—	—	4,926
Chief Operating Officer	2002	156,250	—	—	—	4,051
Richard P. Elliott	2004	300,000	30,000	—	—	5,152
Vice President and	2003	285,417	10,000	—	—	5,052
Chief Financial Officer	2002	275,000	—	—	—	4,962
Patrick W. Fogarty	2004	220,000	30,000	28,410	—	5,062
Director of Corporate	2003	210,000	10,000	—	—	4,962
Development	2002	200,000	—	—	—	4,944
Robert D. Vilsack(4)	2004	200,000	30,000	28,410	—	5,002
Secretary and General Counsel	2003	190,000	25,000	—	25,000	4,008
	2002	19,487	—	—	—	—

(1)	Dollar amount represents the value, as of the date of grant, of restricted shares of common stock of our parent, Park-Ohio Holdings Corp., granted to each of Messrs. Fogarty and Vilsack. The number of restricted shares and the value of the restricted shares at December 31, 2004 held by each of Messrs. Fogarty and Vilsack was 3,000 and $77,430, respectively. The restricted shares vest to the extent of 33 1/3% of the subject shares after one year from the date of grant, 66 2/3% after two years from the date of grant and 100% after three years from the date of grant. Dividends are paid on restricted shares to the same extent that dividends are paid on Park-Ohio Holdings Corp. common stock.

(2)	Reflects the number of shares of common stock of Park-Ohio Holdings Corp. covered by stock options granted during the years shown. No stock appreciation rights, or SARs, were granted to the named executive officers during the years shown.

(3)	For the year ended December 31, 2004, all other compensation includes (a) contributions made by Park-Ohio Holdings Corp., under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries, in the amount of $4,100 for each named executive officer, and (b) life, accidental and long-term disability insurance premiums along with imputed insurance costs in the amount of $54,437 for Mr. E. Crawford, $944 for Mr. M. Crawford, $1,052 for Mr. Elliott, $962 for Mr. Fogarty, and $902 for Mr. Vilsack.

(4)	Mr. Vilsack was appointed Secretary and General Counsel of Park-Ohio Holdings Corp. in December 2002.

Stock Based Compensation, Including Options
      The Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan, or the 1998 plan, permits the granting of stock options (either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), stock appreciation rights, restricted shares, performance shares or stock awards. The 1998 plan is administered by the

Compensation Committee of the Board of Directors, which has authority to select officers and key employees to be participants and to determine the type and number of awards to be granted.
      The number of shares currently available for grant under the 1998 plan shall not exceed 1,650,000, subject to adjustment under certain circumstances when the number of outstanding shares changes. The option price for stock options granted under the 1998 plan is fixed by the Compensation Committee, but in no event will it be less than the fair market value of Park-Ohio Holdings Corp.’s common stock on the date of grant. The 1998 plan continues in effect until terminated by the Board of Directors.
      The Compensation Committee of Park-Ohio Holdings Corp. did not grant stock options under the 1998 plan during 2004 to the named executive officers.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and December 31, 2004 Option/ SAR Values

			Number of	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			December 31, 2004	December 31, 2004
	Shares		(#)	($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable(1)

Edward F. Crawford	—	—	300,000/0	$7,170,000/0
Matthew V. Crawford	—	—	275,000/0	$6,572,500/0
Richard P. Elliott	—	—	5,000/0	$119,500/0
Patrick W. Fogarty	13,000	$286,650	29,000/0	$693,100/0
Robert D. Vilsack	5,000	$106,600	3,333/16,667	$74,893/363,907

(1)	The “Value of Unexercised In-the-Money Options/ SARs at December 31, 2004” was calculated by determining the difference between the fair market value of the underlying common stock at December 31, 2004 (the Nasdaq closing price of the Park-Ohio Holding Corp.’s common stock on December 31, 2004 was $25.81) and the exercise price of the option. An option is “In-the-Money” when the fair market value of the underlying Park-Ohio Holdings Corp. common stock exceeds the exercise price of the option.
Indemnification
      Our code of regulations provides that we will indemnify any director or officer or any of our former directors or officers or any person who is or has served at our request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law, as the same may be in effect from time to time. Section 34 of our code of regulations further provides that the indemnification provided for therein shall not be deemed to restrict our right to indemnify employees, agents and others as permitted by the Ohio General Corporation Law. The provisions of Ohio law that relate to indemnification expressly state that the indemnification authorized by such provisions is not exclusive and is in addition to any rights provided in a company’s articles, regulations, agreements or otherwise. We also maintain directors’ and officers’ liability insurance, pursuant to which our directors and officers are insured against certain liabilities. Finally, we have entered into indemnification agreements with each of our directors and certain of our officers that, among other things, require us to indemnify them and advance expenses to them relating to indemnification suits. We believe that these provisions, policies and agreements will help us attract and retain qualified persons.
      The indemnification provisions in our code of regulations and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our shareholders. An investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, employees and agents under our certificate of incorporation or indemnification agreements we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
RELATED PARTY TRANSACTIONS
      Patrick Auletta, one of our directors appointed in 2004, is currently the President Emeritus of KeyBank National Association. During 2004, Mr. Auletta served as the President of KeyBank. KeyBank is a participant in our revolving credit facility in the amount of approximately $38 million as syndication agent and lender. KeyBank received interest income and fee income from us during 2004.
      We or General Aluminum, a wholly-owned subsidiary of ours, leases space in three buildings in Conneaut, Ohio: (1) a 91,300 square foot facility owned by a company owned by Matthew V. Crawford, our President, Chief Operating Officer and one of our directors, at a monthly rent of $30,400; (2) an additional 70,000 square foot attached facility owned by a company owned by Mr. M. Crawford (previously owned by Edward F. Crawford, our Chairman of the Board and Chief Executive Officer), at a monthly rent of $10,000; and (3) a separate 50,000 square foot facility owned by the spouse of Mr. E. Crawford, at a monthly rent of $4,000. In addition, General Aluminum leases a 125,000 square foot facility in Huntington, Indiana from a company owned by Mr. E. Crawford at a monthly rent of $9,000. In 2004, these monthly rents were $30,400, $10,000, $4,000 and $9,000, respectively. In 2003, these monthly rents were $30,400, $10,000, $4,000 and $9,000, respectively. In 2002, these monthly rents were $27,000, $9,000, $3,000 and $9,000, respectively.
      Our subsidiary, Park-Ohio Products, Inc., currently leases a 150,000 square foot facility in Cleveland, Ohio at a monthly rent of $26,423. In 2004 and 2003, the rent was $26,423 per month and in 2002, it was $26,233 per month. This facility is owned by a company whose shareholder is Mr. M. Crawford. This lease has been approved by our directors.
      We believe that the foregoing transactions were all on terms at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties.

PRINCIPAL SHAREHOLDERS
      Our parent company, Park-Ohio Holdings Corp., owns all of our outstanding capital stock. The following table sets forth certain information with respect to beneficial ownership of the common stock of our parent, Park-Ohio Holdings Corp., by: (1) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of the outstanding common stock of our parent; (2) each director or director nominee of our parent; (3) each named executive officer, individually, of our parent; and (4) all directors and executive officers of our parent as a group. Unless otherwise indicated, the information is as of February 28, 2005 and the nature of beneficial ownership consists of sole voting and investment power.

	Shares of
	Park-Ohio Holdings Corp.		Shares
	Common Stock		Acquirable Within	Percent of
Name of Beneficial Owner	Currently Owned		60 Days(1)	Class

Edward F. Crawford	2,035,417	(2)(3)	300,000	20.8%
Matthew V. Crawford	996,701	(3)(4)	275,000	11.4
James W. Wert	88,000		54,500	1.3
Lewis E. Hatch, Jr.	49,060		—	*
Richard P. Elliott	12,500		5,000	*
Kevin R. Greene	2,000		16,300	*
Patrick W. Fogarty	33,096	(5)	—	*
Ronna Romney	2,000		8,200	*
Lawrence O. Selhorst	2,000		43,750	*
Dan T. Moore, III	2,000		9,500	*
Robert D. Vilsack	3,000		6,667	*
Patrick V. Auletta	4,000		—	*
GAMCO Investors, Inc.	1,483,981	(6)	—	13.6
Directors and executive officers of Park-Ohio Holdings Corp. as a group (12 persons)	3,132,673		718,917	33.1

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at February 28, 2005 or within 60 days thereafter.

(2)	The total includes 1,875,000 shares over which Mr. E. Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. E. Crawford is President and owner of 25% of its capital stock and over which Mr. E. Crawford shares voting and investment power, 17,000 shares owned by EFC Properties, Inc. of which Mr. E. Crawford is the President and has sole voting and investment power, and 9,500 shares owned by Mr. E. Crawford’s wife as to which Mr. E. Crawford disclaims beneficial ownership. The total includes 14,316 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of February 23, 2005. The address of Mr. E. Crawford is the same as our business address.

(3)	Includes an aggregate of 97,101 shares over which Messrs. E. Crawford and M. Crawford have shared voting power and investment power, consisting of: 44,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Container Company; and 41,401 shares owned by First Francis Company, Inc. These 97,101 shares are included in the beneficial ownership amounts reported for both Mr. E. Crawford and Mr. M. Crawford. The address of Mr. M. Crawford is the same as our business address.

(4)	The total includes 899,600 shares over which Mr. M. Crawford has sole voting and investment power.

(5)	Total also includes 1,096 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of February 23, 2005.

(6)	Based on information set forth on Amendment No. 16 to Schedule 13D as filed with the SEC on January 3, 2005. Includes 1,154,542 shares held by GAMCO Investors, Inc., 317,600 shares held by Gabelli Funds, LLC, 8,500 shares held by MJG Associates Inc., and 3,339 shares held by Mr. Mario J. Gabelli, as of December 31, 2004. Gabelli Group Capital Partners, Inc. is the ultimate parent holding company for the above listed companies, and Mr. Mario J. Gabelli is the majority stockholder of Gabelli Group Capital Partners, Inc., which has its principal business office at One Corporate Center, Rye, New York 10580.

DESCRIPTION OF OTHER INDEBTEDNESS
Revolving Credit Facility
      We are a party to an amended and restated credit agreement dated November 5, 2003, as amended, which we refer to as our revolving credit facility in this prospectus, with a group of banks, under which we may borrow or issue standby letters of credit or commercial letters of credit up to $200.0 million. As of December 31, 2004, approximately $120.6 million was outstanding under our revolving credit facility, which bore interest at a weighted average of 4.38% per annum. Our revolving credit facility expires on December 31, 2010.
      The revolving credit facility currently contains a detailed borrowing base formula that provides borrowing capacity to us based on negotiated percentages of eligible accounts receivable, inventory and fixed assets. At December 31, 2004, we had approximately $53.9 million of unused borrowing capacity available under the revolving credit facility, net of outstanding letters of credit, and our borrowing base was $183.6 million. Our borrowings are secured by substantially all of our assets.
      Interest and Fees. Interest is generally payable quarterly at either of the following:

•	the administrative agent’s prime lending rate (5.25% at December 31, 2004); or

•	at our election, at LIBOR plus 0.75% to 2.25%.
      Our ability to elect LIBOR-based interest as well as the overall interest rate are dependent on our debt service coverage ratio, as defined in the revolving credit facility. A fee of 0.25% is imposed by the lenders on the unused portion of available borrowings.
      Letters of Credit. Up to $20.0 million in standby letters of credit and commercial letters of credit may be issued under our revolving credit facility. As of December 31, 2004, in addition to amounts borrowed under the revolving credit facility, there were $9.1 million of letters of credit outstanding.
      Covenants. The revolving credit facility requires us to comply with various operating covenants that restrict corporate activities, including covenants restricting our and the guarantors’ ability to:

•	incur additional indebtedness;

•	pay dividends;

•	prepay subordinated indebtedness;

•	dispose of assets;

•	create liens;

•	make capital expenditures; and

•	make investments or acquisitions.
      Our revolving credit facility also requires us and the guarantors to comply with financial covenants, including a debt service coverage ratio, which is the ratio of (a) consolidated EBITDA minus cash taxes paid, minus unfunded capital expenditures, minus cash dividends, plus cash refunds to (b) consolidated debt charges. We cannot permit the debt service coverage ratio to be less than (a) 1.10 to 1.00 for any two consecutive fiscal quarters, or (b) 1.00 to 1.00.
      Our revolving credit facility limits the amount of dividends payable by us to our parent to $750,000 per year.

      Default. Our revolving credit facility contains events of default customary for similar financings, including, but not limited to, the following:

•	nonpayment when due of any principal, interest, fee, reimbursement obligation or any other obligation owing under the revolving credit facility;

•	inaccuracies of any representation or warranty contained in the revolving credit facility;

•	the breach of any of the terms or provisions of specified covenants contained in the revolving credit facility, including the debt service coverage ratio covenant;

•	failure to pay when due any other indebtedness in an aggregate amount equal to $5.0 million;

•	any other indebtedness in an aggregate amount equal to $3.0 million is declared due and payable or is required to be repaid or repurchased (other than by regularly scheduled payment) prior to its stated maturity;

•	a default under any agreement governing other indebtedness in an outstanding principal amount of $5.0 million or more in the aggregate, the effect of which is to cause, or to permit the holder(s) or lender(s) of such indebtedness to cause, such indebtedness to become due prior to its stated maturity;

•	unsatisfied judgments;

•	events of bankruptcy and insolvency; and

•	certain adverse employee benefit liabilities.
      In addition to the events of default listed above, we are also subject to an event of default in the event of a change in control. Our revolving credit facility defines a change in control as including the failure of Edward Crawford and Matthew Crawford or certain of their related parties to collectively own at least 15% of the outstanding shares of our parent’s common stock, or if they own less than 15%, then either Edward Crawford or Matthew Crawford fails to hold the office of chairman, chief executive officer, or president of us. As of March 28, 2005, the certain permitted holders described above collectively beneficially own approximately 31% of our parent company’s outstanding common stock.
      Under the terms of the indenture governing the notes, it is an event of default if there is a default under any instrument or agreement governing our other outstanding indebtedness, including indebtedness under our revolving credit facility, if (a) that default (1) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of any grace period, or (2) results in the acceleration of such indebtedness prior to its express maturity, and (b) the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more. As of December 31, 2004, our outstanding indebtedness, other than the notes and borrowings under the revolving credit facility, consisted of $4.0 million of industrial revenue bonds, $3.1 million of foreign indebtedness and $0.6 million of other long-term indebtedness. Because the amount of our outstanding indebtedness, other than the notes and borrowings under the revolving credit facility, aggregates less than $10.0 million, the failure to comply with any covenant in the instruments or agreements governing such other indebtedness, a default under the instruments or agreements governing such other indebtedness or the acceleration of the maturity of such other indebtedness would not alone create an event of default under the terms of the indenture governing the notes. However, if such failure, default or acceleration is an event of default under our revolving credit facility that allows the lenders to accelerate the maturity of amounts outstanding under the revolving credit facility, then there would be an event of default under the terms of the indenture governing the notes.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On November 30, 2004, we sold $210.0 million in the aggregate principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of November 30, 2004. Under that agreement, we must, among other things, all our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.
      We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
      In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.
Resale of the Exchange Notes
      Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “ — Purpose and Effect of the Exchange Offer” apply to you.
      If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.
      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.
      As of the date of this prospectus, $210.0 million in principal amount at maturity of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.
      The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional special interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.
      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. For additional information, see “ — Consequences of Failure to Exchange.”
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. For additional information, see “ — Procedures for Tendering.”
      Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. For additional information, see “ — Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date is 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “ — Conditions.”
      To extend the exchange offer, we must notify the exchange agent by oral notice, promptly confirmed in writing, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.
      We reserve the right:

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.
      Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.
      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.
      When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. For additional information, see “ — Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.
      In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. To the extent that we waive the satisfaction of any condition of the exchange offer as to any particular outstanding notes, we will waive the satisfaction of that condition for all outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.
Conditions
      Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the expiration of the exchange offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.
      If we determine that any of these conditions are not satisfied before the expiration of the exchange offer, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•	extend the exchange offer and retain all outstanding notes tendered, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•	waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.
Procedures for Tendering
      To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” before the expiration of the exchange offer.
      If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.
      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.
      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.
      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.
      In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding debt, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.
      If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “ — Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes that the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “ — Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq National Market trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three Nasdaq National Market trading days after the expiration date of the exchange offer.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

      To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.
      We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.
      Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “ — Procedures for Tendering” at any time prior to the expiration date of the exchange offer.
Termination of Certain Rights
      All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use commercially reasonable efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— Resale of the Exchange Notes.”

Exchange Agent
      Wells Fargo Bank, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:
By Regular Mail or Overnight Delivery:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6th & Marquette Avenue
Minneapolis, MN 55479

In Person By Hand:

Wells Fargo Bank, N.A.
Corporate Trust
Northstar East Building – 12th Floor
608 2nd Avenue South
Minneapolis, MN 55402

By Registered or Certified Mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
P.O. Box 1517
Minneapolis, Minnesota 55480

By Facsimile (for Eligible Institutions only):	(612) 667-6282
By Telephone (to confirm receipt of facsimile):	(800) 344-5128
(612) 667-9764
Fees and Expenses
      We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.
      We estimate that our cash expenses in connection with the exchange offer will be approximately $100,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.
      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.
      If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.
Consequences of Failure to Exchange
      Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.
      Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act, and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.
Accounting Treatment
      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Park-Ohio” refer only to Park-Ohio Industries, Inc. and not to any of its subsidiaries or to Park-Ohio Holdings, Park-Ohio’s parent company.
      Park-Ohio issued the outstanding notes under, and the exchange notes will be issued under, an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee. All references in this section to “the notes” include the outstanding notes and the exchange notes, unless the context otherwise requires. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes and the Note Guarantees

The Notes
      The notes are:

•	general unsecured obligations of Park-Ohio;

•	subordinated in right of payment to all existing and future Senior Debt of Park-Ohio;

•	pari passu in right of payment with any future senior subordinated Indebtedness of Park-Ohio; and

•	unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors.

The Note Guarantees
      The notes are fully and unconditionally guaranteed by Park-Ohio’s Domestic Subsidiaries.
      Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.
      As of December 31, 2004, Park-Ohio and the Guarantors had $125.3 million principal amount of Senior Debt outstanding and an additional $53.9 million available for borrowing under Park-Ohio’s revolving credit facility, all of which would constitute Senior Debt. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.
      None of our Foreign Subsidiaries or Immaterial Subsidiaries guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated approximately 15%

of our net sales for 2004 and held approximately 14% of our consolidated assets as of December 31, 2004.
      As of the date of the indenture, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not guarantee the notes.
Principal, Maturity and Interest
      Park-Ohio will issue up to $210.0 million in aggregate principal amount of exchange notes pursuant to the exchange offer. Park-Ohio may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for all purposes of the indenture and this “Description of Notes”, all references to the notes include any additional notes actually issued. Park-Ohio will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2014.
      Interest on the notes accrues at the rate of 8 3/8% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2005. Park-Ohio will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.
      Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of notes has given wire transfer instructions to Park-Ohio, Park-Ohio will pay all principal, interest and premium, if any, and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Park-Ohio elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. Park-Ohio may change the paying agent or registrar without prior notice to the holders of the notes, and Park-Ohio or any of its Subsidiaries or Parent may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Park-Ohio is not required to transfer or exchange any note selected for redemption. Also, Park-Ohio is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees
      The notes are fully and unconditionally guaranteed by Park-Ohio’s current and future Domestic Subsidiaries (other than a Domestic Subsidiary that is an Immaterial Subsidiary). These Note Guarantees are joint and several obligations of the Guarantors. Each Note Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Park-Ohio or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Park-Ohio or a Restricted Subsidiary of Park-Ohio, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Park-Ohio or a Restricted Subsidiary of Park-Ohio, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if Park-Ohio designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”
See “— Repurchase at the Option of Holders — Asset Sales.”
Subordination
      The payment of principal, interest and premium, if any, and Liquidated Damages, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of Park-Ohio, including Senior Debt incurred after the date of the indenture.
      The holders of Senior Debt are entitled to receive payment in full in cash or any other consideration acceptable to the holders thereof of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any payment or distribution of assets to creditors of Park-Ohio or any Guarantor:

(1) in a liquidation or dissolution of Park-Ohio or any Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Park-Ohio or any Guarantor or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Park-Ohio’s or any Guarantor’s assets and liabilities.
      In addition, none of Park-Ohio nor any Guarantor may make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default on any series of Designated Senior Debt occurs and is continuing that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Park-Ohio or the holders of any Designated Senior Debt.
      Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.
      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
      If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Park-Ohio must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Park-Ohio or any Guarantor, holders of notes may recover less ratably than creditors of Park-Ohio or such Guarantor who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt or any Guarantor, holders of notes may recover less ratably than trade creditors of Park-Ohio or any Guarantor. See “Risk Factors — Your right to receive payments on the exchange notes is junior to our and our guarantors’ existing indebtedness and possibly all of our and their future borrowings. Further, your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.”
Optional Redemption
      At any time prior to November 15, 2007, Park-Ohio may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more sales of common Equity Interests (other than Disqualified Stock) of Park-Ohio or one or more contributions to Park-Ohio’s common equity capital made with the net cash proceeds of a concurrent sale of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 60% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Park-Ohio and its Subsidiaries and Parent) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 60 days of the date of the closing of such sale of Equity Interests.
      Except pursuant to the preceding paragraph, the notes will not be redeemable at Park-Ohio’s option prior to November 15, 2009.
      On or after November 15, 2009, Park-Ohio may redeem, from time to time, all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%
      Unless Park-Ohio defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
      Park-Ohio is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require Park-Ohio to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Park-Ohio will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Park-Ohio will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Park-Ohio will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Park-Ohio will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, Park-Ohio will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent (or, if Park-Ohio or any of its Restricted Subsidiaries or Parent is acting as paying agent, segregate and hold in trust) an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Park-Ohio.
      The paying agent will promptly mail or deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Park-Ohio will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Park-Ohio will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.
      The provisions described above that require Park-Ohio to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Park-Ohio repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      Park-Ohio is not required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Park-Ohio and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Asset Sales
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Park-Ohio (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or issued or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Park-Ohio or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Park-Ohio’s most recent consolidated balance sheet, of Park-Ohio or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are unconditionally assumed by the transferee of any such assets to the extent that Park-Ohio or the applicable Restricted Subsidiary is released from all liability with respect thereto;

(b) any securities, notes or other obligations received by Park-Ohio or any such Restricted Subsidiary from such transferee that are converted by Park-Ohio or such Restricted Subsidiary into cash within 90 days after receipt, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) a combination of the consideration specified in clauses (a) through (c).
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Park-Ohio (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Park-Ohio;

(3) to make a capital expenditure;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5) a combination of the repayments, acquisitions and expenditures permitted by the foregoing clauses (1) through (4).
      Pending the final application of any Net Proceeds, Park-Ohio may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within fifteen days thereof, Park-Ohio will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Park-Ohio may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      Park-Ohio will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Park-Ohio will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The agreements governing Park-Ohio’s outstanding Senior Debt currently prohibit Park-Ohio from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Park-Ohio would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Park-Ohio becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Park-Ohio is prohibited from purchasing notes, Park-Ohio could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Park-Ohio does not obtain such a consent or repay such borrowings, Park-Ohio will remain prohibited from purchasing notes. In such case, Park-Ohio’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Park-Ohio’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Park-Ohio or any of its Restricted Subsidiaries) or to the direct or indirect holders of Park-Ohio’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Park-Ohio);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Park-Ohio) any Equity Interests of Park-Ohio or any direct or indirect parent of Park-Ohio;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Park-Ohio or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Park-Ohio and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Park-Ohio and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Park-Ohio for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Park-Ohio’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the Fair Marked Value of assets other than cash) received by Park-Ohio since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Park-Ohio (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Park-Ohio that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Park-Ohio); provided that any non-cash net proceeds shall be assets of the type used or useful in a Permitted Business; plus

(c) an amount equal to the net reduction in Investments (other than Permitted Investments) made by Park-Ohio and its Restricted Subsidiaries subsequent to the date of the indenture resulting from repurchases, repayments or redemptions of such Investments, proceeds realized on the sale of any such Investment and proceeds representing the return of capital on any such Investment and dividends and distributions with respect thereto, in each case received by Park-Ohio or any of its Restricted Subsidiaries; provided, however, that, with respect to any Investment, the foregoing sum shall not exceed the amount of such Investment (excluding Permitted Investments) previously made (and treated as a Restricted Investment) by Park-Ohio or any of its Restricted Subsidiaries; plus

(d) to the extent that any Unrestricted Subsidiary of Park-Ohio designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of Park-Ohio’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(e) 50% of any dividends received by Park-Ohio or a Restricted Subsidiary of Park-Ohio that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Park-Ohio, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Park-Ohio for such period; plus

(f) $20.0 million.

      The preceding provisions will not prohibit:

(1) so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Park-Ohio) of, Equity Interests of Park-Ohio (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Park-Ohio; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Park-Ohio or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee in exchange for, or with the net cash proceeds from a substantially concurrent incurrence of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Park-Ohio to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Park-Ohio or the Parent held by any current or former officer, director or employee of Park-Ohio that directly or indirectly owns all of the outstanding capital stock of Park-Ohio or the Parent (or permitted transferees of such officers, directors or employees) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period, with unused amounts pursuant to this clause (5) being carried over to the immediately succeeding twelve-month period; provided that in no event shall such amount exceed $4.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants or other convertible securities or are surrendered in connection with satisfying any federal or state income tax withholding obligation related to any such exercise;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Park-Ohio or any Restricted Subsidiary of Park-Ohio issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) Permitted Payments to Parent;

(9) so long as no Default has occurred and is continuing or would be caused thereby, payments made with respect to extinguishment of fractional shares (whether in connection with the exercise of warrants, stock options or other securities convertible into or exchangeable for Equity Securities or otherwise), or the repurchase, redemption or other acquisition of odd-lot shares not to exceed $500,000 in the aggregate;

(10) the purchase or acquisition of Equity Interests of Park-Ohio or Parent in open-market purchases, or the payment of dividends to Parent for Parent to purchase or acquire its Equity Interests, in each case solely to provide for matching contributions of any employees of Park-Ohio, any of its Subsidiaries or the parent company of Park-Ohio, pursuant to any deferred compensation plan or other benefit plan in the ordinary course of business in an aggregate amount not to exceed $2.5 million in any calendar year; and

(11) the repurchase, redemption or other acquisition or retirement for value of preferred stock purchase rights issued in connection with any shareholder rights plan that may be adopted by Park-Ohio or Parent not to exceed $250,000.

      The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Park-Ohio or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Park-Ohio whose resolution with respect thereto will be delivered to the trustee.
     Incurrence of Indebtedness and Issuance of Preferred Stock
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Park-Ohio will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Park-Ohio may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Park-Ohio’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Park-Ohio and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Park-Ohio and its Restricted Subsidiaries thereunder) not to exceed the greater of: (a) $185.0 million or (b) the amount of the Borrowing Base as of the date of such incurrence, in each case, less the aggregate amount of all Net Proceeds of Asset Sales applied by Park-Ohio or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Park-Ohio and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Park-Ohio and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Park-Ohio or any of its Restricted Subsidiaries, provided that the aggregate principal amount of any such incurrence does not cause the aggregate principal amount of Indebtedness then outstanding under this clause (4), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), to exceed 7.5% of Park-Ohio’s Consolidated Tangible Assets as set forth on the most recent balance sheet of Park-Ohio, on a consolidated basis, determined in accordance with GAAP;

(5) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (14) of this paragraph;

(6) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Park-Ohio and any of its Restricted Subsidiaries; provided, however, that:

(a) if Park-Ohio or any Guarantor is the obligor on such Indebtedness and the payee is not Park-Ohio or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Park-Ohio, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Park-Ohio or a Restricted Subsidiary of Park-Ohio and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Park-Ohio or a Restricted Subsidiary of Park-Ohio, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Park-Ohio or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Park-Ohio’s Restricted Subsidiaries to Park-Ohio or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Park-Ohio or a Restricted Subsidiary of Park-Ohio; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Park-Ohio or a Restricted Subsidiary of Park-Ohio, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Park-Ohio or any of the Guarantors of Indebtedness of Park-Ohio or a Restricted Subsidiary of Park-Ohio that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11) the incurrence by Park-Ohio or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or in respect of netting services, overdraft protection and otherwise in connection with deposit accounts, so long as such Indebtedness is covered within five business days;

(12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (12), not to exceed $15.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

(13) Indebtedness arising from any agreement entered into by Park-Ohio or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of Park-Ohio or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all such Indebtedness incurred pursuant to this clause (13) shall at no time exceed the gross proceeds actually received by Park-Ohio and its Restricted Subsidiaries in connection with such depositions; and

(14) the incurrence by Park-Ohio or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $40.0 million.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Park-Ohio will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Park-Ohio as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Park-Ohio or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.
     No Layering of Debt
      Park-Ohio will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Park-Ohio and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.
     Liens
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.
     Limitation on Sale and Leaseback Transactions
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Park-Ohio or any Guarantor may enter into a sale and leaseback transaction if:

(1) Park-Ohio or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the

Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and Park-Ohio applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

     Dividend and Other Payment Restrictions Affecting Subsidiaries
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Park-Ohio or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Park-Ohio or any of its Restricted Subsidiaries;

(2) make loans or advances to Park-Ohio or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Park-Ohio or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture and the notes and the Note Guarantees and the exchange notes and the related Guarantees to be issued pursuant to the registration rights agreement;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Park-Ohio or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such instrument; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred and in the case of amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not more materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(5) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Park-Ohio’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) agreements governing Indebtedness of any Foreign Subsidiary incurred in compliance with the indenture; and

(12) restrictions on cash or other deposits or net worth imposed by leases or contracts with customers, in each case, entered into in the ordinary course of business.
     Merger, Consolidation or Sale of Assets
      Park-Ohio will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Park-Ohio is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Park-Ohio and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Park-Ohio is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Park-Ohio under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Park-Ohio or the Person formed by or surviving any such consolidation or merger (if other than Park-Ohio), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no less than the Fixed Charge Coverage Ratio of Park-Ohio immediately prior to such transaction.
      In addition, Park-Ohio will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Park-Ohio with an Affiliate solely for the purpose of reincorporating Park-Ohio in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Park-Ohio and its Restricted Subsidiaries.
     Transactions with Affiliates
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Park-Ohio (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Park-Ohio or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Park-Ohio or such Restricted Subsidiary with an unrelated Person; and

(2) Park-Ohio delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of Park-Ohio set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Park-Ohio; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Park-Ohio or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement, or any similar arrangement (including vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans, and stock option, stock ownership and similar plans) entered into by Park-Ohio or any of its Restricted Subsidiaries, any payment of compensation (including awards or grants in cash, securities or other payments) for the personal service of officers and employees of Park-Ohio or any of its Restricted Subsidiaries and payments of reasonable directors fees, in each case entered into or paid by Park-Ohio or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Park-Ohio and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Park-Ohio) that is an Affiliate of Park-Ohio solely because Park-Ohio owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of Park-Ohio to Affiliates of Park-Ohio;

(5) loans and advances to officers, directors or employees of Park-Ohio or any of its Restricted Subsidiaries made in the ordinary course of business; provided that such loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) Permitted Payments to Parent; and

(8) any transaction arising out of agreements existing on the date of the indenture and described in the “Related Party Transactions” section of the offering memorandum relating to the initial offering of the outstanding notes and any amendment thereto or replacement thereof that, taken as a whole, is no less favorable to Park-Ohio than the agreement as in effect on the date of the indenture.
     Additional Note Guarantees
      If Park-Ohio or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
     Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of Park-Ohio may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Park-Ohio and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Park-Ohio. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Park-Ohio may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of Park-Ohio as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Park-Ohio as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Park-Ohio will be in default of such covenant. The Board of Directors of Park-Ohio may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Park-Ohio; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Park-Ohio of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     Payments for Consent
      Park-Ohio will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Park-Ohio will prepare, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Park-Ohio were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Park-Ohio were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Park-Ohio’s consolidated financial statements by Park-Ohio’s certified independent accountants. Park-Ohio will electronically file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its or its Parent’s website within those time periods.
      If, at any time, Park-Ohio is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Park-Ohio will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Park-Ohio will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Park-Ohio’s filings for any reason, Park-Ohio will post the reports referred to in the preceding paragraphs on its or its Parent’s website within the time periods that would apply if Park-Ohio were required to file those reports with the SEC.
      In addition, Park-Ohio and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Park-Ohio or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Park-Ohio or any of its Restricted Subsidiaries for 60 days after notice to Park-Ohio by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Park-Ohio or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Park-Ohio or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Park-Ohio or any of its Restricted Subsidiaries to pay one or more final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, excluding amounts covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after the date on which the right to appeal has expired;

(7) except as permitted by the indenture, any Note Guarantee by a Guarantor that is a Significant Subsidiary of Park-Ohio is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary of Park-Ohio, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Park-Ohio or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Park-Ohio, any Restricted Subsidiary of Park-Ohio that is a Significant Subsidiary or any group of Restricted Subsidiaries of Park-Ohio that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any, or Liquidated Damages, if any.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or

Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, or Liquidated Damages, if any, on, or the principal of, the notes.
      Park-Ohio is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Park-Ohio is required to promptly deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Shareholders
      No director, officer, employee, incorporator or shareholder of Park-Ohio or any Guarantor, as such, will have any liability for any obligations of Park-Ohio or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      Park-Ohio may at any time elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) Park-Ohio’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Park-Ohio’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
      In addition, Park-Ohio may, at its option and at any time, elect to have the obligations of Park-Ohio and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a

Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. Park-Ohio may exercise Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Park-Ohio must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Park-Ohio must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Park-Ohio must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Park-Ohio has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Park-Ohio must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Park-Ohio or any Guarantor is a party or by which Park-Ohio or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Park-Ohio or any of its Subsidiaries is a party or by which Park-Ohio or any of its Subsidiaries is bound;

(6) Park-Ohio must deliver to the trustee an officers’ certificate stating that the deposit was not made by Park-Ohio with the intent of preferring the holders of notes over the other creditors of Park-Ohio with the intent of defeating, hindering, delaying or defrauding any creditors of Park-Ohio or others; and

(7) Park-Ohio must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the requirement to provide not less than 30 days notice as set forth in the third paragraph under the caption “— Optional Redemption” and provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.
      Notwithstanding the preceding, without the consent of any holder of notes, Park-Ohio, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated notes in addition to or in place of certificated notes;

(3) provide for the assumption of Park-Ohio’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Park-Ohio’s or such Guarantor’s assets, as applicable;

(4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Park-Ohio, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Park-Ohio or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Park-Ohio or any Guarantor is a party or by which Park-Ohio or any Guarantor is bound;

(3) Park-Ohio or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Park-Ohio has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, Park-Ohio must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
      If the trustee becomes a creditor of Park-Ohio or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Park-Ohio Industries, Inc., 23000 Euclid Avenue, Cleveland, Ohio 44117, Attention: General Counsel.
Book-Entry, Delivery and Form
      The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
      The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “ — Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Park-Ohio takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised Park-Ohio that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised Park-Ohio that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Park-Ohio and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Park-Ohio, the trustee nor any agent of Park-Ohio or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised Park-Ohio that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Park-Ohio. Neither Park-Ohio nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Park-Ohio and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised Park-Ohio that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Park-Ohio, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Park-Ohio that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Park-Ohio fails to appoint a successor depositary;

(2) Park-Ohio, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      Park-Ohio will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Park-Ohio will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Park-Ohio expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Park-Ohio that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such

Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Park-Ohio and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant;

(2) the issuance of Equity Interests in any of Park-Ohio’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than Park-Ohio or any of its Restricted Subsidiaries).
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among Park-Ohio and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Park-Ohio to Park-Ohio or to a Restricted Subsidiary of Park-Ohio;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “ — Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) the licensing or sublicensing of intellectual property in the ordinary course of business;

(8) the granting of Liens not prohibited by the indenture and the foreclosure thereon;

(9) any surrender or waiver of contract rights or the settlement release or surrender of contract, tort or other litigation claims in the ordinary course of business;

(10) the sale of Equity Interests of ILS Technology, LLC pursuant to the exercise of options outstanding on the date of the indenture; and

(11) the sale of Equity Interests of Feco, Inc. or an Affiliate thereof into which certain assets and liabilities of Feco, Inc. are transferred, in accordance with the letter agreement with respect thereto dated August 25, 2004.
      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Borrowing Base” means, as of any date, an amount equal to:

(1) 67.5% of the book value of the accounts receivable of Park-Ohio and its Restricted Subsidiaries on a consolidated basis, plus

(2) 55% of the book value of the inventory of Park-Ohio and its Restricted Subsidiaries on a consolidated basis outstanding at any time.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) securities issued or directly and fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, having maturities of not more than one year after the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) any “person” (as that term is used in Section 13(d) of the Exchange Act) (including a person’s (as defined above) Affiliates and associates), other than a Principal or a Related Party of a Principal, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of Park-Ohio’s common Equity Interests;

(2) any person (as defined above) (including a Person’s Affiliates and associates), other than a Principal or a Related Party of a Principal, becomes the beneficial owner of more than 33 1/3% of Park-Ohio’s Voting Stock, and the Principals or Related Parties of the Principals beneficially own, in the aggregate, a lesser percentage of Park-Ohio’s Voting Stock than such other person (as defined above) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Park-Ohio;

(3) there shall be consummated any consolidation or merger of Park-Ohio in which Park-Ohio is not the continuing or surviving corporation or pursuant to which the common Equity Interests of Park-Ohio would be converted into cash, securities or other property, other than a merger or consolidation of Park-Ohio in which the holders of the common Equity Interests of Park-Ohio outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common Equity Interests of the surviving corporation immediately after such consolidation or merger; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Park-Ohio (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Park-Ohio has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of Park-Ohio.
      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any non-cash compensation expense realized for grant of stock appreciation or similar rights, stock options or other rights to officers, directors and employees will be excluded, provided that such rights, options or other rights can be redeemed at the option of the holder only for Equity Securities of Park-Ohio (other than Disqualified Stock) or Equity Securities of Parent; and

(5) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deducting therefrom all current liabilities, all as set forth on the most recent balance sheet of Park-Ohio, on a consolidated basis, determined in accordance with GAAP.
      “Consolidated Tangible Assets” means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) after deducting therefrom (1) any item representing investments in Unrestricted Subsidiaries and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Park-Ohio, on a consolidated basis, determined in accordance with GAAP.
      “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 5, 2003, by and among Park-Ohio, the other loan parties party thereto, the lenders party thereto, Bank One, NA and Banc One Capital Markets Inc., providing for up to $185.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Facilities; and

(2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Park-Ohio as “Designated Senior Debt.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Park-Ohio to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Park-Ohio may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “ — Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Park-Ohio and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends; provided, however, the amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, further, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.
      “Domestic Subsidiary” means any Restricted Subsidiary of Park-Ohio that was formed under the laws of the United States or any state of the United States or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Existing Indebtedness” means up to $8.2 million in aggregate principal amount of Indebtedness of Park-Ohio and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving undue pressure or compulsion of either party to complete the transaction, determined in good faith by the Board of Directors of Park-Ohio (unless otherwise provided in the indenture).
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect thereto, including any related expenses and cost reductions estimated in good faith by such Person’s chief financial officer, (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) if since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary of the specified Person or any of its Restricted Subsidiaries or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of that period) has made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto (as described in clause (1) above), including any related expenses and cost reductions estimated in good faith by such Person’s chief financial officer (in accordance with Regulation S-X under the Securities Act), as if they had occurred on the first day of the four-quarter reference period for the reference period;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(6) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(7) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Park-Ohio (other than Disqualified Stock) or to Park-Ohio or a Restricted Subsidiary of Park-Ohio, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
      “Foreign Subsidiary” means any Restricted Subsidiary of Park-Ohio that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantor” means each of:

(1) Ajax Tocco Magnethermic Corporation, ATBD, Inc., Blue Falcon Travel, Inc., Columbia Nut & Bolt LLC, Control Transformer, Inc., Donegal Bay Ltd., Feco, Inc., Forging Parts & Machining Company, GAMCO Components Group LLC, Gateway Industrial Supply LLC, General Aluminum Mfg. Company, ILS Technology LLC, Integrated Logistics Holding Company,

Integrated Logistics Solutions LLC, Lallegro, Inc., Lewis & Park Screw & Bolt Company, Park Avenue Travel Ltd., Park-Ohio Forged & Machined Products LLC, Park-Ohio Products, Inc., Pharmaceutical Logistics, Inc., Pharmacy Wholesale Logistics, Inc., PMC-Colinet, Inc., PMC Industries Corp., P-O Realty LLC, POVI L.L.C., Precision Machining Connection LLC, RB&W Ltd., RB&W Manufacturing LLC, Red Bird, Inc., Southwest Steel Processing LLC, Summerspace, Inc., The Ajax Manufacturing Company, The Clancy Bing Company, Tocco, Inc., Trickeration, Inc. and WB&R Acquisition Company, Inc.; and

(2) any other Subsidiary of Park-Ohio that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $250,000 and whose total revenues for the most recent 12-month period do not exceed $250,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Park-Ohio.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
      if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Park-Ohio or any Subsidiary of Park-Ohio sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Park-Ohio such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Park-Ohio, Park-Ohio will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Park-Ohio’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “ — Certain Covenants — Restricted Payments.” The acquisition by Park-Ohio or any Subsidiary of Park-Ohio of a Person that holds an Investment in a third Person will be deemed to be an Investment by Park-Ohio or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement, dated as of November 30, 2004, by and among Park-Ohio Industries, Inc., the Guarantors (as defined therein), Lehman Brothers, Inc., JP Morgan Securities Inc., CIBC World Markets Corp. and McDonald Investments Inc.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
      “Net Proceeds” means the aggregate cash proceeds received by Park-Ohio or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment, earn-out or otherwise, but only as and when received), net of the direct costs relating to such Asset Sale, including, without limitation, legal, title, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, any distribution and other payments required to be made to minority shareholders in Restricted Subsidiaries as a result of such

Asset Sale and payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after, the date of such Asset Sale.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Park-Ohio nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Park-Ohio or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Park-Ohio or any of its Restricted Subsidiaries.
      “Note Guarantee” means the Guarantee by each Guarantor of Park-Ohio’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Parent” means Park-Ohio Holdings, Park-Ohio’s sole shareholder, or any successor entity thereto pursuant to a merger or consolidation that results in the Voting Stock of the surviving entity being held immediately after the merger or consolidation by the same holders (other than those that exercise statutory dissenters’ rights) that held the Voting Stock of Park-Ohio Holdings immediately before the merger or consolidation.
      “Park-Ohio Holdings” means Park-Ohio Holdings Corp., an Ohio corporation.
      “Permitted Business” means the business of Park-Ohio and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
      “Permitted Investments” means:

(1) any Investment in Park-Ohio or in a Restricted Subsidiary of Park-Ohio that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by Park-Ohio or any Restricted Subsidiary of Park-Ohio in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Park-Ohio and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Park-Ohio or a Restricted Subsidiary of Park-Ohio that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or the disposition of assets not constituting an Asset Sale;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Park-Ohio;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Park-Ohio or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors or employees made in the ordinary course of business of Park-Ohio or any Restricted Subsidiary of Park-Ohio in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(9) Investments in Foreign Subsidiaries of Park-Ohio solely to fund the day-to-day working capital requirements of such Foreign Subsidiaries in the ordinary course of business;

(10) Guarantees that are not prohibited by the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11) extensions of trade credit or receivables owing to Park-Ohio or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;

(12) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Park-Ohio or any Restricted Subsidiary;

(13) repurchases of the notes; and

(14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (a) $10.0 million or (b) an amount equal to 2.5% of Consolidated Net Tangible Assets.
      “Permitted Junior Securities” means:

(1) Equity Interests in Park-Ohio or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.
      “Permitted Liens” means:

(1) Liens on assets of Park-Ohio or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Park-Ohio or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Park-Ohio or any Subsidiary of Park-Ohio; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Park-Ohio or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Park-Ohio or any Subsidiary of Park-Ohio; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing industrial revenue bonds;

(14) Liens securing Hedging Obligations;

(15) judgment Liens not resulting in an Event of Default;

(16) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations with respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(18) Liens incurred in the ordinary course of business of Park-Ohio or any Subsidiary of Park-Ohio with respect to obligations that do not exceed $3.0 million at any one time outstanding.

      “Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to a holding company that, directly or indirectly, owns all of the outstanding Equity Interests of Park-Ohio, in amounts sufficient to pay:

(a) franchise taxes and other tax obligations or fees required in each case to maintain its corporate existence,

(b) costs associated with preparation of required documents for filing with the Securities and Exchange Commission and with any exchange on which such company’s securities are traded, and

(c) other operating or administrative costs of up to $1.0 million per year; and

(2) for so long as Park-Ohio is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Park-Ohio and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Park-Ohio would owe if Park-Ohio were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Park-Ohio and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Park-Ohio shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to Park-Ohio.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Park-Ohio or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Park-Ohio or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Park-Ohio or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Principals” means:

(1) Parent or other holding company formed for the sole purpose of owning, directly or indirectly, all of the outstanding Capital Stock of Park-Ohio;

(2) Edward F. Crawford, his children or other lineal descendants, probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is the beneficiary thereunder, and any other corporation, partnership or other entity, all of the shareholders, partners, members or owners of which are any of the foregoing;

(3) Matthew V. Crawford, his children or other lineal descendants, probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is the beneficiary thereunder, and any other corporation, partnership or other entity, all of the shareholders, partners, members or owners of which are any of the foregoing; or

(4) any employee stock ownership plan, or any “group” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in which employees of Park-Ohio or its subsidiaries beneficially own at least 33?% of the Capital Stock of Park-Ohio or the Parent.
      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group.
      “Senior Debt” means:

(1) all Indebtedness of Park-Ohio or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Park-Ohio or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Park-Ohio;

(2) any intercompany Indebtedness of Park-Ohio or any of its Subsidiaries to Park-Ohio or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Unrestricted Subsidiary” means any Subsidiary of Park-Ohio that is designated by the Board of Directors of Park-Ohio as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither Park-Ohio nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Park-Ohio or any of its Restricted Subsidiaries.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
      Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for U.S. federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the U.S. federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATING TO THE EXCHANGE NOTES
      The following is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of the exchange notes. It is not a complete analysis of all the potential tax considerations relating to the exchange notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the exchange notes, and we cannot assure you that the I.R.S. will agree with such statements.
      This summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and you will hold your exchange notes, as capital assets for U.S. federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	persons that will hold the exchange notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.
      If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold exchange notes, you should consult your tax advisor regarding the tax consequences of the exchange notes to you.

      This summary of material U.S. federal income tax considerations is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders
      The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the exchange notes. Certain consequences to “Non-U.S. Holders” of the exchange notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest
      Stated interest on the exchange notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Disposition of Exchange Notes
      Upon the sale, exchange, redemption or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.
      Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than twelve months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the I.R.S. that payments to you are subject to backup withholding.
      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders
      The following is a summary of the U.S. federal income tax consequences that will generally apply to you if you are a Non-U.S. Holder of exchange notes. The term “Non-U.S. Holder” means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.
      Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as such terms are defined in the Code. If you are a Non-U.S. Holder, we encourage you to consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest
      The 28% U.S. federal withholding tax (or lower applicable treaty rate) generally will not apply to any payment to you of interest on an exchange note that is not effectively connected with a U.S. trade or business provided that:

•	you do not actually or constructively (under applicable attribution rules) own 10% or more of the total combined voting power of our voting stock, within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us directly or indirectly through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a “United States person” (which certification may be made on an I.R.S. Form W-8BEN), or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, either that it has received I.R.S. Form W-8BEN from you or from another qualifying financial institution intermediary or that it is permitted to establish and has established your foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the exchange notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.
      If you cannot satisfy the requirements described above, payments of interest will be subject to the 28% U.S. federal withholding tax, unless you provide us with a properly executed (1) I.R.S. Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) I.R.S. Form W-8ECI stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, you will instead be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. Holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the exchange notes which is effectively connected with your conduct of a trade or business in the United States would be included in your earnings and profits.

Disposition of Exchange Notes
      Any gain recognized upon the sale, exchange, redemption or other taxable disposition of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 28% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
      A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty. A Non-U.S. Holder described in the second bullet point above will generally be subject to a 28% tax on the excess of all U.S. source gains over any U.S. source losses.

Information Reporting and Backup Withholding
      In general, information reporting and backup withholding may apply to certain payments of principal, premium (if any) and interest on the exchange notes to Non-U.S. Holders, as well as to the proceeds of certain sales of exchange notes made through brokers, unless the holder has made appropriate certifications as to its foreign status, or has otherwise established an exemption. The certification of foreign status described above under “— Payments of Interest” is generally effective to establish an exemption from backup withholding.
      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.
ERISA CONSIDERATIONS
      Certain requirements apply to plans that are subject to ERISA or Section 4975 of the Code (“ERISA Plans”), and to those persons who are “fiduciaries” with respect to ERISA Plans. In considering an investment of the assets of an ERISA Plan in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such ERISA Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the ERISA Plan. A fiduciary must act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The fiduciary must diversify the investments of an ERISA Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, as well as discharge its duties in accordance with the documents and instruments governing the ERISA Plan insofar as such documents and instruments are consistent with the provisions of ERISA.
      In addition, Sections 406 and 407 of ERISA and Section 4975 of the Code prohibit certain transactions that involve an ERISA Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of prohibited transactions include, but are not limited to, extensions of credit and transactions in which a fiduciary of an ERISA Plan uses its position to cause the Plan to make investments from which the fiduciary (or a party related to the fiduciary) would receive a fee or other consideration. Under Section 4975 of the Code, excise taxes are imposed on parties involved in non-exempt prohibited transactions.
      Although governmental plans (as defined in Section 3(32) of ERISA) (“Governmental Plans”) and church plans (as defined in Section 3(33) of ERISA) that have not made an election under section 410(d) of the Code (“Church Plans”) are not subject to ERISA or Section 4975 of the Code, they may be subject to other federal, state, or local laws that are similar to ERISA or the Code (“Similar Laws”). A fiduciary of a Governmental Plan or a Church Plan should make its own determination as to the requirements, if any, under a Similar Law applicable to the acquisition of the exchange notes.
      In order to ensure that the acquisition of the exchange notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code, each acquiror will be deemed to represent and covenant that it is not acquiring the exchange notes for or on behalf of, and will not transfer the exchange notes to, any benefit plan investor (as defined in 29 C.F.R. Section 2510.3-101(f)(2)), except that such an acquisition for or on behalf of a pension or welfare plan shall be permitted to the extent that (i) the issuer is not a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to such acquiror and the investment decision to purchase the exchange notes was made by a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to such acquiror other than the issuer and neither the fiduciary nor such acquiror has relied on any advice or recommendation from the issuer as a basis for the decision to purchase the exchange notes and (ii) one or more of the following statements is true and accurate:
      (a) such acquisition is made by or on behalf of a bank collective investment fund maintained by the acquiror in which, at any time while the exchange notes are held by the acquiror, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of United States Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 91-38 are satisfied;
      (b) such acquisition is made by or on behalf of an insurance company pooled separate account maintained by the acquiror in which, at any time while the exchange notes are held by the acquiror, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of PTCE 90-1 are satisfied;
      (c) such acquisition is made by or on behalf of an insurance company general account maintained by the acquiror in which, at any time while the exchange notes are held by the acquiror, the conditions of PTCE 95-60 are satisfied;
      (d) such acquisition is made on behalf of a plan by (i) an investment adviser registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders’ or partners’ equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has, as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by a state authority having supervision over insurance companies, or (iv) a savings and loan association, the accounts of which are insured by the Federal Deposit Insurance Corporation, that has made application for and been granted trust powers to manage, acquire or dispose of assets of a plan by a State or Federal authority having supervision over savings and loan associations, which savings and loan association has, as of the last day of its most recent fiscal year, equity capital or net worth in excess of $1,000,000 and, in any case, such investment adviser, bank, insurance company or savings and loan is otherwise a qualified professional asset manager, as such term is used in PTCE 84-14, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment adviser, bank, insurance company or savings and loan do not represent more than 20% of the total client assets managed by such investment adviser, bank, insurance company or savings and loan and the conditions of Section I of such exemption are otherwise satisfied;
      (e) such plan is a Governmental Plan or a Church Plan which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and is not subject to any Similar Laws that would otherwise prohibit the purchase and holding of the exchange notes;
      (f) such acquisition is made by or on behalf of an investment fund managed by an “in-house asset manager,” or the INHAM (as defined in Part IV of PTCE 96-23), Plans maintained by affiliates of the INHAM and/or the INHAM have aggregate assets in excess of $250 million, and the conditions of Part I of PTCE 96-23 are otherwise satisfied; or
      (g) such acquisition will not otherwise give rise to (i) a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable or (ii) a transaction that is prohibited under a Similar Law.
      This summary of certain ERISA considerations is not legal or tax advice. Any fiduciary considering the acquisition of exchange notes on behalf of an ERISA Plan is urged to consult with experienced legal counsel regarding the applicability of any exemption from the prohibited transaction rules and whether the exchange notes would be an appropriate investment for the ERISA Plan under the terms of the ERISA Plan, ERISA and the Code. Any fiduciary considering the acquisition of exchange notes on behalf of a governmental plan or church plan is urged to consult with experienced legal counsel regarding the requirements of any other federal, state, or local laws that are similar to ERISA or the Code that would otherwise prohibit the purchase and holding of the exchange notes.

PLAN OF DISTRIBUTION
      Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the exchange notes and the guarantees of the exchange notes offered hereby will be passed upon in certain respects by Jones Day, Cleveland, Ohio. Jones Day will rely as to certain matters under Alabama law upon the opinion of Bradley Arant Rose & White LLP, Birmingham, Alabama.
EXPERTS
      The consolidated financial statements of Park-Ohio Industries, Inc. at December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholder
Park-Ohio Industries, Inc.
      We have audited the accompanying consolidated balance sheets of Park-Ohio Industries, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park-Ohio Industries, Inc. and subsidiaries at December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.
      As discussed in Note B to the consolidated financial statements, effective June 30, 2003, the Company changed its method of accounting for inventories at certain subsidiaries. As discussed in Note C to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2005 expressed an unqualified opinion thereon.

Cleveland, Ohio
March 10, 2005

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(Dollars in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$6,407	$2,191
Accounts receivable, less allowances for doubtful accounts of $3,976 in 2004 and $3,271 in 2003	145,475	100,938
Inventories	177,294	149,075
Other current assets	20,655	16,155

Total Current Assets	349,831	268,359
Property, Plant and Equipment
Land and land improvements	6,788	6,059
Buildings	36,217	37,606
Machinery and equipment	185,489	181,045

	228,494	224,710
Less accumulated depreciation	118,613	129,434

	109,881	95,276
Other Assets
Goodwill	82,565	82,278
Net assets held for sale	1,035	2,321
Other	68,535	61,310

	$611,847	$509,544

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Trade accounts payable	$108,862	$66,153
Accrued expenses	59,745	46,384
Current portion of long-term liabilities	5,812	2,811

Total Current Liabilities	174,419	115,348
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-
9.25% Senior Subordinated Notes due 2007	-0-	199,930
Revolving credit	120,600	101,000
Other long-term debt	4,776	8,234
Other postretirement benefits and other long-term liabilities	27,570	26,671

	362,946	335,835
Shareholder’s Equity
Common stock, par value $1 a share	-0-	-0-
Additional paid-in capital	64,844	64,844
Retained earnings	11,314	(3,219)
Accumulated other comprehensive loss	(1,676)	(3,264)

	74,482	58,361

	$611,847	$509,544

See notes to consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Net sales	$808,718	$624,295	$634,455
Cost of products sold	682,658	527,586	546,857

Gross profit	126,060	96,709	87,598
Selling, general and administrative expenses	76,714	62,369	57,418
Restructuring and impairment charges	-0-	18,808	13,601

Operating income	49,346	15,532	16,579
Interest expense	31,413	26,151	27,623

Income (loss) before income taxes and cumulative effect of accounting change	17,933	(10,619)	(11,044)
Income taxes	3,400	904	897

Income (loss) before cumulative effect of accounting change	14,533	(11,523)	(11,941)
Cumulative effect of accounting change	-0-	-0-	(48,799)

Net income (loss)	$14,533	$(11,523)	$(60,740)

See notes to consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

	(Dollars in thousands)
Balance at January 1, 2002	$-0-	$64,844	$69,044	$(4,252)	$129,636
Comprehensive (loss):
Net loss			(60,740)		(60,740)
Foreign currency translation adjustment				1,711	1,711
Minimum pension liability				(5,555)	(5,555)

Comprehensive (loss)					(64,584)

Balance at December 31, 2002	-0-	64,844	8,304	(8,096)	65,052
Comprehensive (loss):
Net Loss			(11,523)		(11,523)
Foreign currency translation adjustment				3,632	3,632
Minimum pension liability				1,200	1,200

Comprehensive (loss)					(6,691)

Balance at December 31, 2003	-0-	64,844	(3,219)	(3,264)	58,361
Comprehensive income (loss):
Net income			14,533		14,533
Foreign currency translation adjustment				2,071	2,071
Minimum pension liability				(483)	(483)

Comprehensive income					16,121

Balance at December 31, 2004	$-0-	$64,844	$11,314	$(1,676)	$74,482

See notes to consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
OPERATING ACTIVITIES
Net income (loss)	$14,533	$(11,523)	$(60,740)
Adjustments to reconcile net loss to net cash provided by operations:
Cumulative effect of accounting change	-0-	-0-	48,799
Depreciation and amortization	15,385	15,479	16,265
Restructuring and impairment charges	-0-	18,641	10,399
Deferred income taxes	-0-	-0-	1,951
Changes in operating assets and liabilities excluding acquisitions of businesses:
Accounts receivable	(35,606)	539	4,652
Inventories	(26,541)	6,991	4,682
Accounts payable and accrued expenses	39,400	(12,160)	15,856
Other	(6,257)	(6,149)	(12,770)

Net cash provided by operating activities	914	11,818	29,094
INVESTING ACTIVITIES
Purchases of property, plant and equipment, net	(9,963)	(10,869)	(13,731)
Costs of acquisitions, net of cash acquired	(9,997)	-0-	(5,748)
Proceeds from the sale of business units	-0-	7,340	2,486

Net cash used by investing activities	(19,960)	(3,529)	(16,993)
FINANCING ACTIVITIES
Proceeds from bank arrangements, net	18,013	112,000	6,749
Payments on long-term debt	(199,930)	(126,898)	(12,394)
Issuance of 8.375% Senior Subordinated Notes, net of deferred financing costs	205,179	-0-	-0-

Net cash provided (used) by financing activities	23,262	(14,898)	(5,645)
Increase (decrease) in cash and cash equivalents	4,216	(6,609)	6,456
Cash and cash equivalents at beginning of year	2,191	8,800	2,344

Cash and cash equivalents at end of year	$6,407	$2,191	$8,800

Income taxes paid (refunded)	$3,370	$(1,038)	$(4,817)
Interest paid	28,891	25,213	25,880
See notes to consolidated financial statements.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
(Dollars in thousands)
NOTE A — Summary of Significant Accounting Policies
      Consolidation: The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.
      Accounting Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
      Inventories: Inventories are stated at the lower of first-in, first-out (FIFO) cost or market value (See Note B). Inventory reserves were $18,500 and $18,817 at December 31, 2004 and 2003, respectively.
      Major Classes of Inventories

	December 31,

	2004	2003

Finished goods	$121,832	$108,593
Work in process	27,959	20,744
Raw materials and supplies	27,503	19,738

	$177,294	$149,075

      Property, Plant and Equipment: Property, plant and equipment are carried at cost. Additions and associated interest costs are capitalized; expenditures for repairs and maintenance are charged to operations. Depreciation of fixed assets is computed principally by the straight-line method based on the estimated useful lives of the assets ranging from 25-60 years for buildings, and 3-16 years for machinery and equipment. The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recoverable (See Note N).
      Goodwill: As discussed in Note C, the Company adopted Statement of Financial Accounting Standards No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets,” as of January 1, 2002. Under FAS 142, goodwill is no longer amortized but is subject to impairment testing at least annually on October 1. Prior to 2002, goodwill was amortized primarily over 40 years using the straight-line method.
      Pensions and Other Postretirement Benefits: The Company and its subsidiaries have pension plans, principally noncontributory defined benefit or noncontributory defined contribution plans, covering substantially all employees. In addition, the Company has two unfunded postretirement benefit plans. For the defined benefit plans, benefits are based on the employee’s years of service. For the defined contribution plans, the costs charged to operations and the amount funded are based upon a percentage of the covered employees’ compensation.
      Income Taxes: The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
financial reporting and the tax bases of assets and liabilities and are measured using the current enacted tax rates. In determining these amounts, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, expectations of future earnings, taxable income and the extended period of time over which the postretirement benefits will be paid and accordingly records a tax valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized as required by Statement of Financial Accounting Standards No. 109 (“FAS 109”), “Accounting for Income Taxes.” (See Note H).
      Revenue Recognition: The Company recognizes revenue, other than from long-term contracts, when title is transferred to the customer, typically upon shipment. Revenue from long-term contracts (less than 7% of consolidated revenue) is accounted for under the percentage of completion method, and recognized on the basis of the percentage each contract’s cost to date bears to the total estimated contract cost. Revenue earned on contracts in process in excess of billings is classified in other current assets in the accompanying consolidated balance sheet. The Company’s revenue recognition policies are in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition.”
      Accounts Receivable: Accounts receivable are recorded at selling price which is fixed based on a purchase order or contractual arrangement. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The Company’s policy is to identify and reserve for specific collectibility concerns based on customers’ financial condition and payment history.
      Software Development Costs: Software development costs incurred subsequent to establishing technological feasibility through the general release of the software products are capitalized. Technological feasibility is demonstrated by the completion of a working model. All costs prior to the development of the working model are expensed as incurred. Capitalized costs are amortized on a straight-line basis over five years, which is the estimated useful life of the software product.
      Concentration of Credit Risk: The Company sells its products to customers in diversified industries. The Company performs ongoing credit evaluations of its customers’ financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Write-offs of accounts receivable have historically been low. As of December 31, 2004, the Company had uncollateralized receivables with six customers in the automotive and heavy-duty truck industries, each with several locations, aggregating $44,522, which represented approximately 31% of the Company’s trade accounts receivable. During 2004, sales to these customers amounted to approximately $240,787, which represented approximately 30% of the Company’s net sales.
      Shipping and Handling Costs: All shipping and handling costs are included in cost of products sold in the Consolidated Statements of Operations.
      Environmental: The Company accrues environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Costs that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.
      Foreign Currency Translation: The functional currency for all subsidiaries outside the United States is the local currency. Financial statements for these subsidiaries are translated into United

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
States dollars at year-end exchange rates as to assets and liabilities and weighted-average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded in shareholders’ equity.
      Impact of Other Recently Issued Accounting Pronouncements: In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” relating to consolidation of certain entities. First, FIN 46 will require identification of the Company’s participation in variable interest entities (“VIEs”), which are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit them to operate on a stand alone basis, or whose equity holders lack certain characteristics of a controlling financial interest. Then, for entities identified as VIEs, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE, if any, bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. FIN 46 also sets forth certain disclosures regarding interests in VIEs that are deemed significant, even if consolidation is not required. The Company’s adoption of FIN 46 had no effect on its financial position, results of operations and cash flows.
      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 149”). FAS 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS 133, “Accounting for Derivative Instruments and Hedging Activities.” FAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company’s adoption of FAS 149 had no effect on its financial position, results of operations and cash flows.
      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“FAS 150”). FAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. FAS 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003, the beginning of the first fiscal period after June 15, 2003. The Company adopted FAS 150 on June 1, 2003. The adoption of this statement had no effect on the Company’s financial position, results of operations or cash flows.
      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was enacted in the United States. The Medicare Act, among other things, expanded existing Medicare healthcare benefits to include an outpatient prescription drug benefit to Medicare eligible residents of the U.S. (“Part D”) beginning in 2006. Prescription drug coverage will be available to eligible individuals who voluntarily enroll under a Part D plan. As an alternative, employers may provide drug coverage at least “actuarially equivalent to standard coverage” and receive a tax-free federal subsidy equal to 28% of a portion of a Medicare beneficiary’s drug costs. However, if covered retirees enroll in a Part D plan, the employer would not receive the subsidy.
      The FASB has issued Staff Position (“FSP”) FAS No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” to provide guidance on accounting for effects of this healthcare benefit legislation. The FSP treats the effect of the employer subsidy on the accumulated postretirement benefit obligation

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
(“APBO”) as an actuarial gain. The effect of the subsidy would also be reflected in the estimate of service cost in measuring the cost of benefits attributable to current service. The effects of plan amendments adopted subsequent to the adoption of the Medicare Act to qualify plans as actuarially equivalent would be treated as actuarial gains if the net effect of the amendments reduces the APBO. The net effect on the APBO of any plan amendments that (a) reduce benefits under the plan and thus disqualify the benefits as actuarially equivalent and (b) eliminate the subsidy would be accounted for as prior service cost.
      The Company has completed its assessment of the provisions of the Medicare Act on its postretirement healthcare plans. The effect of the Medicare Act is a reduction to the APBO of $2,350. The effect of the Medicare Act reduced the net periodic postretirement benefit cost by $310 in 2004.
      In the fourth quarter of 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs” (“FAS 151”), an amendment of Accounting Research Bulletin No. 43, Chapter 4. The amendments made by FAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) are to be recognized as current-period charges and will require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company expects the adoption of FAS 151 to have little impact on its consolidated financial position, results of operations, or cash flows.
      The American Jobs Creation Act of 2004 (the “Jobs Act”) was signed into law in October 2004. The Jobs Act provides, among other things, for a tax deduction on qualified domestic production activities and introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The FASB issued FASB Staff Position 109-1 to provide guidance on the application of FAS 109, and FASB Staff Position 109-2 to provide accounting and disclosure guidance for the repatriation provision. The Company is reviewing the implication of the Jobs Act, recently released treasury guidance, and the FASB staff positions and does not expect the Jobs Act will have a material impact on the Company’s financial position, results of operations or cash flows.
      Reclassification: Certain amounts in the prior years’ financial statements have been reclassified to conform to the current year presentation.
NOTE B — Accounting Change
      Effective June 30, 2003, the Company changed the method of accounting for the 15% of its inventories utilizing the LIFO method to the FIFO method. The Company believes that this change is preferable for the following reasons: 1) the change conforms all of its inventories to one method of determining cost, which is the FIFO method; 2) the costs of the Company’s inventories have remained fairly level during the past several years, which has substantially negated the benefits of the LIFO method (a better matching of current costs with current revenue in periods of rising costs); 3) the impact of utilizing the LIFO method has had an insignificant impact on the Company’s consolidated net income (loss) during the past several years; and 4) the FIFO method results in the valuation of inventories at current costs on the consolidated balance sheet, which provides a more meaningful presentation for investors and financial institutions.
      As required under accounting principles generally accepted in the United States, the Company has restated the consolidated balance sheet as of December 31, 2002 to increase inventories by the recorded LIFO reserve $4,400, increase deferred tax liabilities ($1,700), and increase shareholders’

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
equity $2,700. Previously reported results of operations have not been restated because the impact of utilizing the LIFO method had an insignificant impact on the Company’s reported amounts for consolidated net income (loss).
NOTE C — Adoption of FAS 142, “Goodwill and Other Intangible Assets”
      Effective January 1, 2002, the Company adopted FAS 142, “Goodwill and Other Intangible Assets.” Under this standard, goodwill is no longer amortized, but is subject to an impairment test at least annually. The Company has selected October 1 as its annual testing date. In the year of adoption, FAS 142 also requires the Company to perform a transitional test to determine whether goodwill was impaired as of the beginning of the year. Under FAS 142, the initial step in testing for goodwill impairment is to compare the fair value of each reporting unit to its book value. To the extent the fair value of any reporting unit is less than its book value, which would indicate that potential impairment of goodwill exists, a second test is required to determine the amount of impairment.
      The Company completed the transitional impairment review of goodwill using a discounted cash flow approach to determine the fair value of each reporting unit. Based upon the results of these calculations, the Company recorded a non-cash charge for goodwill impairment which aggregated $48,799. In accordance with the provisions of FAS 142, the charge has been accounted for as a cumulative effect of a change in accounting principle, effective January 1, 2002. The Company also completed the annual impairment tests as of October 1, 2004, 2003 and 2002, and has determined that no additional impairment of goodwill existed as of those dates.
      The following table summarizes the transitional goodwill impairment charge by reporting segment as well as the carrying amount of goodwill for the years ended December 31, 2003 and December 31, 2004.

	Impairment Charge
Reporting	recorded effective	Goodwill at	Goodwill at
Segment	January 1, 2002	December 31, 2003	December 31, 2004

ILS	$32,239	$65,763	$66,050
Aluminum Products	9,700	16,515	16,515
Manufactured Products	6,860	-0-	-0-

	$48,799	$82,278	$82,565

      The increase in the goodwill in the ILS segment during 2003 and 2004 results from foreign currency fluctuations.
NOTE D — Acquisitions
      On August 23, 2004, the Company acquired substantially all of the assets of the Automotive Components Group (“Amcast Components Group”) of Amcast Industrial Corporation. The purchase price was approximately $10,000 in cash and the assumption of approximately $9,000 of operating liabilities. The acquisition was funded with borrowings under the Company’s revolving credit facility. The purchase price and the results of operations of Amcast Components Group prior to its date of acquisition were not deemed significant as defined in Regulation S-X. The results of operations for Amcast Components Group have been included since August 23, 2004.
      The tentative allocation of the purchase price has been performed based on the assignment of fair values to assets acquired and liabilities assumed. Final fair values will be determined at a later date.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      The tentative allocation of the purchase price is as follows:

Cash acquisition price	$10,000
Assets
Accounts receivable	(8,931)
Inventories	(1,677)
Property and equipment	(16,964)
Other	(115)
Liabilities
Accounts payable	4,041
Compensation accruals	5,504
Other accruals	8,142

Goodwill	$-0-

      The Company has a plan for integration activities and plant rationalization. In accordance with FASB EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” the Company recorded accruals for severance, exit and relocation costs in the purchase price allocation. A reconciliation of the beginning and ending accrual balances is as follows:

	Severance	Exit	Relocation	Total

Balance at June 30, 2004	$-0-	$-0-	$-0-	$-0-
Add: Accruals	1,916	100	265	2,281
Less: Payments	295	-0-	2	297

Balance at December 31, 2004	$1,621	$100	$263	$1,984

      On April 1, 2004, the Company acquired the remaining 66% of the common stock of Japan Ajax Magnethermic Company (“Jamco”) for cash existing on the balance sheet of Jamco at that date. No additional purchase price was paid by the Company. The purchase price and the results of operations of Jamco prior to its date of acquisition were not deemed significant as defined in Regulation S-X.
NOTE E — Other Assets
      Other assets consists of the following:

	December 31,

	2004	2003

Pension assets	$41,295	$36,186
Idle assets	6,040	6,516
Deferred financing costs	7,846	5,774
Tooling	3,570	4,222
Software development costs	3,390	3,947
Other	6,394	4,665

Totals	$68,535	$61,310

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
NOTE F — Accrued Expenses
      Accrued expenses include the following:

	December 31,

	2004	2003

Accrued salaries, wages and benefits	$14,098	$9,484
Advance billings	10,059	8,496
Warranty, project and installation accruals	5,660	6,762
Severance and exit costs	2,175	2,535
Interest payable	2,022	2,055
State and local taxes	4,553	3,809
Sundry	21,178	13,243

Totals	$59,745	$46,384

      Substantially all advance billings and warranty, project and installation accruals relate to the Company’s capital equipment businesses.
      The changes in the aggregate product warranty liability are as follows for the year ended December 31, 2004, 2003 and 2002:

	December 31,

	2004	2003	2002

Balance at beginning of year	$5,614	$6,506	$997
Claims paid during the year	(4,708)	(2,399)	(1,430)
Additional warranties issued during year	2,874	1,139	1,858
Acquired warranty liabilities	501	-0-	5,081
Other	-0-	368	-0-

Balance at end of year	$4,281	$5,614	$6,506

      The acquired warranty liability during 2004 reflects the warranty liability of Jamco, which was acquired in April 2004.
NOTE G — Financing Arrangements
      Long-term debt consists of the following:

	December 31,

	2004	2003

8.375% Senior Subordinated Notes due 2014	$210,000	$-0-
9.25% Senior Subordinated Notes due 2007	-0-	199,930
Revolving credit maturing on December 31, 2010	120,600	101,000
Industrial Development Revenue Bonds maturing in 2012 at interest rates from 2.00% to 4.15%	4,041	4,478
Other	3,666	4,817

	338,307	310,225
Less current maturities	2,931	1,061

Total	$335,376	$309,164

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      Maturities of long-term debt during each of the five years following December 31, 2004 are approximately $2,931 in 2005, $821 in 2006, $836 in 2007, $674 in 2008 and $689 in 2009.
      In November 2004, the Company issued $210,000 of 8.375% Senior Subordinated Notes due November 15, 2014 (“8.375% Notes”). The net proceeds from this debt issuance were approximately $205,178 net of underwriting and other debt offering fees. Proceeds from the 8.375% Notes were used to fund the tender and early redemption of the Company’s 9.25% Senior Subordinated Notes due 2007. The Company incurred debt extinguishment costs related primarily to premiums and other transaction costs associated with the tender and early redemption and wrote off deferred financing costs associated with the 9.25% Senior Subordinated Notes totaling $5,963.
      The Company is a party to a credit and security agreement dated November  5, 2003, as amended (“Credit Agreement”), with a group of banks, under which it may borrow or issue standby letters of credit or commercial letters of credit up to $200,000. During 2004, the Credit Agreement was amended to extend the maturity to December 31, 2010 and increase the credit line from $165,000 at December 31, 2003 to $200,000 at December 31, 2004. The amended credit agreement provides lower interest rate brackets and modified certain covenants to provide greater flexibility. The Credit Agreement currently contains a detailed borrowing base formula that provides borrowing capacity to the Company based on negotiated percentages of eligible accounts receivable, inventory and fixed assets. At December 31, 2004, the Company had approximately $53,941 of unused borrowing capacity available under the Credit Agreement. Interest is payable quarterly at either the bank’s prime lending rate (5.25% at December 31, 2004) or, at the Company’s election, at LIBOR plus .75%-2.25%. The Company’s ability to elect LIBOR-based interest as well as the overall interest rate are dependent on the Company’s Debt Service Coverage Ratio, as defined in the Credit Agreement. Up to $20,000 in standby letters of credit and commercial letters of credit may be issued under the Credit Agreement. As of December 31, 2004, in addition to amounts borrowed under the Credit Agreement, there was $9,133 outstanding primarily for standby letters of credit. A fee of .25% is imposed by the bank on the unused portion of available borrowings. The Credit Agreement expires on December 31, 2010 and borrowings are secured by substantially all of the Company’s assets.
      A foreign subsidiary of the Company had outstanding standby letters of credit of $1,485 at December 31, 2004 under its credit arrangement.
      The 8.375% Notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed on a joint and several basis, by all material domestic subsidiaries of the Company. Provisions of the indenture governing the 8.375% Notes and the Credit Agreement contain restrictions on the Company’s ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets or to merge or consolidate with an unaffiliated entity. At December 31, 2004, the Company was in compliance with all financial covenants of the Credit Agreement.
      The weighted average interest rate on all debt was 6.84% at December 31, 2004.
      The carrying value of cash and cash equivalents, accounts receivable, accounts payable, borrowings under the credit agreement and the senior subordinated notes approximate fair value at December 31, 2004 and 2003.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
NOTE H — Income Taxes
      Income taxes consisted of the following:

	Year Ended December 31,

	2004	2003	2002

Current payable (refundable):
Federal	$(426)	$-0-	$(2,210)
State	23	16	387
Foreign	3,245	888	769

	2,842	904	(1,054)
Deferred:
Federal	-0-	-0-	1,951
State	-0-	-0-	-0-
Foreign	558	-0-	-0-

	558	-0-	1,951

Income taxes	$3,400	$904	$897

      The reasons for the difference between income tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are as follows:

	Year Ended December 31,

	2004	2003	2002

Computed statutory amount	$5,984	$(3,712)	$(3,895)
Effect of state income taxes	16	11	411
Foreign rate differences	661	815	599
Valuation allowance	(3,042)	3,695	3,475
Other, net	(219)	95	307

Income taxes (benefit)	$3,400	$904	$897

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      Significant components of the Company’s net deferred tax assets and liabilities are as follows:

	December 31,

	2004	2003

Deferred tax assets:
Postretirement benefit obligation	$7,933	$7,600
Inventory	11,277	8,400
Net operating loss and tax credit carryforwards	20,384	14,300
Other—net	11,867	15,200

Total deferred tax assets	51,461	45,500
Deferred tax liabilities:
Tax over book depreciation	15,492	13,900
Pension	16,725	11,400
Deductible goodwill	1,087	-0-

Total deferred tax liabilities	33,304	25,300

	18,157	20,200
Valuation reserves	(19,231)	(20,200)

Net deferred tax liability	$(1,074)	$-0-

      At December 31, 2004, the Company has net operating loss carryforwards for income tax purposes of approximately $47,700, which will expire between 2021 and 2024. In accordance with the provisions of FAS 109, the tax benefits related to these carryforwards and other deferred tax assets have been reserved as of December 31, 2004. The Company believes, based on the weight of available evidence, it is more likely than not that all of the Company’s deferred tax assets will not be realized as required by FAS 109.
      At December 31, 2004, the Company has research and developmental credit carryforwards of approximately $1,691 which will expire between 2010 and 2023. The Company also has an alternative minimum tax credit carryforward in the amount of approximately $1,020 which has an indefinite carryforward life.
NOTE I — Legal Proceedings
      The Company is subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation will not have a material adverse effect on the Company’s financial condition, liquidity and results of operations.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
NOTE J — Pensions and Postretirement Benefits
      The following tables set forth the change in benefit obligation, plan assets, funded status and amounts recognized in the consolidated balance sheet for the defined benefit pension and postretirement benefit plans as of December 31, 2004 and 2003:

			Postretirement
	Pension		Benefits

	2004	2003	2004	2003

Change in benefit obligation
Benefit obligation at beginning of year	$53,075	$52,481	$27,366	$24,869
Service cost	291	545	136	147
Curtailment and settlement	-0-	(208)	-0-	-0-
Interest cost	3,320	3,498	1,532	1,701
Amendments	566	-0-	-0-	-0-
Actuarial losses (gains)	2,799	1,800	(637)	3,758
Benefits and expenses paid, net of contributions	(4,748)	(5,041)	(3,717)	(3,109)

Benefit obligation at end of year	$55,303	$53,075	$24,680	$27,366

Change in plan assets
Fair value of plan assets at beginning of year	$97,603	$85,401	$-0-	$-0-
Actual return on plan assets	11,093	17,243	-0-	-0-
Company contributions	-0-	-0-	3,717	3,109
Benefits and expenses paid, net of contributions	(4,748)	(5,041)	(3,717)	(3,109)

Fair value of plan assets at end of year	$103,948	$97,603	$-0-	$-0-

Funded (underfunded) status of the plan	$48,645	$44,528	$(24,680)	$(27,366)
Unrecognized net transition obligation	(439)	(487)	-0-	-0-
Unrecognized net actuarial (gain) loss	(6,929)	(7,235)	4,639	5,375
Unrecognized prior service cost (benefit)	1,210	773	(247)	(327)

Net amount recognized at year end	$42,487	$37,579	$(20,288)	$(22,318)

Amounts recognized in the consolidated balance sheets consists of:

	2004	2003

Prepaid pension cost	$41,295	$36,186
Accrued pension cost	(4,211)	(2,962)
Intangible asset	565	-0-
Accumulated other comprehensive loss	4,838	4,355

Net amount recognized at the end of year	$42,487	$37,579

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      The pension plan weighted-average asset allocation at year ended 2004 and 2003 and target allocation for 2004 are as follows:

		Plan Assets

	Target 2005	2004	2003

Asset Category
Equity securities	60-70%	66.7%	64.8%
Debt securities	20-30	20.5	26.0
Other	7-15	12.8	9.2

	100%	100%	100%

      The Company recorded a minimum pension liability of $4,838 at December 31, 2004 and $4,355 at December 31, 2003, as required by Financial Accounting Standards Board Statement No. 87. The adjustment is reflected in other comprehensive income and long-term liabilities. The adjustment relates to two of the Company’s defined benefit plans, for which the accumulated benefit obligations of $17,458 at December 31, 2004 ($16,336 at December 31, 2003), exceed the fair value of the underlying pension assets of $13,247 at December 31, 2004 ($13,374 at December 31, 2003). Amounts were as follows:

	2004	2003

Projected benefit obligation	$17,458	$16,336

Accumulated benefit obligation	$17,458	$16,336

Fair value of plan assets	$13,247	$13,374

      The following tables summarize the assumptions used by the consulting actuary and the related cost information.

				Postretirement
	Pension			Benefits

	2004	2003	2002	2004	2003	2002

Weighted-Average assumptions as of December 31
Discount rate	6.00%	6.50%	7.00%	6.00%	6.50%	7.00%
Expected return on plan assets	8.75%	8.75%	8.75%	N/A	N/A	N/A
Rate of compensation increase	N/A	2.00%	2.00%	N/A	N/A	N/A
      In determining its expected return on plan assets assumption for the year ended December 31, 2004, the Company considered historical experience, its asset allocation, expected future long-term rates of return for each major asset class, and an assumed long-term inflation rate. Based on these factors, the Company derived an expected return on plan assets for the year ended December 31, 2004 of 8.75%. This assumption was supported by an asset return generation model, which projected future asset returns using simulation and asset class correlation.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      For measurement purposes, a 10% percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5% for 2009 and remain at that level thereafter.

	Pension Benefits			Other Benefits

	2004	2003	2002	2004	2003	2002

Components of net periodic benefit cost
Service costs	$291	$545	$399	$136	$147	$204
Interest costs	3,320	3,498	3,556	1,532	1,701	1,712
Expected return on plan assets	(8,313)	(7,229)	(8,394)	-0-	-0-	-0-
Transition obligation	(49)	(49)	(49)	-0-	-0-	-0-
Amortization of prior service cost	129	257	319	(80)	(80)	(79)
Recognized net actuarial (gain) loss	(286)	361	(1,055)	99	43	11

Benefit (income) costs	$(4,908)	$(2,617)	$(5,224)	$1,687	$1,811	$1,848

      Below is a table summarizing the Company’s expected future benefit payments and the expected payments due to the Medicare subsidy over the next ten years:

	Pension	Other	Payments due to
	Benefits	Benefits	Medicare Subsidy

2005	$4,512	$2,881	$-0-
2006	4,386	2,568	288
2007	4,303	2,482	290
2008	4,254	2,413	285
2009	4,285	2,319	278
2010 to 2014	20,567	9,875	1,199
      The Company recorded $167 of non-cash pension curtailment charges in 2003 and $2,700 in 2002 related to the disposal or closure of three manufacturing facilities. These were classified as restructuring charges in each year.
      The Company has two postretirement benefit plans. Under both of these plans, health care benefits are provided on both a contributory and noncontributory basis. The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage	1-Percentage
	Point	Point
	Increase	Decrease

Effect on total of service and interest cost components in 2004	$129	$110
Effect on post retirement benefit obligation as of December 31, 2004	$1,797	$1,558
      The total contribution charged to pension expense for the Company’s defined contribution plans was $1,446 in 2004, $1,331 in 2003 and $1,273 in 2002. The Company expects to have no contributions to its defined benefit plans in 2005.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
NOTE K — Leases
      Rental expense for 2004, 2003 and 2002 was $10,588, $10,263 and $10,749, respectively. Future minimum lease commitments during each of the five years following December 31, 2004 are as follows: $9,820 in 2005, $7,632 in 2006, $5,030 in 2007, $3,993 in 2008, $3,094 in 2009 and $3,858 thereafter.
NOTE L — Industry Segments
      The Company operates through three segments: Integrated Logistics Solutions (“ILS”), Aluminum Products and Manufactured Products. ILS is a leading supply chain logistics provider of production components to large, multinational manufacturing companies, other manufacturers and distributors. In connection with the supply of such production components, ILS provides a variety of value-added, cost-effective supply chain management services. The principal customers of ILS are in the semiconductor equipment, heavy-duty truck, industrial equipment, aerospace and defense, electrical controls, HVAC, vehicle parts and accessories, appliances, and lawn and garden equipment industries. Aluminum Products manufactures cast aluminum components for automotive, agricultural equipment, heavy-duty truck and construction equipment. Aluminum Products also provides value-added services such as design and engineering, machining and assembly. Manufactured Products operates a diverse group of niche manufacturing businesses that design and manufacture a broad range of high quality products engineered for specific customer applications. The principal customers of Manufactured Products are original equipment manufacturers and end-users in the aerospace, automotive, railroad, truck and oil industries.
      The Company’s sales are made through its own sales organization, distributors and representatives. Intersegment sales are immaterial and eliminated in consolidation and are not included in the figures presented. Intersegment sales are accounted for at values based on market prices. Income allocated to segments excludes certain corporate expenses and interest expense. Identifiable assets by industry segment include assets directly identified with those operations.
      Corporate assets generally consist of cash and cash equivalents, deferred tax assets, property and equipment, and other assets.

	Year Ended December 31,

	2004	2003	2002

Net sales:
ILS	$453,223	$377,645	$398,141
Aluminum products	135,402	90,080	106,148
Manufactured products	220,093	156,570	130,166

	$808,718	$624,295	$634,455

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year Ended December 31,

	2004	2003	2002

Income (loss) before income taxes and change in accounting principle:
ILS	$29,191	$24,893	$17,467
Aluminum products	9,021	10,201	4,739
Manufactured products	18,890	(13,759)	(1,342)

	57,102	21,335	20,864
Corporate costs	(7,756)	(5,803)	(4,285)
Interest expense	(31,413)	(26,151)	(27,623)

	$17,933	$(10,619)	$(11,044)

Identifiable assets:
ILS	$297,002	$267,361	$273,442
Aluminum products	105,535	88,031	79,797
Manufactured products	163,230	121,331	151,880
General corporate	46,080	32,821	37,824

	$611,847	$509,544	$542,943

Depreciation and amortization expense:
ILS	$4,608	$4,868	$5,206
Aluminum products	5,858	5,342	6,432
Manufactured products	4,728	5,050	4,307
General corporate	191	219	320

	$15,385	$15,479	$16,265

Capital expenditures:
ILS	$3,691	$3,017	$1,603
Aluminum products	5,497	1,878	5,927
Manufactured products	720	5,867	6,201
General corporate	55	107	-0-

	$9,963	$10,869	$13,731

      The Company had sales of $95,610 in 2004 and $68,238 in 2003 to International Truck, which represented approximately 12% and 11% of consolidated net sales for each respective year. For 2002, sales to no single customer were greater than 10% of consolidated net sales.
      The Company’s approximate percentage of net sales by geographic region were as follows:

	Year Ended
	December 31,

	2004	2003	2002

United States	74%	83%	80%
Canada	9%	8%	13%
Other	17%	9%	7%

	100%	100%	100%

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      At December 31, 2004, approximately 86% of the Company’s assets are maintained in the United States.
NOTE M — Accumulated Comprehensive Loss
      The components of accumulated comprehensive loss at December 31, 2004 and 2003 are as follows:

	December 31,

	2004	2003

Foreign currency translation adjustment	$(3,162)	$(1,091)
Minimum pension liability	4,838	4,355

Total	$1,676	$3,264

NOTE N — Restructuring and Unusual Charges
      Since 2001, the Company has responded to the economic downturn by reducing costs in a variety of ways, including restructuring businesses and selling non-core manufacturing assets. These activities generated restructuring and asset impairment charges in 2001, 2002 and 2003, as the Company’s restructuring efforts continued and evolved.
      During 2001, the Company recorded restructuring and asset impairment charges aggregating $28,462, primarily related to management’s decision to exit certain under-performing product lines and to close or consolidate certain operating facilities in 2002. The Company’s actions included 1) selling or discontinuing the businesses of Castle Rubber and Ajax Manufacturing, 2) closing the Cicero Flexible Products’ manufacturing facility and discontinue certain product lines, 3) inventory write-downs and other restructuring activities at St. Louis Screw & Bolt and Tocco, 4) closing twenty ILS supply chain logistics facilities and two ILS manufacturing plants, 5) closing an Aluminum Products machining facility, and 6) write-down of certain Corporate assets to current value. The charges were composed of $11,280 for the impairment of property and equipment and other long-term assets; $10,299 of cost of goods sold, primarily to write down inventory of discontinued businesses and product lines to current market value; and $6,883 for severance (525 employees) and exit costs. Below is a summary of these charges by segment.

	Cost of
	Products	Asset	Restructuring
	Sold	Impairment	& Severance	Total

Manufactured Products	$8,599	$10,080	$2,030	$20,709
ILS	1,700	600	4,070	6,370
Aluminum Products	-0-	-0-	783	783
Corporate	-0-	600	-0-	600

	$10,299	$11,280	$6,883	$28,462

      During 2002, the Company recorded further restructuring and asset impairment charges aggregating $19,190, primarily related to management decisions to exit additional product lines and consolidate additional facilities. The Company’s planned actions included 1) selling or discontinuing the businesses of St. Louis Screw and Bolt and Green Bearing, 2) closing five additional supply chain logistics facilities and 3) closing or selling two Aluminum Products manufacturing plants (one of which was closed as of December 31, 2002). The charges were composed of $5,599 for severance (490 employees) and exit costs, $2,700 for pension curtailment costs; $5,628 of costs of goods sold,

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
primarily to write down inventory of discontinued businesses and product lines to current market value; and $5,263 for impairment of property and equipment and other long-term assets. Below is a summary of these charges by segment.

	Cost of
	Products	Asset	Restructuring	Pension
	Sold	Impairment	& Severance	Curtailment	Total

ILS	$4,500	$-0-	$2,534	$2,000	$9,034
Manufactured Products	1,089	2,142	2,628	700	6,559
Aluminum Products	-0-	3,160	437	-0-	3,597

	$5,589	$5,302	$5,599	$2,700	$19,190

      During the fourth quarter of 2003, the Company continued its multi-year efforts to position the Company for renewed, more profitable growth and recorded restructuring and asset impairment charges aggregating $19,446. The action primarily related to restructuring at the Company’s Forge Group resulting from a decision to shut down its locomotive crankshaft forging plant after entering into a long-term supply contract to purchase these forgings from a third party. The charges were composed of $990 for exit costs; $638 of cost of goods sold primarily to write down inventory of discontinued product lines to current market value; $1,767 for pension curtailment and multi-employer pension plan withdrawal costs resulting primarily from the termination of union representation at the locomotive crankshaft forging plant and another Manufactured Products manufacturing facility and the closure of an Aluminum Products manufacturing plant; and $16,051 for impairment of property and equipment and other long-term assets. Below is a summary of these charges by segment.

	Cost of
	Products	Asset	Restructuring	Pension
	Sold	Impairment	& Severance	Curtailment	Total

Manufactured Products	$638	$16,051	$990	$1,600	$19,279
Aluminum Products	-0-	-0-	-0-	167	167

	$638	$16,051	$990	$1,767	$19,446

      The accrued liability for severance and exit costs and related cash payments consisted of:

Severance and exit charges recorded in 2001	$6,883
Cash payments made in 2001	(2,731)

Balance at December 31, 2001	4,152
Severance and exit charges recorded in 2002	5,599
Cash payments made in 2002	(5,706)

Balance at December 31, 2002	4,045
Severance and exit charges recorded in 2003	990
Cash payments made in 2003	(2,500)

Balance at December 31, 2004	2,535
Severance and exit charges recorded in 2004	-0-
Cash payments made in 2004	(2,073)

Balance at December 31, 2004	$462

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
      As of December 31, 2004, all of the 525 employees identified in 2001 and all of the 490 employees identified in 2002 had been terminated. The workforce reductions under the restructuring plan consisted of hourly and salaried employees at various operating facilities due to either closure or consolidation. As of December 31, 2004, the Company had an accrued liability of $462 for future estimated employee severance and plant closing payments.
      Idle fixed assets of $6,040 were included in other assets as of December 31, 2004. These consisted primarily of property, plant and equipment of two idled aluminum casting plants, for which the Company is evaluating new products and technologies. These assets may either be reclassified to property, plant and equipment if placed in service, or sold. These assets are currently carried at fair value estimated by management considering, for real estate, the value offered by a prospective purchaser and local real-estate market input, and for machinery and equipment, the reduced prices received from the sale of similar used equipment in recent years.
      At December 31, 2004, the Company’s balance sheet reflected assets held for sale at their estimated current value of $3,027 for inventory, property, plant and equipment and other long-term assets. Net sales for the businesses that were included in net assets held for sale were $ -0- in 2004, $1,139 in 2003, and $19,159 in 2002. Operating income (loss), excluding restructuring and unusual charges for these entities were $ -0- in 2004, $(32) in 2003, and $(334) in 2002.
NOTE O — Derivatives and Hedging
      The Company recognizes all derivative financial instruments as either assets or liabilities at fair value. The Company has no derivative instruments that are classified as fair value hedges. Changes in the fair value of derivative instruments that are classified as cash flow hedges are recognized in other comprehensive income until such time as the hedged items are recognized in net income.
      During the second quarter of 2004, the Company entered into forward contracts, for the purpose of hedging exposure to changes in the value of accounts receivable in Euros against the US dollar, for a notional amount of $5,075, of which $500 was outstanding at December 31, 2004. These transactions are considered cash flow hedges and, therefore, the fair market value at December 31, 2004 of a $75 loss, has been recognized in other comprehensive income (loss). Because there is no ineffectiveness on the cash flow hedges, all changes in fair value of these derivatives are recorded in equity and not included in the current period’s income statement. The $75 of loss on the fair value of the hedges is classified in current accrued liabilities. The Company recognized $169 of foreign currency losses upon settlement of the forward contracts.
NOTE P — Supplemental Guarantor Information
      As discussed in Note G, each of the material domestic direct and indirect wholly-owned subsidiaries of the Company (the “Guarantor Subsidiaries”) has fully and unconditionally guaranteed, on a joint and several basis, to pay principal, premium and interest with respect to the 8.375% Notes. Each of the Guarantor Subsidiaries is “100% owned” as defined by Rule 3-10(h)(1) of Regulation S-X.
      The following supplemental consolidating condensed financial statements present consolidating condensed balance sheets as of December 31, 2004 and 2003, consolidating condensed statements of operations for the years ended December 31, 2004, 2003 and 2002, consolidating condensed statements of cash flows for the years ended December 31, 2004, 2003 and 2002 and reclassification and elimination entries necessary to consolidate the Parent and all of its subsidiaries. The “Parent” reflected in the accompanying supplemental guarantor information is Park-Ohio Industries.

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2004

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$(14,387)	$199	$6,851	$13,744	$6,407
Accounts receivable, net	114	117,097	30,208	(1,944)	145,475
Inventories	(81)	151,187	26,188	-0-	177,294
Other current assets	499	12,215	1,799	6,142	20,655

Total Current Assets	(13,855)	280,698	65,046	17,942	349,831
Investment in subsidiaries	341,088	-0-	-0-	(341,088)	-0-
Inter-company advances	251,357	224,918	5,145	(481,420)	-0-
Property, Plant and Equipment, net	2,266	95,494	12,121	-0-	109,881
Other Assets:
Goodwill	-0-	78,424	4,141	-0-	82,565
Net assets held for sale	-0-	1,035	-0-	-0-	1,035
Other	43,908	37,316	1,490	(14,179)	68,535

Total Other Assets	43,908	116,775	5,631	(14,179)	152,135

Total Assets	$624,764	$717,885	$87,943	$(818,745)	$611,847

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$4,347	$87,291	$16,130	$1,094	$108,862
Accrued expenses	6,291	44,529	8,925	-0-	59,745
Current portion of long-term liabilities	-0-	587	2,344	2,881	5,812

Total Current Liabilities	10,638	132,407	27,399	3,975	174,419
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	-0-	-0-	-0-	210,000
9.25% Senior Subordinated Notes due 2007	-0-	-0-	-0-	-0-	-0-
Revolving credit maturing on December 31, 2010	120,600	-0-	-0-	-0-	120,600
Other long-term debt	-0-	35,037	707	(30,968)	4,776
Other postretirement benefits and other long-term liabilities	5,315	21,875	3,261	(2,881)	27,570

Total Long-Term Liabilities	335,915	56,912	3,968	(33,849)	362,946
Inter-company advances	206,503	242,202	17,425	(466,130)	-0-
Shareholder’s Equity	71,708	286,364	39,151	(322,741)	74,482

Total Liabilities and Shareholder’s Equity	$624,764	$717,885	$87,943	$(818,745)	$611,847

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor	Reclassifications/
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$(161,437)	$881	$2,702	$160,045	$2,191
Accounts receivable, net	-0-	83,273	17,665	-0-	100,938
Inventories	-0-	127,837	21,238	-0-	149,075
Other current assets	1,524	8,707	485	5,439	16,155

Total Current Assets	(159,913)	220,698	42,090	165,484	268,359
Investment in subsidiaries	326,702	-0-	-0-	(326,702)	-0-
Inter-company advances	276,178	1,574,417	4,115	(1,854,710)	-0-
Property, Plant and Equipment, net	2,403	82,473	10,400	-0-	95,276
Other Assets:
Goodwill	-0-	78,424	3,854	-0-	82,278
Net assets held for sale	-0-	2,321	-0-	-0-	2,321
Other	24,890	36,315	3,326	(3,221)	61,310

Total Other Assets	24,890	117,060	7,180	(3,221)	145,909

Total Assets	$470,260	$1,994,648	$63,785	$(2,019,149)	$509,544

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Trade accounts payable	$2,085	$60,769	$5,011	$(1,712)	$66,153
Accrued expenses	5,933	31,578	10,223	(1,350)	46,384
Current portion of long-term liabilities	-0-	443	618	1,750	2,811

Total Current Liabilities	8,018	92,790	15,852	(1,312)	115,348
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	-0-	-0-	-0-	-0-	-0-
9.25% Senior Subordinated Notes due 2007	199,930	-0-	-0-	-0-	199,930
Revolving credit maturing on December 31, 2010	101,000	-0-	-0-	-0-	101,000
Other long-term debt	-0-	35,011	4,191	(30,968)	8,234
Other postretirement benefits and other long-term liabilities	4,598	22,519	1,304	(1,750)	26,671

Total Long-Term Liabilities	305,528	57,530	5,495	(32,718)	335,835
Inter-company advances	87,386	1,573,319	20,101	(1,680,806)	-0-
Shareholder’s Equity	69,328	271,009	22,337	(304,313)	58,361

Total Liabilities and Shareholder’s Equity	$470,260	$1,994,648	$63,785	$(2,019,149)	$509,544

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net sales	$-0-	$697,888	$123,827	$(12,997)	$808,718
Cost of sales	-0-	599,379	96,276	(12,997)	682,658

Gross profit	-0-	98,509	27,551	-0-	126,060
Operating Expenses:
Selling, general and administrative expenses	(22,748)	82,657	16,605	200	76,714

Operating Income	22,748	15,852	10,946	(200)	49,346
Interest expense	30,954	439	220	(200)	31,413

Income before income taxes	(8,206)	15,413	10,726	-0-	17,933
Income taxes	318	-0-	3,082	-0-	3,400

Net income	$(8,524)	$15,413	$7,644	$-0-	$14,533

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net sales	$-0-	$546,002	$84,298	$(6,005)	$624,295
Cost of sales	-0-	463,984	69,607	(6,005)	527,586

Gross profit	-0-	82,018	14,691	-0-	96,709
Operating Expenses:
Selling, general and administrative expenses	2,094	48,682	11,593	-0-	62,369
Restructuring and impairment charges	-0-	18,553	255	-0-	18,808

Operating Income	(2,094)	14,783	2,843	-0-	15,532
Interest expense	1,239	23,781	1,131	-0-	26,151

Income before income taxes	(3,333)	(8,998)	1,712	-0-	(10,619)
Income taxes	16	-0-	888	-0-	904

Net income	$(3,349)	$(8,998)	$824	$-0-	$(11,523)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net sales	$-0-	$561,286	$73,169	$-0-	$634,455
Cost of sales	-0-	484,953	61,904	-0-	546,857

Gross profit	-0-	76,333	11,265	-0-	87,598
Operating Expenses:
Selling, general and administrative expenses	(1,382)	48,789	10,011	-0-	57,418
Restructuring and impairment charges	3,200	10,401	-0-	-0-	13,601

Operating Income	(1,818)	17,143	1,254	-0-	16,579
Interest expense	34	26,581	1,008	-0-	27,623

Income before taxes and cumulative effect of accounting change	(1,852)	(9,438)	246	-0-	(11,044)
Income taxes (benefit)	129	(1)	769	-0-	897

Income (loss) before cumulative effect of accounting change	(1,981)	(9,437)	(523)	-0-	(11,941)
Cumulative effect of accounting change	-0-	(40,072)	(8,727)	-0-	(48,799)

Net income	$(1,981)	$(49,509)	$(9,250)	$-0-	$(60,740)

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net cash provided (used ) by operations	$(24,045)	$18,123	$6,836	$-0-	$914
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(55)	(8,979)	(929)	-0-	(9,963)
Acquisitions, net of cash acquired	-0-	(9,997)	-0-	-0-	(9,997)
Proceeds from sale of assets held for sale	-0-	-0-	-0-	-0-	-0-

Net cash provided (used ) in investing activities	(55)	(18,976)	(929)	-0-	(19,960)
Cash flows from financing activities:
Proceeds from 8.375% Senior Subordinated Notes	205,179	-0-	-0-	-0-	205,179
Payment on 9.25% Senior Subordinated Notes	(199,930)	-0-	-0-	-0-	(199,930)
Principal payments on revolving credit and long-term debt, net	19,600	171	(1,758)	-0-	18,013

Net cash provided (used ) by financing activities	24,849	171	(1,758)	-0-	23,262

Increase (decrease) in cash and cash equivalents	749	(682)	4,149	-0-	4,216
Cash and cash equivalents at beginning of year	(1,392)	881	2,702	-0-	2,191

Cash and cash equivalents at end of year	$(643)	$199	$6,851	$-0-	$6,407

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net cash provided (used) by operations	$7,459	$737	$3,622	$-0-	$11,818
Cash flows from investing activities:
Purchases of property, plant and equipment, net	(50)	(8,398)	(2,421)	-0-	(10,869)
Acquisitions, net of cash acquired	-0-	-0-	-0-	-0-	-0-
Proceeds from sale of assets held for sale	-0-	7,340	-0-	-0-	7,340

Net cash provided (used) in investing activities	(50)	(1,058)	(2,421)	-0-	(3,529)
Cash flows from financing activities:
Proceeds from bank arrangements	112,000	-0-	-0-	-0-	112,000
Repayment of old revolving credit agreement	(112,000)	-0-	-0-	-0-	(112,000)
Principal payments on revolving credit and long-term debt	(13,000)	(796)	(1,102)	-0-	(14,898)

Net cash provided (used ) by financing activities	(13,000)	(796)	(1,102)	-0-	(14,898)

Increase (decrease) in cash and cash equivalents	(5,591)	(1,117)	99	-0-	(6,609)
Cash and cash equivalents at beginning of year	4,199	1,998	2,603	-0-	8,800

Cash and cash equivalents at end of year	$(1,392)	$881	$2,702	$-0-	$2,191

PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued
PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Net cash provided (used) by operations	$16,933	$11,131	$1,030	$-0-	$29,094
Cash flows from investing activities:
Purchases of property, plant and equipment, net	-0-	(11,402)	(2,329)	-0-	(13,731)
Acquisitions, net of cash acquired	-0-	(5,748)	-0-	-0-	(5,748)
Proceeds from sale of assets held for sale	-0-	2,486	-0-	-0-	2,486

Net cash provided (used ) in investing activities	-0-	(14,664)	(2,329)	-0-	(16,993)
Cash flows from financing activities:
Proceeds from bank arrangements	-0-	5,000	1,749	-0-	6,749
Repayment of old revolving credit agreement	-0-	-0-	-0-	-0-	-0-
Principal payments on revolving credit and long-term debt, net	(12,093)	(401)	100	-0-	(12,394)

Net cash provided (used ) by financing activities	(12,093)	4,599	1,849	-0-	(5,645)

Increase (decrease) in cash and cash equivalents	4,840	1,066	550	-0-	6,456
Cash and cash equivalents at beginning of year	(641)	932	2,053	-0-	2,344

Cash and cash equivalents at end of year	$4,199	$1,998	$2,603	$-0-	$8,800

$210,000,000
PARK-OHIO INDUSTRIES, INC.
8 3/8% SENIOR SUBORDINATED NOTES DUE 2014

PROSPECTUS

                            , 2005

PART II
Item 20.     Indemnification of Directors and Officers
      Section 34 of our Regulations, as currently in effect, or Section 34, provides that we will indemnify any director or officer or any of our former directors or officers or any person who is or has served at our request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law, as the same may be in effect from time to time. Section 34 further provides that the indemnification provided for therein shall not be deemed to restrict our right to indemnify employees, agents and others as permitted by the Ohio General Corporation Law.
      Section 1701.13(E) of the Ohio General Corporation Law provides in regard to indemnification of directors and officers as follows:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.
      Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
      We have entered into indemnification agreements (“Indemnification Agreements”) with each of our directors and certain of our officers (“Indemnitees”). Pursuant to each of the Indemnification Agreements, we must indemnify the Indemnitee with respect to his activities as our director or officer and/or as a person who is serving or has served on our behalf (“Representative”) as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which we have a direct or indirect ownership interest against expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Indemnitee which is the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a “Proceeding”), to which the Indemnitee was, is or is threatened to be made a party by reason of facts which include the Indemnitee’s being or having been such a director, officer or Representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:

(a) The benefits provided by our Regulations as of the date of the indemnification agreement;

(b) The benefits provided by our Articles of Incorporation, Regulations or By-laws or their equivalent in effect at the time Expenses are incurred by the Indemnitee;

(c) The benefits allowable under Ohio law in effect as of the date of the Indemnification Agreement;

(d) The benefits allowable under the law of the jurisdiction under which we exist at the time Expenses are incurred by the Indemnitee;

(e) The benefits available under our liability insurance;

(f) The benefits which would have been available to the Indemnitee under his Executive Liability Insurance Policy; and

(g) Such other benefits as are or may be otherwise available to the Indemnitee.
      The Indemnification Agreements provide for the advancement of Expenses to the Indemnitee if the Indemnitee provides us with a written undertaking that (i) the Indemnitee has notified us of any Proceeding; (ii) the Indemnitee believes he should prevail in the Proceeding and (iii) that the Indemnitee will reimburse us for all Expenses if it is determined that the Indemnitee is not entitled to indemnification.
      We also maintain directors’ and officers’ liability insurance, pursuant to which our directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act.

Item 21.	Exhibits
      The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit
Number		Description of Exhibits

3.1		Amended and Restated Articles of Incorporation of Park-Ohio Industries, Inc. (filed as Exhibit 3.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
3.2		Code of Regulations of Park-Ohio Industries, Inc. (filed as Exhibit 3.2 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
4.1		Indenture, dated as of November 30, 2004, among Park-Ohio Industries, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Industries, Inc. on December 6, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
4.2		Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties party thereto, the lenders party thereto, Bank One, NA and Banc One Capital Markets Inc. (filed as Exhibit 4 to the Form 10-Q of Park-Ohio Holdings Corp. for the quarter ended September 30, 2003, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
4.3		First Amendment dated September 30, 2004, to the Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties thereto, the lenders party thereto, Bank One, NA and Bank One Capital Markets, Inc. (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Holdings Corp. on October 1, 2004, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
4.4		Second Amendment dated December 29, 2004, to the Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties thereto, the lenders party thereto, Bank One, NA and Bank One Capital Markets, Inc. (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Holdings Corp. on January 5, 2005, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
5.1		Opinion of Jones Day.
5	.2*	Opinion of Bradley Arant Rose & White.
10.1		Form of Indemnification Agreement entered into between Park-Ohio Industries, Inc. and each of its directors and certain officers (filed as Exhibit 10.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
10.2		Registration Rights Agreement, dated as of November 30, 2004, among Park-Ohio Industries, Inc., the Guarantors (as defined therein) and the initial purchasers that are party thereto (filed as Exhibit 10.1 to the Form 8-K of Park-Ohio Industries, Inc. on December 6, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
12.1		Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
21.1		List of Subsidiaries of Park-Ohio Industries, Inc. (filed as Exhibit 21.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Jones Day (included in Exhibit 5.1).
23	.3*	Consent of Bradley Arant Rose & White (included in Exhibit 5.2).
24	.1*	Powers of Attorney.
25	.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.
99	.1*	Letter of Transmittal.
99	.2*	Notice of Guaranteed Delivery.
99	.3*	Letter regarding Exchange Offer.
99	.4*	Letter to Depository Trust Company Participants.

* Previously filed.

Item 22.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Park-Ohio Industries, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Park-Ohio Industries, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and General Counsel
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Matthew V. Crawford	President, Chief Operating Officer and Director	May 10, 2005

* Kevin R. Greene	Director	May 10, 2005

* Ronna Romney	Director	May 10, 2005

* Lewis E. Hatch, Jr.	Director	May 10, 2005

* Lawrence O. Selhorst	Director	May 10, 2005

* Patrick V. Auletta	Director	May 10, 2005

* Dan T. Moore III	Director	May 10, 2005

Signature	Title	Date

* James W. Wert	Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Ajax Tocco Magnethermic Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Ajax Tocco Magnethermic Corporation

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Tom Illencik	President (Principal Executive Officer)	May 10, 2005

* Steven E. White	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Director	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Secretary and Director	May 10, 2005

* Edward F. Crawford	Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, ATBD, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

ATBD, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Timothy Dunagan	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Blue Falcon Travel, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Blue Falcon Travel, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Matthew V. Crawford	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Columbia Nut & Bolt LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Columbia Nut & Bolt LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Bill Laufer	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Secretary and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Control Transformer, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Control Transformer, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Tom Illencik	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Feco, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Feco, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Patrick W. Fogarty	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Forging Parts & Machining Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Forging Parts & Machining Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, GAMCO Components Group LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

GAMCO Components Group LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Matthew V. Crawford	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Gateway Industrial Supply LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Gateway Industrial Supply LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Craig Cowan	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, General Aluminum Mfg. Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

General Aluminum Mfg. Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Matthew V. Crawford	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, ILS Technology LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

ILS Technology LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Joseph Cestari	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Integrated Logistics Holding Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Integrated Logistics Holding Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Andrew A. Arena	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Integrated Logistics Solutions LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Integrated Logistics Solutions LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Andrew A. Arena	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Lallegro, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Lallegro Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Executive Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Lewis & Park Screw & Bolt Company. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Lewis & Park Screw & Bolt Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Park Avenue Travel Ltd. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Park Avenue Travel Ltd.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Dora A. Bourgault	President (Principal Executive Officer)	May 10, 2005

* Michael D. Volchko	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Manager	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Park-Ohio Forged & Machined Products LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Park-Ohio Forged & Machined Products LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Lester A. Havlik	President (Principal Executive Officer)	May 10, 2005

* Steven E. White	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Manager	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Park-Ohio Products, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Park-Ohio Products, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Craig Cowan	President (Principal Executive Officer)	May 10, 2005

* Timothy Andel	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Director	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Pharmaceutical Logistics, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Pharmaceutical Logistics, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Pharmacy Wholesale Logistics, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Pharmacy Wholesale Logistics, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President, Chairman of the Board and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, PMC-Colinet, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

PMC-Colinet, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Dwight G. Perry	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

* Matthew V. Crawford	Director	May 10, 2005

* Olivier Michel	Vice President and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, PMC Industries Corp. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

PMC Industries Corp.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Dwight G. Perry	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

* Matthew V. Crawford	Director	May 10, 2005

* Olivier Michel	Vice President and Director	May 9, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, P-O Realty LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

P-O Realty LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President, Chairman of the Board and Manager (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, POVI L.L.C. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

POVI L.L.C.

By: Park-Ohio Industries, Inc., its sole member

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Secretary and General Counsel
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Matthew V. Crawford	President, Chief Operating Officer and Director	May 10, 2005

* Kevin R. Greene	Director	May 10, 2005

* Ronna Romney	Director	May 10, 2005

* Lewis E. Hatch, Jr.	Director	May 10, 2005

* Lawrence O. Selhorst	Director	May 10, 2005

* Patrick V. Auletta	Director	May 10, 2005

* Dan T. Moore III	Director	May 10, 2005

Signature	Title	Date

* James W. Wert	Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Precision Machining Connection LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Precision Machining Connection LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Dwight G. Perry	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, RB&W Ltd. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

RB&W Ltd.

By: RB&W Manufacturing LLC, its sole member

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Craig Cowan	President (Principal Executive Officer)	May 10, 2005

* Patrick W. Fogarty	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, RB&W Manufacturing LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

RB&W Manufacturing LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Craig Cowan	President (Principal Executive Officer)	May 10, 2005

* Patrick W. Fogarty	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Red Bird, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Red Bird, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Southwest Steel Processing LLC has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Southwest Steel Processing LLC

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Manager
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Timothy Dunagan	President and Manager (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Manager	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and managers above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Summerspace, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Summerspace, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Matthew V. Crawford	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, The Ajax Manufacturing Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

The Ajax Manufacturing Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Timothy Dunagan	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, The Clancy Bing Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

The Clancy Bing Company

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Craig Cowan	President (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, Tocco, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

Tocco, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Patrick W. Fogarty	President (Principal Executive Officer)	May 10, 2005

* Charles Faulkner Herb, Jr.	Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

* Richard P. Elliott	Vice President and Director	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

* Edward F. Crawford	Chairman of the Board and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

      Pursuant to the requirements of the Securities Act of 1933, WB&R Acquisition Company, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 10, 2005.

WB&R Acquisition Company, Inc.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Vice President, Secretary and Director
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Edward F. Crawford	President and Director (Principal Executive Officer)	May 10, 2005

* Richard P. Elliott	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 10, 2005

/s/ Robert D. Vilsack Robert D. Vilsack	Vice President, Secretary and Director	May 10, 2005

*	The undersigned, pursuant to a power of attorney, executed by each of the officers and directors above and previously filed with the SEC, by signing his name hereto, does hereby sign and deliver this Amendment No. 1 to the Registration Statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Robert D. Vilsack

Name: Robert D. Vilsack
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

3.1		Amended and Restated Articles of Incorporation of Park-Ohio Industries, Inc. (filed as Exhibit 3.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
3.2		Code of Regulations of Park-Ohio Industries, Inc. (filed as Exhibit 3.2 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
4.1		Indenture, dated as of November 30, 2004, among Park-Ohio Industries, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, N.A., as trustee (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Industries, Inc. on December 6, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
4.2		Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties party thereto, the lenders party thereto, Bank One, NA and Banc One Capital Markets Inc. (filed as Exhibit 4 to the Form 10-Q of Park-Ohio Holdings Corp. for the quarter ended September 30, 2003, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
4.3		First Amendment dated September 30, 2004, to the Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties thereto, the lenders party thereto, Bank One, NA and Bank One Capital Markets, Inc. (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Holdings Corp. on October 1, 2004, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
4.4		Second Amendment dated December 29, 2004, to the Amended and Restated Credit Agreement, dated November 5, 2003, among Park-Ohio Industries, Inc., the other loan parties thereto, the lenders party thereto, Bank One, NA and Bank One Capital Markets, Inc. (filed as Exhibit 4.1 to the Form 8-K of Park-Ohio Holdings Corp. on January 5, 2005, SEC File No. 000-03134, and incorporated by reference and made a part hereof).
5.1		Opinion of Jones Day.
5	.2*	Opinion of Bradley Arant Rose & White.
10.1		Form of Indemnification Agreement entered into between Park-Ohio Industries, Inc. and each of its directors and certain officers (filed as Exhibit 10.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 1998, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
10.2		Registration Rights Agreement, dated as of November 30, 2004, among Park-Ohio Industries, Inc., the Guarantors (as defined therein) and the initial purchasers that are party thereto (filed as Exhibit 10.1 to the Form 8-K of Park-Ohio Industries, Inc. on December 6, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
12.1		Ratio of Earnings to Fixed Charges (filed as Exhibit 12.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
21.1		List of Subsidiaries of Park-Ohio Industries, Inc. (filed as Exhibit 21.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December 31, 2004, SEC File No. 333-43005, and incorporated by reference and made a part hereof).
23.1		Consent of Ernst & Young LLP.
23.2		Consent of Jones Day (included in Exhibit 5.1).
23	.3*	Consent of Bradley Arant Rose & White (included in Exhibit 5.2).
24	.1*	Powers of Attorney.
25	.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

Exhibit
Number		Description of Exhibits

99	.1*	Letter of Transmittal.
99	.2*	Notice of Guaranteed Delivery.
99	.3*	Letter regarding Exchange Offer.
99	.4*	Letter to Depository Trust Company Participants.

* Previously filed.